Exhibit 4.1

MORTGAGE, SECURITY AGREEMENT
AND FIXTURE FILING

BY

SHORT HILLS ASSOCIATES, L.L.C.,
a Delaware limited liability company
200 East Long Lake Rofoad, Ste. 300
Bloomfield Hills, Michigan 48304,
as Mortgagor

TO

METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation,
10 Park Avenue
PO Box 1902
Morristown, New Jersey 07962,

NEW YORK LIFE INSURANCE COMPANY
51 Madison Avenue,
New York, NY 10010-1603

and

PACIFIC LIFE INSURANCE COMPANY
700 Newport Center Drive
Newport Beach, CA 92660,
collectively, as Mortgagee

Dated September 15, 2015

Location:    The Mall at Short Hills
Section:
Block:    5303
Lots:    1
County:    Essex County
State:    New Jersey
________________________________________

Prepared by Peter J. Mignone, Esq.

RECORD AND RETURN TO:

Hunton & Williams LLP
200 Park Avenue
New York, New York 10166
Attention: Peter J. Mignone, Esq.

TABLE OF CONTENTS

		Page

ARTICLE I

GRANT OF SECURITY

Section 1.01	REAL PROPERTY GRANT	15
Section 1.02	PERSONAL PROPERTY GRANT	16
Section 1.03	SATISFACTION AND RELEASE	18

ARTICLE II

MORTGAGOR REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.01	MORTGAGOR REPRESENTATIONS AND WARRANTIES	18
Section 2.02	PERFORMANCE BY MORTGAGOR	26
Section 2.03	WARRANTY OF TITLE	26
Section 2.04	TAXES, LIENS AND OTHER CHARGES	26
Section 2.05	ESCROW DEPOSITS	27
Section 2.06	CARE AND USE OF THE PROPERTY	28
Section 2.07	COLLATERAL SECURITY INSTRUMENTS	30
Section 2.08	SUITS AND OTHER ACTS TO PROTECT THE PROPERTY	30
Section 2.09	LIENS AND ENCUMBRANCES	31
Section 2.10	SINGLE PURPOSE ENTITY	31
Section 2.11	CASH MANAGEMENT; LOCKBOX ACCOUNT	38
Section 2.12	QUALIFIED MANAGER	40
Section 2.13	SURVIVAL OF REPRESENTATIONS	41

ARTICLE III

INSURANCE

Section 3.01	REQUIRED INSURANCE AND TERMS OF INSURANCE POLICIES	42
Section 3.02	ADJUSTMENT OF CLAIMS	42
Section 3.03	ASSIGNMENT TO MORTGAGEE	48

ARTICLE IV

BOOKS, RECORDS AND ACCOUNTS

Section 4.01	BOOKS AND RECORDS	48
Section 4.02	ADDITIONAL MATTERS	49

ARTICLE V

LEASES AND OTHER AGREEMENTS AFFECTING THE PROPERTY

Section 5.01	MORTGAGOR’S ADDITIONAL REPRESENTATIONS AND WARRANTIES	50
Section 5.02	ASSIGNMENT OF LEASES	51
Section 5.03	PERFORMANCE OF OBLIGATIONS	51
Section 5.04	SUBORDINATE LEASES AND NON-DISTURBANCE AGREEMENTS	51
Section 5.05	LEASING COMMISSIONS	52

ARTICLE VI

ENVIRONMENTAL HAZARDS

Section 6.01	REPRESENTATIONS AND WARRANTIES	52
Section 6.02	REMEDIAL WORK	53
Section 6.03	ENVIRONMENTAL SITE ASSESSMENT	53
Section 6.04	UNSECURED OBLIGATIONS	53
Section 6.05	HAZARDOUS MATERIALS	54
Section 6.06	REQUIREMENTS OF ENVIRONMENTAL LAWS	55

ARTICLE VII

CASUALTY, CONDEMNATION AND RESTORATION

Section 7.01	MORTGAGOR’S REPRESENTATIONS	55
Section 7.02	CASUALTY	55
Section 7.03	CONDEMNATION	55
Section 7.04	REQUIREMENTS FOR RESTORATION	56

ARTICLE VIII

ADDITIONAL REPRESENTATIONS OF MORTGAGOR

Section 8.01	INTENTIONALLY OMITTED	60
Section 8.02	NON-RELATIONSHIP; OFAC; FIRPTA	60
Section 8.03	NO ADVERSE CHANGE	61

ARTICLE IX

EXCULPATION AND LIABILITY

Section 9.01	LIABILITY OF MORTGAGOR	61

ARTICLE X

CHANGE IN OWNERSHIP, CONVEYANCE OF PROPERTY

Section 14.06	CAPTIONS	77
Section 14.07	TIME OF THE ESSENCE	77
Section 14.08	NO MERGER	78
Section 14.09	NO MODIFICATIONS	78
Section 14.10	ENTIRE AGREEMENT	78
Section 14.11	COUNTERPARTS	78
Section 14.12	NO THIRD PARTY BENEFICIARIES	78

ARTICLE XV

SPECIAL NEW JERSEY PROVISIONS

Section 15.01	TAXABLE REIT SUBSIDIARY	81
Section 15.02	TRS DOCUMENTS	82
Section 15.03	INCONSISTENCIES	78
Section 15.04	WARRANTY OF TITLE	78
Section 15.05	NEW JERSEY SPILL ACT AND ISRA	78
Section 15.06	COPY OF MORTGAGE	81
Section 15.07	REAL PROPERTY GRANT	81
Section 15.08	NO CREDIT FOR TAXES PAID	81

EXHIBITS
EXHIBIT “A”:    Property Description
EXHIBIT “B”:    Leasing Guidelines
EXHIBIT “C”:    Schematic Diagram of Organizational Structure
EXHIBIT “D”:    Intentionally Omitted
EXHIBIT “E”:    Form of Tenant Direction Letter
EXHIBIT “F”:        Form of Termination Letter

MORTGAGE, SECURITY AGREEMENT AND FIXTURE FILING
DEFINED TERMS

Execution Date: As of September 15, 2015
Note:Collectively, Note A-1, Note A-2 and Note A-3.
Note A-1:  Promissory Note in the principal sum of $333,333,334.00 dated the Execution Date made by Mortgagor to Metropolitan Life Insurance Company, together with all further extensions, renewals, amendments, modifications, replacements, substitutions and restatements hereof.
Note A-2:  Promissory Note A-2 in the principal sum of $333,333,333.00 dated the Execution Date made by Mortgagor to New York Life Insurance Company, together with all further extensions, renewals, amendments, modifications, replacements, substitutions and restatements hereof.
Note A-3:  Promissory Note A-3 in the principal sum of $333,333,333.00 dated the Execution Date made by Mortgagor to Pacific Life Insurance Company, together with all further extensions, renewals, amendments, modifications, replacements, substitutions and restatements hereof.

Mortgagee & Address: Metropolitan Life Insurance Company,
a New York corporation
10 Park Avenue
PO Box 1902
Morristown, New Jersey 07962
Attention: Senior Managing Director,
Real Estate Investments

                    and: Real Estate Investments - Law Department
Metropolitan Life Insurance Company
10 Park Avenue
PO Box 1902
Morristown, New Jersey 07962
Attention: Associate General Counsel,
                      Real Estate Investments

New York Life Insurance Company
c/o New York Life Real Estate Investors
51 Madison Avenue
New York, NY 10010-1603
Attention: Senior Director - Loan Administration Division
Loan No. 374-0657

New York Life Insurance Company
Office of the General Counsel
51 Madison Avenue,
New York, NY 10010-1603
Attention: Managing Director - Real Estate Section

Pacific Life Insurance Company
700 Newport Center Drive
Newport Beach, CA 92660
Attention: Vice President - Portfolio Management
Loan No.: 215210101

                    and: email: REDocumentManagement@pacificlife.com email.

Mortgagor & Address: Short Hills Associates, L.L.C.,
a Delaware limited liability company
c/o The Taubman Company LLC
200 East Long Lake Road, Ste. 300
Bloomfield Hills, Michigan 48304
Attention: Treasurer

Liable Party & Address: The Taubman Realty Group Limited Partnership,
a Delaware limited partnership
c/o The Taubman Company LLC
200 East Long Lake Road, Ste. 300
Bloomfield Hills, Michigan 48304
Attention: Treasurer

County and State in which the Property is located: Essex County, State of New Jersey.
Use: Regional shopping center and appurtenant uses
Address for Insurance Notification:

Metropolitan Life Insurance Company
its affiliates and/or successors and assigns
One Madison Avenue
New York, New York 10010‑3690
Attn: Risk Management Unit, Area: 3 D/E

Accounts: The Lockbox Account, the Tax and Insurance Account, and the Payment Reserve Account.
Actions: As defined in Section 2.08(a) hereof.
Additional Non‑Consolidation Opinion: Any subsequent non‑consolidation opinion delivered in connection with the Loan Documents, the Guaranty, or the Unsecured Indemnity after the Execution Date.
Affiliate: As to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For the purposes of this definition, “control” when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct the management and policies of the business and affairs of such Person in question by reason of the ownership of beneficial interests, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
Agent: Comerica Bank, a Texas banking association, having an address at 3551 Hamlin Rd., Floor 4E, MC-2390, Auburn Hills, Michigan 48236, together with its successors and permitted assigns.
Application: As defined in Section 8.03(a) hereof.
Assignment of Leases: That certain first priority Assignment of Leases and Rents, dated as of the Execution Date, from Mortgagor, as assignor, to Mortgagee, as assignee, assigning to Mortgagee all of Mortgagor’s interest in and to the Leases and Rents as security for the Loan, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.
Award: Any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

Big Four: Any of the following accounting firms: (a) Deloitte, Touche Tohmatsu LLP, (b) Ernst & Young LLP, (c) KPMG LLP and (d) PricewaterhouseCoopers LLP.
Borrower Account: As defined in Section 2.11(i) hereof.
Business Day: Any day of the week other than a Saturday, Sunday or a day on which national banks are closed in Detroit, Michigan and/or Morristown, New Jersey and/or New York, New York.
Casualty: As defined in Section 7.01 hereof.
Casualty Consultant: As defined in Section 7.04(b)(iii) hereof.
Casualty Retainage: An amount equal to the greater of (i) ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the related Restoration has been completed, or (ii) the amount actually held back by Mortgagor from contractors, subcontractors, and materialmen engaged in the Restoration.
Code: The Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
Condemnation: A temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
Condemnation Proceeds: As defined in Section 7.04(b) hereof.
Coverage Date: The date on which the Debt Yield for the Property falls below 6.75% based on the trailing twelve-month net operating income.
Debt: The outstanding principal amount set forth in, and evidenced by, this Mortgage and the Note, together with all interest accrued and unpaid thereon and all other sums (including the Prepayment Fee, if any) due to Mortgagee in respect of the Loan under the Note, this Mortgage or any other Loan Document.
Debt Service: With respect to any particular period of time, scheduled interest payments under the Note.
Debt Yield:  The (x) net operating income of the Property (before interest, income taxes, depreciation and amortization) for the trailing twelve-month period immediately preceding the calculation as reflected in Mortgagor’s financial statements delivered to Mortgagee in accordance with the Mortgage, divided by (y) the then-outstanding aggregate principal balance of the Loan.
Default: The occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
Eligible Institution: A depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s, and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “A-” by Fitch and S&P and “A3” by Moody’s, or such other institution with respect to which the Rating Agencies shall have confirmed in writing that the then current rating assigned in any Securitization will not be qualified, downgraded or withdrawn by reason thereof.

Environmental Laws: As defined in the Unsecured Indemnity Agreement.
Environmental Report: The Phase I Environmental Site Assessment prepared by Cardno ATC dated May 8, 2015 (Cardno ATC Project No. 301MET0024), and delivered in connection with the closing of the Loan on the Execution Date.
ERISA: Employee Retirement Income Security Act of 1974, as amended.
ERISA Affiliate: At any time, each trade or business (whether or not incorporated) that would, at the time, be treated together with Mortgagor as a single employer under Section 414 of the Code or Section 4001 of ERISA.
Escrow Waivers: As defined in Section 2.05(b) hereof.
Existing Leases: As defined in Section 5.01(a) hereof.
Event of Default: As defined in Section 11.01 hereof.
Fiscal Year: Each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.
Fitch: Fitch Inc., and its successors.
GAAP: As defined in Section 4.01 hereof.
Governmental Authority: Any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
Gross Rent Percentage: (1) in the event that the Net Proceeds are Insurance Proceeds, a percentage amount equal to seventy‑five percent (75%) and (2) in the event the Net Proceeds are Condemnation Proceeds, a percentage amount equal to seventy‑five percent (75%).
Guaranties: As defined in Section 5.01(a) hereof.
Guaranty: Guaranty Agreement dated as of the Execution Date by and between Liable Party and Mortgagee, together with all further amendments, modifications, replacements, substitutions and restatements thereof. The Guaranty is not a Loan Document. Any subsequent guarantor which relieves TRG of its liabilities under the Guaranty in accordance with the terms hereof shall also be deemed a “Liable Party”.
Hazardous Materials: As defined in Section 6.05 hereof.
Impositions: As defined in Section 2.04(a) hereof.
Improvements: As defined in Section 1.01(b) hereof.
Indebtedness: Of a Person, at a particular date, means the sum (without duplication) at such date of (a) indebtedness or liability of such Person for borrowed money; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations) and for equipment or other property leased; (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any lien or encumbrance of the type of the Liens and Encumbrances, whether or not the obligations have been assumed.

Independent Director: As defined in Section 2.10(j) hereof.
Independent Manager: As defined in Section 2.10(j) hereof.
Insurance Proceeds: As defined in Section 7.04(b) hereof.
Investor: As defined in Section 12.01(a) hereof.
ISRA: As defined in Section 15.03(D) hereof.
Kiosk Account: As defined in Section 2.11(i) hereof.
Land: As defined in Section 1.01(a) hereof.
Lease: Any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into in connection with such lease, sublease, sub-sublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto; provided, however, for purposes hereof the term “Lease” shall not include any License Agreement.
Letter of Credit: An irrevocable, unconditional, transferable, clean sight draft letter of credit having an initial term of not less than one (1) year, in favor of Mortgagee and entitling Mortgagee to draw thereon in New York, New York, based solely on a statement that Mortgagee has the right to draw thereon executed by an officer or authorized signatory of Mortgagee. Notwithstanding the foregoing, the letter of credit may provide for draws in other locations in the United States provided that draws may be made by a courier or overnight delivery of applicable documents. A Letter of Credit must be issued by an Eligible Institution. If at any time (a) the institution issuing any such Letter of Credit shall cease to be an Eligible Institution or (b) if the Letter of Credit is due to expire prior to the termination of the event or events which gave rise to the requirement that Mortgagor deliver the Letter of Credit to Mortgagee, Mortgagee shall have the right to draw down the same in full or in part and deposit the proceeds thereof into the Lockbox Account to be held and applied in accordance with the provisions of this Mortgage, unless Mortgagor shall deliver a replacement Letter of Credit from an Eligible Institution within (i) as to clause (a) above, twenty (20) days after Mortgagee delivers written notice to Mortgagor that the institution issuing the Letter of Credit has ceased to be an Eligible Institution or (ii) as to clause (b) above, within twenty (20) days prior to the expiration date of said Letter of Credit. Any Letter of Credit must be obtained by a Person, on behalf of Mortgagor, other than the SPE Entity, and neither Mortgagor nor the SPE Entity shall have or be permitted to have any liability or other obligations under any reimbursement agreement with respect to any Letter of Credit or otherwise in connection with reimbursement to the issuer of Letter of Credit for draws on such Letter of Credit.
Licenses: As defined in Section 2.01(v) hereof.
License Agreement: Any license or occupancy agreement granted by Mortgagor to an operator of a cart, kiosk or similar merchandising or sponsorship facilities located in the common areas of the Property or a tenant of in‑line space for a term of one (1) year or less.
Lien: Any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

Liens and Encumbrances: As defined in Section 2.09.
Loan: As defined in the Recitals hereof.
Loan Documents: Collectively, the Note, this Mortgage, the Assignment of Leases, the Subordination of Management Agreement, the Lockbox Agreement, the Terrorism Insurance Agreement, and any other documents related to the Note and/or Mortgage and all further renewals, amendments, modifications, restatements and extensions of these documents, provided that the Guaranty and the Unsecured Indemnity Agreement are not Loan Documents.
Lockbox Account: As defined in Section 2.11(a) hereof.
Lockbox Agreement: Blocked Deposit Account Control Agreement dated as of the Execution Date and executed by Mortgagor, Mortgagee and Agent, together with all amendments, modifications, replacements, substitutions and restatements thereof.
Lockbox Event: The earlier of (i) the occurrence of an Event of Default or (ii) the Coverage Date.
Lockbox Termination Event: If the Lockbox Event is the occurrence of a Coverage Date, the first business day after the Property has maintained a Debt Yield of at least 6.75% for a period of six (6) consecutive calendar months following the occurrence of such Lockbox Event, provided no Event of Default shall have occurred or be continuing during such period. If the Lockbox Event is due to the occurrence of an Event of Default, “Lockbox Termination Event” shall mean the first (1st) Business Day after the Event of Default has ceased to occur or has otherwise been cured by Mortgagor; provided, however, this shall not apply upon Mortgagor’s third Event of Default (should the same in fact occur and be cured). For the purpose of clarification, the cessation of or cure of a third Event of Default shall not be deemed to be a Lockbox Termination Event.
LSRP: As defined in Section 6.02 hereof.
Major Lease: (i) That certain Lease dated as of January 23, 1979, by and between Mortgagor’s predecessor‑in‑interest, as Landlord, and Federated Department Stores, Inc., as predecessor-in-interest to A & S Real Estate, Inc., as Tenant; (ii) Lease Agreement dated as of June 11, 1993, by and between Mortgagor, as Landlord, and Saks & Company, as Tenant; (iii) Land Lease dated as of June 11, 1993, by and between Mortgagor, as Landlord, and Nordstrom, Inc., as Tenant; (iv) Land Lease dated as of June 11, 1993, by and between Mortgagor, as Landlord, and Neiman Marcus Group, Inc., as Tenant; and (v) Amended and Restated Lease dated as of June 11, 1993, by and between Mortgagor, as Landlord, and Bloomingdale’s Real Estate, Inc., as Tenant; together with all renewals, amendments, modifications, restatements and extensions of any of the same.
Management Agreement: Amended and Restated Management Agreement, dated as of January 1, 2004, by and between Manager and Mortgagor or Mortgagor’s predecessor‑in‑interest, pursuant to which Manager is to provide management and other services with respect to the Property, as amended by that certain First Amendment to Amended and Restated Management Agreement, dated as of August 1, 2007, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time or, if the context requires, a replacement Management Agreement.
Manager: The Taubman Company LLC, a Delaware limited liability company.
Managing Member: Short Hills SPE LLC, a Delaware limited liability company, together with its permitted successors and assigns as the managing member of Mortgagor.
MetLife: As defined in Section 8.02 hereof.

Minimum Debt Yield: As defined in Exhibit “B” hereto.
Moody’s: Moody’s Investors Service, Inc., and its successors.
Mortgage: As defined in the Preamble hereof.
Mortgagee: As defined in the Preamble hereof.
Mortgagor: As defined in Section 14.03(a) hereof.
Mortgagor’s Constituents: As defined in Section 8.03(a) hereof.
Net Proceeds: As defined in Section 7.04(b) hereof.
Net Proceeds Deficiency: As defined in Section 7.04(b)(vi) hereof.
Net Worth: As defined in Section 11.01 hereof.
Non‑Consolidation Opinion: The non‑consolidation opinion delivered by Mortgagor upon the execution of this Mortgage.
Officer’s Certificate: A certificate executed by an “Authorized Signatory” of Mortgagor that is familiar with the financial condition of Mortgagor and the operation of the Property.
Other Charges: As defined in Section 2.04(a) hereof.
Payment Reserve Account: An account with Agent into which Mortgagor shall deposit, or cause to be deposited, the sums required to be deposited hereunder pursuant to Sections 2.12(b)(ii) and (iii) hereof.
Permitted Exceptions: As defined in Section 2.03(a) hereof.
Permitted Owner: Any Person that satisfies one of the following criteria (it being agreed that a Person shall satisfy such criteria if it is controlled by (which, wherever it is used in this definition, shall mean the responsibility, either alone or with another, to make or veto all material decisions with respect to the operation, management, financing and disposition of the Property, which will not be negated by the fact that the responsibility for day‑to‑day operating, management and leasing functions may be handled by a property manager pursuant to a written agreement entered into in accordance with the terms of this Mortgage), and fifty percent (50%) or more of the direct and/or indirect ownership interests of such Person are owned by, one or more Persons that satisfy such criteria):
(a) a pension fund, pension trust or pension account that immediately prior to such transfer has either total real estate assets of at least $1 billion or total assets of at least $10 billion;
(b) a pension fund advisor who immediately prior to such transfer (i) has an asset management portfolio that includes at least $1 billion in Real Estate Equity Assets and (ii) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of clause (a) of this definition;
(c) an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) who immediately prior to such transfer (i) had a net worth, of at least $1 billion and (ii) who either (A) has a portfolio of Real Estate Equity Assets of at least $1 billion, (B) controls Real Estate Equity Assets of at least $1 billion or (C) is advised with respect to its real estate assets by a Person whose asset management portfolio includes at least $1 billion of Real Estate Equity Assets;

(d) a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) who immediately prior to such transfer (A) had a combined capital surplus of at least $1 billion and (B) who either (i) has a portfolio of Real Estate Equity Assets of at least $1 billion, (ii) controls Real Estate Equity Assets of at least $1 billion, or (iii) is advised with respect to its real estate assets by a Person whose asset management portfolio includes at least $1 billion of Real Estate Equity Assets;
(e) a Person who, immediately prior to such transfer, (i) had a long‑term unsecured debt rating from each of the Rating Agencies rating the Securities of at least “investment grade” or (ii) (with its Affiliates) either controls, operates or owns (directly or indirectly), at least twenty‑five percent (25%) of at least twelve (12) regional or super‑regional malls totaling at least six million (6,000,000) square feet of gross leasable area (exclusive of the Property), has with its Affiliates a net worth of at least $500 million and, prior to such transfer, controls with its Affiliates Real Estate Equity Assets of at least $1 billion; or
(f) any other Person, prior to a Securitization, approved by Mortgagee (in its sole discretion) and, after a Securitization, regarding which Mortgagee has received confirmation from the Rating Agencies that such transfer shall not, in and of itself, result in a downgrade, qualification or withdrawal of the then‑current ratings assigned to the Securities.
Person: Any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
Personal Property: As defined in Section 1.02 hereof.
Physical Conditions Report: That certain Physical Condition Assessment dated as of May 8, 2015 (and updated on June 26, 2015), and prepared by Property Solutions Inc. (Property Solutions Project No. 20150838).
Plan: As defined in Section 2.01(i) hereof.
Premiums: As defined in Section 2.05(a) hereof.
Prepayment Fee: As defined in the Note.
Prescribed Laws: Collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107‑56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq. and (d) all other Requirements relating to money laundering or terrorism.
Prior Mortgagor:  Short Hills Associates, a New Jersey general partnership, that is predecessor-in-interest to Mortgagor. Mortgagor succeeded to the interests of Prior Mortgagor by operation of law.
Professional Independent Director: As defined in Section 2.10(j) hereof.
Professional Independent Manager: As defined in Section 2.10(j) hereof.

Property: As defined in Section 1.02 hereof.
Qualified Manager: A manager controlled by TRG, The Taubman Company LLC (“TTC”) or a reputable and experienced management organization possessing experience in managing properties similar in size, scope and value as the Property, and provided that (a) prior to a Securitization, Mortgagor shall have obtained the prior written consent of Mortgagee for such Person, which consent shall not be unreasonably withheld or delayed and (b) after a Securitization, Mortgagor shall have obtained prior written confirmation from the Rating Agency that management of the Property by such Person will not, in and of itself, cause a downgrade, withdrawal or qualification of the then-current rating of the Securities issued pursuant to the Securitization; provided, however, that in any case the manager shall have executed a Subordination of Management Agreement in favor of Mortgagee in substantially the same form as the Subordination of Management Agreement delivered to Mortgagee in connection with the closing of the Loan or otherwise in a form reasonably satisfactory to Mortgagee.
Qualifying Permitted Owner: As defined in Section 10.01(b)(ii) hereof.
Qualifying Sponsor Affiliate: As defined in Section 10.01(b)(ii) hereof.
Rating Agencies: (a) Prior to a Securitization, each of S&P, Fitch and Moody’s and (b) after a Securitization has occurred, each such Rating Agency which has rated the Securities in the Securitization.
REA: As defined in Section 1.02(g) hereof.
Real Estate Equity Assets: With respect to the applicable Person, the aggregate value as reasonably determined by Mortgagee or the Rating Agencies, as applicable, of the real property and improvements and personalty located thereon that are owned, in whole or in part (but, directly or indirectly, not less than twenty‑five percent (25%)), by such Person, without deduction for any debt secured by such real property, improvements or personalty.
Real Property: As defined in Section 1.01 hereof.
Remedial Work: As defined in Section 6.02 hereof.
Renewal Lease: As defined in Exhibit ”B” hereto.
Rents and Profits: As defined in Section 1.01(c) hereof.
Required Deductible: As defined in Section 3.01(a)(i) hereof.
Required Rating: A rating by S&P of not less than “A-1” if the term of the related Letter of Credit, bond or other instrument is no longer than three (3) months or if S&P does not rate the issuer of such Letter of Credit, bond or other instrument, a comparable rating from the other Rating Agencies or if the term of such Letter of Credit, bond or other instrument is in excess of three (3) months, a rating by the applicable Rating Agencies of not lower than “A”, “A” and “A2” by S&P, Fitch and/or Moody’s, respectively, provided, however, that, in each case, such rating shall not be qualified by a “negative” rating outlook by any of S&P, Moody’s or Fitch or, if a Securitization has not occurred, such other rating that is reasonably acceptable to Mortgagee or, if a Securitization shall have occurred, such other rating that the Rating Agencies shall have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the then‑current ratings assigned in connection with such Securitization.

Requirements: All laws, ordinances, orders, covenants, conditions, restrictions regulations and other requirements, now or hereafter enacted, that pertain to or affect Mortgagor, the Property or any part of the Property or the Use, including, without limitation, planning, zoning, subdivision, environmental, air quality, flood hazard, fire safety, handicapped facilities, building, health, fire, traffic, safety, wetlands, coastal and other governmental or regulatory rules, laws, ordinances, statutes, codes, regulations and requirements applicable to Mortgagor or the Property, including permits, licenses, certificates of occupancy and/or other certificates that may be necessary from time to time to comply with any of the these requirements.
Qualifying Permitted Owner: As defined in Section 10.01(b)(ii) hereof.
Qualifying Sponsor Affiliate: As defined in Section 10.01(b)(ii) hereof.
Rating Agencies: (a) Prior to a Securitization, each of S&P, Fitch and Moody’s and (b) after a Securitization has occurred, each such Rating Agency which has rated the Securities in the Securitization.
REA: As defined in Section 1.02(g) hereof.
Real Estate Equity Assets: With respect to the applicable Person, the aggregate value as reasonably determined by Mortgagee or the Rating Agencies, as applicable, of the real property and improvements and personalty located thereon that are owned, in whole or in part (but, directly or indirectly, not less than twenty‑five percent (25%)), by such Person, without deduction for any debt secured by such real property, improvements or personalty.
Real Property: As defined in Section 1.01 hereof.
Remedial Work: As defined in Section 6.02 hereof.
Renewal Lease: As defined in Exhibit ”B” hereto.
Rents and Profits: As defined in Section 1.01(c) hereof.
Required Deductible: As defined in Section 3.01(a)(i) hereof.
Required Rating: A rating by S&P of not less than “A-1” if the term of the related Letter of Credit, bond or other instrument is no longer than three (3) months or if S&P does not rate the issuer of such Letter of Credit, bond or other instrument, a comparable rating from the other Rating Agencies or if the term of such Letter of Credit, bond or other instrument is in excess of three (3) months, a rating by the applicable Rating Agencies of not lower than “A”, “A” and “A2” by S&P, Fitch and/or Moody’s, respectively, provided, however, that, in each case, such rating shall not be qualified by a “negative” rating outlook by any of S&P, Moody’s or Fitch or, if a Securitization has not occurred, such other rating that is reasonably acceptable to Mortgagee or, if a Securitization shall have occurred, such other rating that the Rating Agencies shall have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the then‑current ratings assigned in connection with such Securitization.
Requirements: All laws, ordinances, orders, covenants, conditions, restrictions regulations and other requirements, now or hereafter enacted, that pertain to or affect Mortgagor, the Property or any part of the Property or the Use, including, without limitation, planning, zoning, subdivision, environmental, air quality, flood hazard, fire safety, handicapped facilities, building, health, fire, traffic, safety, wetlands, coastal and other governmental or regulatory rules, laws, ordinances, statutes, codes, regulations and requirements applicable to Mortgagor or the Property, including permits, licenses, certificates of occupancy and/or other certificates that may be necessary from time to time to comply with any of the these requirements.

Requirements of Environmental Laws: As defined in Section 6.06 hereof.
Restoration: As defined in Section 7.02 hereof.
S&P: Standard & Poor’s Ratings Services, a division of The McGraw‑Hill Companies, Inc., and its successors.
Secured Indebtedness: As defined in the Recitals hereof.
Securities: Any certificates, notes or other securities issued in connection with a Securitization.
Securitization: Any transaction in which all or any portion of the Loan is deposited into a trust or other entity (including a REMIC trust) and such trust or other entity issues Securities to investors.
Servicer: Any Mortgagee that continues to hold an ownership interest in the Loan or any Affiliate of such Mortgagee that is acting in the capacity as servicer for the Loan.
Space Leases: As defined in Section 15.03(E)(i) hereof.
SPE Entity: Each Person other than Mortgagor which is required by this Mortgage to be, as long as the Loan is outstanding, a Special Purpose Entity, including, without limitation, Managing Member and any TRS Subsidiary (if established).
Special Purpose Entity: As defined in Section 2.10 hereof.
Special Purpose Provisions: As defined in Section 2.10 hereof.
Spill Act: As defined in Section 15.03(A) hereof.
Sponsor Affiliate: Any Person which is controlled by TRG and is at least fifty percent (50%) owned, directly or indirectly, by TRG. The term “control” as used in this definition shall mean the primary responsibility to make or veto all material decisions with respect to the operation, management, financing and disposition of the specified interest.
Springing Member: As defined in the limited liability company operating agreement of Managing Member.
State:  The State of New Jersey.
Subordination of Management Agreement: That certain Subordination of Management Agreement, dated as of the Execution Date, among Mortgagee, Mortgagor and Manager, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.
Survey: A survey of the Property prepared by a surveyor licensed in the State and satisfactory to Mortgagee and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Mortgagee.
Tax and Insurance Account: An account with Agent into which Mortgagor shall deposit, or cause to be deposited, the sums required to be deposited hereunder pursuant to Sections 2.12(b)(i) hereof;
Tenant Direction Letter: As defined in Section 2.11(b) hereof.
Terrorism Insurance Agreement:  That certain Agreement by and between Mortgagor and Mortgagee dated as of the date hereof relating to Mortgagor’s obligations to obtain and maintain terrorism insurance coverage.

Title Insurance Policy: Collectively, the ALTA mortgagee title insurance policies in the form acceptable to Mortgagee (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Mortgagee) issued with respect to the Property by each of the title insurance companies providing coinsurance with respect to such mortgage title insurance policy and insuring the lien of this Mortgage.
Transfer: As defined in Section 10.01(a) hereof.
TRG: The Taubman Realty Group Limited Partnership, a Delaware limited partnership
Triggering Event: As defined in Section 2.05(b).
TRS Assets: As defined in Section 16.02 hereof.
TRS Conditions Precedent: As defined in Section 16.01(b) hereof.
TRS Guaranteed Obligations: As defined in Section 16.02.
TRS Subsidiary: As defined in Section 16.01 hereof.
TRS Subsidiary Business: As defined in Section 16.01(a) hereof.
TRS Subsidiary Loan Documents: As defined in Section 16.01(b)(vi) hereof.
TRS Subsidiary Profits: As defined in Section 16.02 hereof.
TRS Subsidiary Revenues: As defined in Section 16.02 hereof.
U.C.C.:  As defined in Section 13.01 hereof.
Unsecured Indemnity Agreement: Unsecured Indemnity Agreement dated as of the Execution Date by and between Mortgagor and Liable Party, collectively as Indemnitors, and Mortgagee, as Indemnitee, together with all further amendments, modifications and restatements thereof. The Unsecured Indemnity Agreement is not a Loan Document.
Unsecured Obligations: As defined in Section 6.04 hereof.

THIS MORTGAGE, SECURITY AGREEMENT AND FIXTURE FILING (this “Mortgage”) is made as of the Execution Date by and between Mortgagor and Mortgagee with reference to the following Recitals:
RECITALS
A.    This Mortgage secures: (1) the payment of the indebtedness evidenced by the Note with interest at the rates set forth in the Note, together with all renewals, modifications, consolidations and extensions of the Note, all additional advances or fundings made by Mortgagee, and any other amounts required to be paid by Mortgagor under any of the Loan Documents, (collectively, the “Secured Indebtedness”, and sometimes referred to as the “Loan”) and (2) the full performance by Mortgagor of all of the terms, covenants and obligations set forth in any of the Loan Documents.
B.    Mortgagor makes the following covenants and agreements for the benefit of Mortgagee or any prospective purchaser of the Loan Documents, the Guaranty and the Unsecured Indemnity Agreement, or participant in the Loan as contemplated in this Mortgage (all of which are collectively referred to as “Mortgagee”).
NOW, THEREFORE, IN CONSIDERATION of the Recitals and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Mortgagor agrees as follows:
ARTICLE I

GRANT OF SECURITY

Section 1.01 REAL PROPERTY GRANT. Mortgagor irrevocably mortgages, grants, sells, conveys, transfers, assigns and warrants to Mortgagee, its successors and assigns, with power of sale and right of entry and possession, all of Mortgagor’s present and future estate, right, title and interest in and to the following which are collectively referred to as the “Real Property”:

(a)that certain real property located in the County and State which is more particularly described in Exhibit ”A” attached to this Mortgage or any portion of the real property; all easements, rights‑of‑way, gaps, strips and gores of land; streets and alleys; sewers and water rights; privileges, licenses, tenements, and appurtenances appertaining to the real property, and the reversion(s), remainder(s), and claims of Mortgagor with respect to these items, and the benefits of any existing or future conditions, covenants and restrictions affecting the real property (collectively, the “Land”);

(b)all things now or hereafter affixed to or placed on the Land, including all buildings, structures and improvements, all fixtures and all machinery, elevators, boilers, building service equipment (including, without limitation, all equipment for the generation or distribution of air, water, heat, electricity, light, fuel or for ventilating or air conditioning purposes or for sanitary or drainage purposes or for the removal of dust, refuse or garbage), partitions, appliances, furniture, furnishings, building materials, supplies, computers and software, window coverings and floor coverings, lobby furnishings, and other property now or in the future attached, or installed in the improvements and all replacements, repairs, additions, or substitutions to these items (collectively, the “Improvements”);

(c)all present and future income, rents, revenue, profits, proceeds, accounts receivable, security deposits, and other benefits from the Land and/or Improvements and all deposits made with respect to the Land and/or Improvements, including, but not limited to, any security given to utility companies by Mortgagor, any advance payment of real estate taxes or assessments, or insurance premiums made by Mortgagor and all claims or demands relating to such deposits and other security, including claims for refunds of tax payments or assessments, and all insurance proceeds payable to Mortgagor in connection with the Land and/or Improvements whether or not such insurance coverage is specifically required under the terms of this Mortgage (all of the items set forth in this paragraph are referred to collectively as “Rents and Profits”);

(d)all damages, payments and revenue of every kind that Mortgagor may be entitled to receive, from any person owning or acquiring a right to the oil, gas or mineral rights and reservations of the Land;

(e)all proceeds and claims arising on account of any damage to, or Condemnation (as hereinafter defined) of any part of the Land and/or Improvements, and all causes of action and recoveries for any diminution in the value of the Land and/or Improvements;

(f)all licenses, contracts, management agreements, guaranties, warranties, franchise agreements, permits, or certificates relating to the ownership, use, operation or maintenance of the Land and/or Improvements; and

(g)all names by which the Land and/or Improvements may be operated or known, and all rights to carry on business under those names, and all trademarks, trade names, and goodwill relating to the Land and/or Improvements.

TO HAVE AND TO HOLD the Real Property, unto and for the use and benefit of Mortgagee, and its successors and assigns, forever subject to the terms, covenants and conditions of this Mortgage.
Section 1.02 PERSONAL PROPERTY GRANT. Mortgagor irrevocably grants, assigns, sells, transfers, conveys and warrants to Mortgagee, its successors and assigns, a security interest in Mortgagor’s interest in all personal property in all of its forms that Mortgagor now or hereafter owns or in which Mortgagor now or hereafter acquires an interest or right, including, without limitation, those in which Mortgagor has an interest in mass or a joint or other interest or right of any kind, those which are now or hereafter located on or affixed to the Real Property, and those in transit thereto or in any other location, or used or useful in the operation, use or occupancy of the Real Property or the construction of any improvements thereon, including, without limitation, all of Mortgagor’s right, title and interest in and to the following items (expressly excluding, however, trade fixtures and other personal property of tenants of the Real Property), all of which are collectively referred to as “Personal Property”:

(a)any portion of the Real Property which may be personal property, and all other personal property, whether now existing or acquired in the future which is attached to, appurtenant to, or used in the construction or operation of, or in connection with, the Real Property;

(b)ll rights to the use of water, including water rights appurtenant to the Real Property, pumping plants, ditches for irrigation, all water stock or other evidence of ownership of any part of the Real Property that is owned by Mortgagor in common with others and all documents of membership in any owner’s association or similar group;

(c)all plans and specifications prepared for construction of the Improvements, and all contracts and agreements of Mortgagor relating to the plans and specifications or to the construction of the Improvements;

(d)all art work located on or used in connection with the Real Property or its occupation or occupancy;

(e)all equipment, furniture, furnishings, appliances, machinery, fixtures, goods and other personal property, at any time located on or used in connection with the Real Property;

(f)all sales agreements, deposits, escrow agreements, other documents and agreements entered into with respect to the sale of any part of the Real Property, and all proceeds of the sale;

(g)all leases, license agreements, tenant security deposits, policies of insurance, accounts (including, without limitation, any escrow account described in this Mortgage and all sums on deposit therein), documents, instruments and chattel paper, and other agreements and rights relating to the Real Property, and other general intangibles, including but not limited to all rights under that certain Construction, Operation and Reciprocal Easement Agreement dated as of June 11, 1993 among Mortgagor, The Neiman Marcus Group, Inc., Nordstrom, Inc. and Saks & Company (together with all amendments, modifications, replacements, substitutions and restatements thereof, the “REA”), all governmental permits relating to construction or other activities on the Real Property, all names under or by which the Real Property may at any time be operated or known, including, without limitation, the name “The Mall at Short Hills” and any similar name, all rights to carry on business under any such names, or any variant thereof, all trade names, trademarks and franchises relating in any way to the Real Property, all good will in any way relating to the Real Property, all licenses and permits relating in any way to, or to the operation of, the Real Property, all contractual rights, all options, all purchase orders, all manufacturers’ warranties with respect to improvements, all construction contracts, all maintenance contracts, all service contracts and all of Mortgagor’s claims and rights arising under or pursuant to Section 365 of the Bankruptcy Code, 11 U.S.C. § 365; and

(h)all proceeds from the voluntary or involuntary disposition or claim respecting any of the foregoing items (including, without limitation, judgments, condemnation awards or otherwise) and all substitutions, replacements of, and additions to, any of the foregoing items.

All of the Real Property and the Personal Property are collectively referred to as the “Property.”
Section 1.03 SATISFACTION AND RELEASE. If Mortgagor shall pay to Mortgagee the Secured Indebtedness, at the times and in the manner stipulated in the Loan Documents, then this Mortgage shall be satisfied and released of record by Mortgagee in accordance with the laws of the State. Provided that all of the Assignment Conditions (as hereinafter defined) are satisfied, Mortgagee agrees, upon request of Mortgagor, in lieu of executing a satisfaction and release of the Mortgage, to assign the Mortgage, without recourse, representation or warranty of any kind (other than that the Mortgagee is the holder of the Mortgage and is authorized to transfer the same) to any financial institution or other lender designated by Mortgagor. As used herein, the term “Assignment Conditions” shall mean all of the following: (i) Mortgagor shall have paid to Mortgagee a non-refundable processing fee of $2,500.00 plus all of the reasonable out-of-pocket costs and expenses of Mortgagee in connection with the proposed assignment of the Mortgage and all related documents (including, without limitation, reasonable attorneys’ fees and disbursements); (ii) the request for assignment by Mortgagor is made not less than thirty (30) days (and not more than (90) days) prior to the date of the proposed payoff of the Loan; (iii) the form of the Assignment of Mortgage and Allonge to the

Note are reasonably satisfactory to Mortgagee (and contain only those representations set forth in this Section 1.03); (iv) Mortgagor pays all transfer tax, mortgage recording tax, documentary stamp or intangibles tax due in connection with the assignment of the Mortgage or other assignment documents being executed by Mortgagee; (v) Mortgagor and Liable Party execute a release, with respect to the Loan and the Loan Documents, of Mortgagee in such form as shall be reasonably required by Mortgagee; and (vi) Mortgagee is permitted by applicable federal or state law to assign the Mortgage (it being understood that if there is any legal requirement to obtain consent prior to assignment, then in no event shall Mortgagee be obligated to assign the Mortgage until such time as consent is obtained).

ARTICLE II

MORTGAGOR REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.01 MORTGAGOR REPRESENTATIONS AND WARRANTIES. Mortgagor represents and warrants, and as applicable, covenants as follows:

(a)Organization. Each of Mortgagor, Liable Party and each SPE Entity has been duly organized and each is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Each of Mortgagor, Liable Party and each SPE Entity has been duly qualified to do business and each is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Each of Mortgagor and each SPE Entity possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and (i) the sole business of Mortgagor is the ownership, management and operation of the Property and any TRS Subsidiary (if established pursuant to the terms hereof), (ii) the sole business of any TRS Subsidiary is owning and operating the TRS Subsidiary Business and entering into the TRS Subsidiary Loan Documents and (iii) the sole business of any SPE Entity is the ownership, management and operation of an ownership interest in Mortgagor. The organizational structure of Mortgagor is accurately depicted by the schematic diagram attached hereto as Exhibit “C”. In addition to the ownership interests in Managing Member, TRG owns interests in other entities.

(b)Proceedings. Each of Mortgagor and Liable Party has taken all necessary action to authorize the execution, delivery and performance of this Mortgage, the Guaranty, the Unsecured Indemnity Agreement, and any other Loan Documents to which it is a party. This Mortgage and any other Loan Documents, the Guaranty and the Unsecured Indemnity Agreement have been duly executed and delivered by or on behalf of Mortgagor and Liable Party, as applicable, and constitute legal, valid and binding obligations of Mortgagor and Liable Party, as applicable, enforceable against Mortgagor and Liable Party, as applicable, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c)No Conflicts. The execution, delivery and performance of this Mortgage, the other Loan Documents, the Guaranty and the Unsecured Indemnity Agreement by Mortgagor and Liable Party, as applicable, will not result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents, the Guaranty or the Unsecured Indemnity Agreement) upon any of the property or assets of Mortgagor pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement or other agreement or instrument to which Mortgagor, Liable Party or any SPE Entity is a party or by which any of Mortgagor’s, Liable Party’s, or any SPE Entity’s property or assets is subject (unless consents from all applicable parties thereto have been obtained), nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Mortgagor, Liable Party or any SPE Entity or any of Mortgagor’s, Liable Party’s or any SPE Entity’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Mortgagor and Liable Party of this Mortgage, the other Loan Documents, the Guaranty and the Unsecured Indemnity Agreement, as applicable, has been obtained and is in full force and effect.

(d)Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to the best of Mortgagor’s knowledge, threatened against or affecting Mortgagor, Liable Party, any SPE Entity, or the Property, which actions, suits or proceedings, if determined against Mortgagor, Liable Party, such SPE Entity, or the Property, are reasonably likely to materially and adversely affect the condition (financial or otherwise) or business of Mortgagor, Liable Party, or such SPE Entity, or the condition or operation of the Property.

(e)Agreements. Neither Mortgagor nor any SPE Entity is a party to any agreement or instrument or subject to any restriction which is reasonably likely to materially and adversely affect Mortgagor or any SPE Entity, the Property, or Mortgagor’s or any SPE Entity’s business, properties or assets, operations or condition, financial or otherwise. Neither Mortgagor nor any SPE Entity is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Mortgagor, any SPE Entity or the Property is bound. Neither Mortgagor nor any SPE Entity has any material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Mortgagor or any SPE Entity is a party or by which Mortgagor or any SPE Entity or the Property is otherwise bound, other than, in the case of Mortgagor, (i) obligations incurred in the ordinary course of the operation of the Property subject to Section 2.10 hereof and (ii) obligations under the Loan Documents and the Unsecured Indemnity Agreement.

(f)Title. Mortgagor has good, marketable and insurable fee simple title to the real property comprising the Property and good title to the balance of the Property, free and clear of all Liens (other than mechanics liens which are being insured over in the Mortgagee’s title policy) whatsoever except the Permitted Exceptions, such other Liens as are permitted pursuant to the Loan Documents and the Unsecured Indemnity Agreement (if any) and the Liens created by the Loan Documents and the Unsecured Indemnity Agreement (if any). The Permitted Exceptions in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Mortgagor’s ability to repay the Loan. The Mortgage, when properly recorded in the appropriate records, together with any U.C.C. financing statements required to be filed in connection therewith, will create (a) a valid, perfected first mortgage lien on the Property, subject only to Permitted Exceptions and the Liens created by the Loan Documents and the Unsecured Indemnity Agreement (if any) and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Exceptions, such other Liens as are permitted pursuant to the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement (if any) and the Liens created by the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement (if any). To the best of Mortgagor’s knowledge, there are no claims for payment for work, labor or materials affecting the Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement (if any).

(g)No Bankruptcy Filing. None of Mortgagor, Liable Party, any SPE Entity or Manager is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such entity’s assets or property, and Mortgagor has no knowledge of any Person contemplating the filing of any such petition against it or against Liable Party, any SPE Entity or Manager.

(h)Full and Accurate Disclosure. No statement of fact made by Mortgagor in this Mortgage or in any of the other Loan Documents or the Unsecured Indemnity Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Mortgagor which has not been disclosed to Mortgagee which adversely affects the Property or the business, operations or condition (financial or otherwise) of Mortgagor.

(i)No Plan Assets. Mortgagor represents, warrants and covenants that (i) neither Mortgagor nor any ERISA Affiliate maintains, contributes to or has any liability (contingent or otherwise) with respect to an “employee benefit plan” as defined by Section 3(3) of ERISA, which is subject to Section 302 or Title IV of ERISA or Section 412 of the Code; and (ii) (A) neither Mortgagor nor any SPE Entity is an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or “plan,” as defined in Section 4975(e)(1) of the Code, subject to Section 4975 of the Code (each, a “Plan”), (B) none of the assets of Mortgagor or any SPE Entity constitute or will constitute “plan assets” of one or more Plans by reason of 29 C.F.R. Section 2510.3-101 or otherwise and (C) neither Mortgagor nor any SPE Entity is a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with Mortgagor and/or any SPE Entity are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Mortgage.

(j)Compliance. Mortgagor and the Property and the use thereof comply in all material respects with all applicable Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws. To the best of Mortgagor’s knowledge, Mortgagor is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. To the best of Mortgagor’s knowledge, there has not been committed by Mortgagor any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Mortgagor’s obligations under any of the Loan Documents and the Unsecured Indemnity Agreement.

(k)Financial Information. All financial data of Mortgagor, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Mortgagee by Mortgagor in respect of the Property (i) are true, complete and correct in all material respects, (ii) fairly represent the financial condition of the Property as of the date of such reports and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Mortgagor does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Mortgagor and likely to have a materially adverse effect on the Property or the operation thereof as a retail shopping center, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Mortgagor from that set forth in said financial statements.

(l)Condemnation. No Condemnation has been commenced or, to Mortgagor’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

(m)Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Requirements or by the terms and conditions of this Mortgage, the other Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement.

(n)Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All utilities necessary to the existing use of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purposes have been completed and, if necessary, dedicated to public use.

(o)Not a Foreign Person. Mortgagor is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.

(p)Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

(q)Assessments. To the best of Mortgagor’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

(r)Enforceability. This Mortgage, the other Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement are not subject to any existing right of rescission, set-off, counterclaim or defense by Mortgagor or Liable Party, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement, or the exercise of any right thereunder, render this Mortgage or the other Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement, unenforceable, and Mortgagor and Liable Party have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

(s)No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding, other than those assigned to Mortgagee concurrently herewith.

(t)Insurance. Mortgagor has obtained and has delivered to Mortgagee copies of all policies reflecting the insurance coverages (or such other documents evidencing coverage as are permitted under Section 3.01 hereof), amounts and other requirements set forth in this Mortgage. Mortgagor has not, and to the best of Mortgagor’s knowledge, no Person has, done by act or omission anything which would impair the coverage of any such policy.

(u)Use of Property. The Property is used exclusively for retail and commercial purposes and other appurtenant and related uses.

(v)Certificate of Occupancy; Licenses. To the best of Mortgagor’s knowledge, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Mortgagor for the legal use, occupancy and operation of the Property as a retail shopping center (collectively, the “Licenses”), have been obtained and are in full force and effect. Mortgagor shall keep and maintain all Licenses necessary for the operation of the Property as a retail shopping center. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

(w)Flood Zone. Except as shown on the Survey, none of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.

(x)Physical Condition. To the best of Mortgagor’s knowledge and except as expressly disclosed in the Physical Conditions Report, the Property, including, without limitation, all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, is in good condition, order and repair in all material respects; to the best of Mortgagor’s knowledge and except as disclosed in the Physical Conditions Report, there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Mortgagor has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(y)Leases. The Property was not subject to any Leases or License Agreements as of September 9, 2015 other than the Leases described in the certified rent roll delivered in connection with the closing of the Loan on the Execution Date and those License Agreements described in the certified schedule of License Agreements delivered in connection with the closing of the Loan on the Execution Date and those subleases or concession agreements that have been entered into by any tenant at the Property. Such certified rent roll and certified schedule of License Agreements are each true, complete and correct in all material respects as of the date set forth therein. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases, the REA or a License Agreement. The certified schedule of tenant security deposits delivered in connection with the closing of the Loan on the Execution Date sets forth the security deposits held by or on behalf of Mortgagor as of September 9, 2015, for any tenants under any Leases and any licensees under any License Agreements. The current Leases are in full force and effect and to the best of Mortgagor’s knowledge, there are no material defaults thereunder as of September 9, 2015 by either party thereto (other than as expressly disclosed on the certified schedule of tenants in material default delivered in connection with the closing of the Loan on the Execution Date) and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder. No Rent has been paid more than one (1) month in advance of its due date, except as disclosed on an estoppel certificate delivered to Mortgagee in connection with the closing of the Loan on or before the Execution Date. There has been no prior sale, transfer or assignment, hypothecation or pledge by Mortgagor of any Lease or of the Rents received therein, which will be outstanding following the Execution Date. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the Property of which the leased premises are a part. To the best of Mortgagor’s knowledge, and except as expressly disclosed to Mortgagee in the Environmental Report, no hazardous wastes or toxic substances, as defined by applicable federal, state or local statutes, rules and regulations, have been disposed, stored or treated by any tenant under any Lease on or about the Property of which the leased premises are a part, nor does Mortgagor have any knowledge of any tenant’s intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any petroleum product or any toxic or hazardous chemical, material, substance or waste, except in either event, in compliance with applicable federal, state or local statutes, rules and regulations.

(z)REA. The REA is in full force and effect and neither Mortgagor nor, to Mortgagor’s knowledge, any other party to the REA, is in default thereunder, and to the best of Mortgagor’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as set forth in the definition of “REA”, the REA has not been modified, amended or supplemented. Mortgagor shall not, (i) prior to a Securitization, cancel, terminate, modify or amend in any material way the REA without the approval of Mortgagee, which approval shall not be unreasonably withheld or delayed with respect to amendments or modifications to the REA or (ii) after a Securitization, modify or amend the REA, if such modification or amendment would have a material adverse effect on the value (including, without limitation, the net operating income) of the Property, taken as a whole or the use or operation of the Property or the ability of Mortgagor to pay its obligations in respect of a Loan. Subject to the terms above, Mortgagee shall subordinate the lien of the Mortgage to the REA as so amended, if Mortgagee consented to the amendment to the REA or if Mortgagee’s consent is not required for such amendment.

(aa)Principal Place of Business; State of Organization. Mortgagor’s business is primarily conducted at the Property. Mortgagor’s principal place of business as of the Execution Date is the address set forth in the introductory paragraph of this Mortgage and the organizational and financial records of Mortgagor are kept at the address set forth in the introductory paragraph. Each of Mortgagor and each SPE Entity is organized under the laws of the State of Delaware.

(bb)    Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Requirements currently in effect in connection with the transfer of the Property to Mortgagor have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of this Mortgage, any of the other Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement have been paid, and, under current Requirements, the Mortgage is enforceable in accordance with its terms by Mortgagee (or any subsequent holder thereof).

(cc)    Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. Manager manages other commercial properties.

(dd)    Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

(ee)    No Change in Facts or Circumstances; Disclosure. All financial statements and rent rolls submitted by Mortgagor in connection with the Loan are accurate, complete and correct in all material respects as of the date set forth therein. All other written information, reports, certificates and other documents submitted by Mortgagor to Mortgagee in connection with the Loan are, to the best of Mortgagor’s knowledge, accurate and correct in all material respects. Except with respect to such representations and warranties contained in this Mortgage, any other Loan Document or the Unsecured Indemnity Agreement which are qualified as being made to the best of Mortgagor’s knowledge, all representations and warranties made by

Mortgagor in this Mortgage, any other Loan Document or the Unsecured Indemnity Agreement are accurate, complete and correct in all material respects. There has been no material adverse change known to Mortgagor in any condition, fact, circumstance or event that would make any such information or any representation made herein as of a specific date inaccurate, incorrect or otherwise misleading in any material respect or that otherwise materially and adversely affects the Property or the business operations or the financial condition of Mortgagor. Mortgagor has disclosed to Mortgagee all material facts known to Mortgagor and has not failed to disclose any material fact known to Mortgagor that is likely to cause any representation or warranty made herein to be materially misleading.

(ff)    Tax Filings. Mortgagor has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Mortgagor.

(gg)    Solvency/Fraudulent Conveyance. Mortgagor (a) has not entered into the transaction contemplated by this Mortgage, any Loan Document or the Unsecured Indemnity Agreement, with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents and the Unsecured Indemnity Agreement. After giving effect to the Loan, the fair saleable value of Mortgagor’s assets exceeds and will, immediately following the making of the Loan, exceed Mortgagor’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Mortgagor’s assets is and will, immediately following the making of the Loan, be greater than Mortgagor’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured, and Mortgagor’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Mortgagor does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness as they mature (taking into account the timing and amounts of cash to be received by Mortgagor and the amounts to be payable on or in respect of obligations of Mortgagor).

(hh)    Investment Company Act. Mortgagor is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

(ii)    Lockbox Account. (i) This Mortgage, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the U.C.C.) in the Lockbox Account and each other account created pursuant to the Lockbox Agreement in favor of Mortgagee, which security interest is prior to all other Liens, other than Permitted Exceptions, and is enforceable as such against creditors of and purchasers from Mortgagor. Other than in connection with the Loan Documents and except for Permitted Exceptions, Mortgagor has not sold or otherwise conveyed the Lockbox Account or any other account created pursuant to the Lockbox Agreement;

(ii)    The Lockbox Account and each other account created pursuant to the Lockbox Agreement constitute “deposit accounts” or “securities accounts” each within the meaning of the U.C.C.;

(iii)    Pursuant and subject to the terms hereof and the Lockbox Agreement, Agent has agreed to comply with all instructions originated by Mortgagee, without further consent by Mortgagor, directing disposition of the Lockbox Account, each other account created pursuant to the Lockbox Agreement and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(iv)    Neither the Lockbox Account nor any other account created pursuant to the Lockbox Agreement is in the name of any Person other than Mortgagor, as pledgor, or Mortgagee, as pledgee.

Section 2.02 PERFORMANCE BY MORTGAGOR. Mortgagor shall pay the Secured Indebtedness to Mortgagee and shall keep and perform each and every other obligation, covenant and agreement of the Loan Documents and the Unsecured Indemnity Agreement.

Section 2.03     WARRANTY OF TITLE. (a) Supplementing Section 2.01(f) hereof, Mortgagor warrants that it has the right and is lawfully authorized to sell, convey or encumber the Property subject only to those property specific exceptions to title contained in Schedule B of the Title Insurance Policy (the “Permitted Exceptions”). The warranties of Mortgagor contained in this Section 2.03(a) and in Section 2.01(f) hereof are made solely for the benefit of Mortgagee and any prospective purchaser of the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement, and any participant in the Loan as contemplated in this Mortgage.

(b)Mortgagor further covenants to warrant and forever defend Mortgagee from and against all persons claiming any interest in the Property other than interests specifically permitted hereunder.

Section 2.04 TAXES, LIENS AND OTHER CHARGES. (a) Unless otherwise paid to Mortgagee as provided in Section 2.05 hereof, Mortgagor shall pay (or shall cause to be paid) all real estate and other taxes and assessments which may be payable, assessed, levied, imposed upon or become a lien on or against any portion of the Property (all of the foregoing items are collectively referred to as the “Imposition(s)”). The Impositions shall be paid not later than the dates on which the particular Imposition would become delinquent and Mortgagor shall produce to Mortgagee receipts of the imposing authority, or other evidence reasonably satisfactory to Mortgagee, evidencing the payment of the Imposition in full, except with regards to Impositions paid by Mortgagee pursuant to Section 2.05 hereof. If Mortgagor elects by appropriate legal action to contest any Imposition, Mortgagor shall not be required to pay the Imposition provided that the contest operates to prevent enforcement or collection of the Imposition, or the sale or forfeiture of, the Property, and is prosecuted with due diligence and continuity. Upon termination of any proceeding or contest, Mortgagor shall pay the amount of the Imposition as finally determined in the proceeding or contest. In addition, Mortgagor covenants and agrees to pay (or cause to be paid) all water and sewer charges, vault and other license or permit fees, liens, fines, penalties, interest and other similar public and private claims which may be payable, assessed, levied, imposed upon or become a lien on or against any portion of the Property (“Other Charges”) on or before the date such charges, fees, liens, fines, penalties, interest and claims become delinquent and upon the request of Mortgagee, Mortgagor shall produce to Mortgagee receipts of the imposing authority, or other evidence reasonably satisfactory to Mortgagee, evidencing the payment of such amount in full. If Mortgagor elects by appropriate legal action to contest any Other Charges, Mortgagor shall not be required to pay such Other Charges provided that the contest operates to prevent enforcement or collection of such Other Charges, or the sale or forfeiture of, the Property, and is prosecuted with due diligence and continuity. Upon termination of any proceeding or contest, Mortgagor shall pay the amount of the Other Charges as finally determined in the proceeding or contest.

(b)In the event of the passage, after the Execution Date, of any law which deducts from the value of the Property, for the purposes of taxation, any lien or security interest encumbering the Property, or changing in any way the existing laws regarding the taxation of mortgages, deeds of trust and/or security agreements or debts secured by these instruments, or changing the manner for the collection of any such taxes, and the law has the effect of imposing payment of any Impositions upon Mortgagee, at Mortgagee’s option, the Secured Indebtedness shall become due and payable without any prepayment fee upon one hundred twenty (120) days’ prior written notice to Mortgagor. Notwithstanding the preceding sentence, Mortgagee’s election to accelerate the Loan shall not be effective if (1) Mortgagor is permitted by law (including, without limitation, applicable interest rate laws) to, and actually does, pay the Imposition or the increased portion of the Imposition and (2) Mortgagor agrees in writing to pay or reimburse Mortgagee in accordance with Section 11.06 hereof for the payment of any such Imposition which becomes payable at any time when the Loan is outstanding.

Section 2.05 ESCROW DEPOSITS. (a) Without limiting the effect of Section 2.04 and Section 3.01, Mortgagor shall pay to Mortgagee monthly on the same date the monthly installment is payable under the Note, an amount equal to one‑twelfth (1/12th) of the amounts Mortgagee reasonably estimates are necessary to pay, on an annualized basis, (a) all Impositions and (b) the premiums for the insurance policies required under this Mortgage (collectively the “Premiums”) until such time as Mortgagor has deposited an amount equal to the annual charges for these items and on demand, from time to time, shall pay to Mortgagee any additional amounts necessary to pay the Premiums and Impositions. Mortgagor will furnish to Mortgagee bills for Impositions and Premiums thirty (30) days before Impositions become delinquent and such Premiums become due for payment. If Mortgagee has the right hereunder to escrow sums as described in this Section 2.05 and Mortgagee is in fact holding such sums (as opposed to the applicable bank pursuant to the Lockbox Agreement), no amounts paid as Impositions or Premiums shall be deemed to be trust funds and these funds may be commingled with the general funds of Mortgagee but shall be held by Mortgagee in a non‑segregated interest‑bearing account, provided, however, that Mortgagee shall not guarantee any particular rate of return. All amounts held under this Section 2.05 shall be used only for the payment of the Premiums or Impositions for which the amounts were deposited.

(b)Notwithstanding the provisions of Section 2.05(a) to the contrary, provided no Event of Default or Lockbox Event has occurred under the Loan Documents, the Guaranty or the Unsecured Indemnity Agreement, Mortgagee shall not require an escrow for the Impositions or the Premiums (collectively, the “Escrow Waivers”), provided, with respect to the Premiums only, Mortgagor shall deliver to Mortgagee on or before the date on which any Premiums become delinquent, evidence satisfactory to Mortgagee that such Premiums have been paid in full, including, without limitation, certificates of insurance evidencing the insurance policies required pursuant to Section 3.01 of the Mortgage evidencing compliance with such Section 3.01. Each Event of Default, Lockbox Event or failure, with respect to Premiums only to provide the information provided in this Section 2.05(b), shall constitute a “Triggering Event”.

(c)Notwithstanding the provisions of Section 2.05(b) to the contrary, in the event Mortgagor shall cure the Event of Default referred to in Section 2.05(b) (provided Mortgagee has accepted said cure) or Mortgagor shall have cured a Lockbox Event or Mortgagor shall have provided the evidence regarding payment of Premiums, as set forth in Section 2.05(b) hereof, Mortgagee shall reinstate the Escrow Waivers and release all escrowed funds within five (5) Business Days of the applicable cure, provided, however, the Escrow Waivers shall be permanently terminated upon the occurrence of the third Triggering Event.

Section 2.06 CARE AND USE OF THE PROPERTY. (a) Mortgagor represents, warrants, and covenants as follows:

(i)Intentionally omitted;

(ii)Mortgagor shall at all times comply in all material respects with all present or future Requirements (including, without limitation, Prescribed Laws) affecting or relating to Mortgagor, the Property and/or the Use, and shall not use or knowingly permit the use of the Property, or any part thereof, for any illegal purpose.

(iii)Mortgagor, at its sole cost and expense, shall keep the Property in good order, condition, and repair.

(iv)Mortgagor shall abstain from, and not permit, the commission of physical waste to the Property and, subject to the rights of Macy’s Retail Holdings, Inc.; Neiman Marcus Group, LLC; Nordstrom, Inc.; Saks & Company Real Property LLC; and Bloomingdale’s, Inc., as tenant, under their respective leases of portions of the Real Property, (A) prior to a Securitization, shall obtain Mortgagee’s prior written consent (which consent, provided no Event of Default is continuing, shall not be unreasonably withheld or delayed) with respect to any alterations (including off-site work, such as roadwork) that (I) may have a material adverse effect on Mortgagor’s financial condition or the use, operation or value (including the net operating income) of the Property, (II) materially adversely affect the structural integrity of the Improvements or any utility or HVAC system contained in any Improvements or (III) the total estimated cost to Mortgagor of such alterations (when added to the total estimated costs to Mortgagor of all other alterations then being conducted at the Property) in the aggregate (other than such amounts to be paid or reimbursed by tenants under the Leases) at any time exceeds $50,000,000.00 (the “Threshold Amount”) or (B) after a Securitization, shall obtain Mortgagee’s prior written consent (which consent, provided no Event of Default is continuing, shall not be unreasonably withheld or delayed) with respect to any alterations (including off-site work, such as roadwork) that (I) may have a material adverse effect on Mortgagor’s financial condition or the use, operation or value (including the net operating income) of the Property or (II) materially adversely affect the structural integrity of the Improvements or any utility or HVAC system contained in any Improvements. If the total estimated cost to Mortgagor of such alterations (when added to the total estimated costs to Mortgagor of all other alterations then being conducted at the Property) in the aggregate shall exceed the Threshold Amount, Mortgagor shall promptly deliver to Mortgagee and maintain as security for the payment of such amounts and as additional security for Mortgagor’s obligations under the Loan Documents any of the following: (w) Cash, (x) U.S. Obligations, (y) other securities (of a type that a REMIC Trust is permitted to hold and foreclose upon) having a rating, if prior to Securitization, acceptable to Mortgagee or, after a Securitization has occurred, regarding which the Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the then current ratings assigned in connection with such Securitization or (z) a completion bond or Letter of Credit, in either case, issued by a financial institution having the Required Rating. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to such alteration (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and, if Mortgagor has not timely paid for the costs and expenses of the alteration, applied from time to time at the option of Mortgagee to pay for such alteration or to terminate the alteration and restore the Property to the extent necessary to prevent any material adverse effect on the use, operation or value (including the net operating income) of the Property.

(v)Mortgagor represents and warrants that the zoning approval for the Property is not dependent upon the ownership or use of any property which is not encumbered by the Mortgage.

(b)Mortgagee shall have the right, at any time and from time to time during normal business hours and upon reasonable prior notice, to enter the Property in order to ascertain Mortgagor’s compliance with the Loan Documents and the Unsecured Indemnity Agreement, to examine the condition of the Property, to perform an appraisal, to undertake surveying or engineering work, and to inspect premises occupied by tenants subject to the rights of tenants under their leases. Mortgagor shall reasonably cooperate with Mortgagee performing these inspections. Mortgagee shall reimburse Mortgagor for any losses or damages caused by such inspections.

(c)Mortgagor shall use, or cause to be used, the Property continuously (subject to any disruption due to any casualty at the Property) for the Use. Mortgagor shall not use, or knowingly permit the use of, the Property for any other use without the prior written consent of Mortgagee. Mortgagor shall not file or record a declaration of condominium, master deed of trust or mortgage or any other similar document evidencing the imposition of a so‑called “condominium regime” whether superior or subordinate to this Mortgage and Mortgagor shall not permit any part of the Property to be converted to, or operated as, a “cooperative apartment house” whereby the tenants or occupants participate in the ownership, management or control of any part of the Property.

(d)Without the prior written consent of Mortgagee, Mortgagor shall not (i) initiate or acquiesce in a change in the zoning classification of, and/or seek any variance under, existing zoning ordinances which would materially adversely affect the value of the Property, (ii) use or permit the use of the Property in a manner which may result in the Use becoming a non‑conforming use under applicable zoning ordinances, or (iii) subject the Property to restrictive covenants that may impair the lien of this Mortgage or materially impair the value of the Property.

Section 2.07 COLLATERAL SECURITY INSTRUMENTS. Mortgagor covenants and agrees that if Mortgagee at any time holds additional security for any obligations secured by this Mortgage, it may, upon the occurrence of an Event of Default, enforce its rights and remedies with respect to the security, at its option, either before, concurrently or after a sale of the Property is made pursuant to the terms of this Mortgage. Mortgagee may apply the proceeds of the additional security to the Secured Indebtedness without affecting or waiving any right to any other security, including the security under this Mortgage, and without waiving any breach or default of Mortgagor under this Mortgage, any other Loan Document, or the Unsecured Indemnity Agreement.

Section 2.08     SUITS AND OTHER ACTS TO PROTECT THE PROPERTY. (a) Mortgagor shall promptly notify Mortgagee of the commencement, or receipt of written notice, of any and all material actions or proceedings or other material claim affecting the Property or Mortgagor and/or the interest of Mortgagee under the Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement (collectively, “Actions”). Mortgagor shall appear in and defend any Actions.

(b)Mortgagee shall have the right, at the cost and expense of Mortgagor, to institute, maintain and participate in Actions and take such other action, as it may deem appropriate in the good-faith exercise of its discretion to preserve or protect the Property and/or the interest of Mortgagee under the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement if Mortgagor has not instituted, maintained or participated in Actions in an appropriate manner as reasonably determined by Mortgagee. Any money paid by Mortgagee under this Section shall be reimbursed to Mortgagee in accordance with Section 11.06 hereof.

Section 2.09     LIENS AND ENCUMBRANCES. Except as expressly permitted herein, without the prior written consent of Mortgagee, to be exercised in Mortgagee’s sole and absolute discretion, other than (a) the liens and security interests created by the Loan Documents, (b) the Permitted Exceptions, (c) liens, if any, for taxes imposed by any governmental authority not yet due or delinquent, (d) such Liens as Mortgagee has approved or may approve in writing in Mortgagee’s sole discretion, and (e) Liens (other than Liens to secure Indebtedness except to the extent if any expressly permitted under clause (t) of the definition of “Special Purpose Entity” in Section 2.10 hereof) that do not, individually or in the aggregate, materially adversely affect the value, operation, or, use of the Property or Mortgagor’s ability to repay the Loan, Mortgagor shall not create, place or allow to remain any lien or encumbrance on the Property, including deeds of trust, mortgages, security interests, conditional sales, mechanics’ liens, tax liens or assessment Liens regardless of whether or not they are subordinate to the lien created by this Mortgage (collectively, “Liens and Encumbrances”). If any Liens and Encumbrances which are not permitted by the preceding sentences are recorded against the Property or any part of the Property, Mortgagor shall obtain a discharge and release of any Liens and Encumbrances or obtain title insurance over such liens and encumbrances within thirty (30) days after receipt of notice of their existence. Notwithstanding the foregoing, Mortgagor, without the approval of Mortgagee, may grant easements, reservations and rights of way in the ordinary course of business for water and sewer lines, telephone and cable lines, electric and natural gas lines or other public utilities for similar purposes provided that no such easement or encumbrance shall have a material adverse effect on the utility or operation of the Property or materially adversely affect the value of the Property.

Section 2.10     SINGLE PURPOSE ENTITY. (a) Until the Debt has been paid in full, Mortgagor hereby represents, warrants and covenants that each of Prior Mortgagor, Mortgagor and SPE Entity was and each of Mortgagor and each SPE Entity is and shall continue to be a Special Purpose Entity.

(b)All of the assumptions made in the Non‑Consolidation Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects, and any assumptions made in any Additional Non‑Consolidation Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects. Each of Mortgagor and each SPE Entity has complied and will comply with all of the assumptions made with respect to it in the Non‑Consolidation Opinion. Each of Mortgagor and each SPE Entity will have complied and will comply with all of the assumptions made with respect to it in any Additional Non‑Consolidation Opinion. Each entity other than Mortgagor with respect to which an assumption shall be made in any Additional Non‑Consolidation Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Non‑Consolidation Opinion.

(c)Mortgagor has not at any time owned any real property other than, or engaged in any business activities or incurred any debt (contingent or actual) unrelated to, the Property. Mortgagor has at all times maintained and accounted for its assets in such a manner that it would not be costly or difficult to segregate, ascertain or identify its assets from those of its Affiliates. Mortgagor has not engaged in any activities or made any representations that would cause a reasonable creditor of any of its Affiliates to believe that the assets of Mortgagor are available for payment of the debts of such Affiliate.

(d)Prior Mortgagor, has not at any time owned any asset other than the Land and the improvements, fixtures and personal property located on the Land related to the shopping center located at the Land, or engaged in any business activities or incurred any debt (contingent or actual) unrelated thereto. Prior Mortgagor has at all times maintained and accounted for such asset in such a manner that it would not be costly or difficult to segregate, ascertain or identify its assets from those of its Affiliates. Prior Mortgagor has not engaged in any activities or made any representations that would cause a reasonable creditor of any of its Affiliates to believe that the assets of Prior Mortgagor are available for payment of the debts of such Affiliate.

(e)Managing Member has not at any time owned any asset other than its managing membership interest in Mortgagor, or engaged in any business activities or incurred any debt (contingent or actual) unrelated thereto. Managing Member has at all times maintained and accounted for such asset in such a manner that it would not be costly or difficult to segregate, ascertain or identify its assets from those of its Affiliates. Managing Member has not engaged in any activities or made any representations that would cause a reasonable creditor of any of its Affiliates to believe that the assets of Managing Member are available for payment of the debts of such Affiliate.

“Special Purpose Entity” shall mean a corporation, partnership or limited liability company which at all times, on and after the Execution Date:
(a)is organized solely for the purpose of (i) acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property and in the case of Mortgagor only, owning any TRS Subsidiary (if established pursuant to the terms hereof), (ii) in the case of Mortgagor only, entering into the Loan Documents, the Guaranty, and/or the Unsecured Indemnity Agreement with Mortgagee, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing or (iii) with respect to a TRS Subsidiary, owning and operating the TRS Subsidiary Business and entering into the TRS Subsidiary Loan Documents, or (iv) in the case of an SPE Entity, acquiring and holding an ownership interest in Mortgagor and acting as a managing member of Mortgagor;

(b)is not engaged and will not engage in any business unrelated to the purposes set forth in clause (a)(i), (ii) or (iii) as applicable, above;

(c)does not have and will not have any assets other than those related to (i) the Property, (ii) if the TRS Subsidiary is formed, the ownership of 100% of the interest in such TRS Subsidiary (or with respect to TRS Subsidiary, assets related to the TRS Subsidiary Business), or (iii) in the case of SPE Entity, an ownership interest in Mortgagor;

(d)to the fullest extent permitted by law, has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger (except that Short Hills Associates, a New Jersey general partnership, which owned the Property prior to its ownership by Mortgagor, was merged into Mortgagor, effective December 31, 2001, pursuant to an Agreement and Plan of Merger), sale of all or substantially all of its (and in the case of SPE Entity, Mortgagor’s) assets (except as otherwise permitted herein);

(e)with respect to Mortgagor and SPE Entity only, has organizational documents that contain and will contain such restrictions on transfers of interests therein consistent with this Mortgage;

(f)with respect to Mortgagor and SPE Entity only, has organizational documents that contain and will contain restrictions on the modification and amendment of Special Purpose Provisions of such organizational documents requiring the prior written consent of Mortgagee and, after a Securitization, confirmation by each applicable Rating Agency that such modification or amendment will not, in and of itself, result in a reduction, withdrawal, downgrade or qualification of the then current rating of the Loan or any pool of loans of which the Loan forms a part, or of any rated Securities;

(g)with respect to Mortgagor and SPE Entity only, if such entity is a general partnership, has and will have at least two (2) general partners that are each a Special Purpose Entity;

(h)if any such entity is a limited partnership, has and will have at least one (1) general partner, which is a Special Purpose Entity;

(i)if any such entity is a corporation, has and will have at least two (2) Independent Directors, and has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless both Independent Directors shall have participated in such vote and if such corporation is intended to serve as an SPE Entity which is a general partner or managing member of another entity, such corporation owns and will own not less than one percent (1%) of the equity of such other entity;

(j)if such entity is a limited liability company (with more than one member), has and will have at least one member that is and will be a Special Purpose Entity that has and will have at least two (2) Independent Directors or Independent Managers, as the case may be, and that owns and will own at least one percent (1%) of the equity of such limited liability company;

“Independent Director” or “Independent Manager” means a natural person who (I) shall have, at the time of his/her appointment, had at least three (3) years experience in serving as an independent director, (II) be employed by, in good standing with and engaged by Mortgagor in connection with, in each case, an Professional Independent Director (as defined below) or a Professional Independent Manager (as defined below) and (III) is not at the time of initial appointment as a director or at any time while serving as a director or manager of the SPE Entity and has not been at any time during the five (5) years preceding such initial appointment:
(i)    a stockholder, director (with the exception of serving as an Independent Director or Independent Manager of the SPE Entity), officer, trustee, employee, partner, member, attorney or counsel of the SPE Entity, Mortgagor, or any Affiliate of either of them;
(ii)    a creditor, customer, supplier, or other person who derives any of its purchases or revenues from its activities with the SPE Entity, Mortgagor, or any Affiliate of either of them;
(iii)    a Person Controlling or under common Control with any Person excluded from serving as Independent Director or Independent Manager under (i) or (ii) above; or
(iv)    a member of the immediate family by blood or marriage of any Person excluded from serving as Independent Director or Independent Manager under (i) or (ii) above.
For purposes of this paragraph only, an “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For the purposes of this definition only, an Affiliate of a Person includes, without limitation, (i) any officer or director of such Person, and (ii) any record or beneficial owner of more than ten percent (10%) of any class of ownership interests of such Person. For purposes of this definition only, “control” of any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of ownership interest, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

A natural person who satisfies the foregoing definition other than subparagraph (ii) thereof shall not be disqualified from serving as an Independent Director or Independent Manager of the SPE Entity if such individual is an Independent Director or Independent Manager provided by a nationally‑recognized company that provides professional independent directors or independent managers (a “Professional Independent Director” or a “Professional Independent Manager”) and other corporate services in the ordinary course of its business.
A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) thereof by reason of being the independent director or independent manager of a “special purpose entity” affiliated with the SPE Entity or Mortgagor shall not be disqualified from serving as an Independent Director or Independent Manager of the SPE Entity if such individual is (A) a Professional Independent Director or Professional Independent Manager or (B) the fees that such individual earns from serving as independent director or independent manager of Affiliates of the SPE Entity or the Mortgagor in any given year constitute in aggregate less than five percent (5%) of such individual’s annual income for that year. Notwithstanding the immediately preceding sentence, an Independent Director or Independent Manager may not simultaneously serve as Independent Director or Independent Manager of the SPE Entity and independent director or independent manager of a special purpose entity (other than the SPE Entity) that owns a direct or indirect equity interest in Mortgagor or a direct or indirect equity interest in any co‑Mortgagor with Mortgagor. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve the SPE Entity’s separateness that are substantially similar to the special purpose provisions of this Section 2.10 (the “Special Purpose Provisions”).
(k)if such entity is a limited liability company with only one (1) member, is a limited liability company organized in the State of Delaware that has and will have (i) an operating agreement that requires at least two (2) Independent Directors or Independent Managers be appointed and does not allow it or TRS Subsidiary (and, in the case of an SPE Entity, Mortgagor) to take any action resulting in the bankruptcy of it or TRS Subsidiary (and, in the case of an SPE Entity, Mortgagor) unless two (2) Independent Directors or Independent Managers shall have participated in such vote and (ii) an operating agreement that requires (A) at least two (2) Springing Members that will become the member of such entity upon there being no other member of such entity, (B) any resignation, removal or replacement of any Independent Director or Independent Manager shall not be effective without (1) prior written notice to Mortgagee and, after a Securitization has occurred, the Rating Agencies (which such prior written notice must be given on the earlier of five (5) days or three (3) Business Days prior to the applicable resignation, removal or replacement) and (2) evidence that the replacement Independent Director or Independent Manager satisfies the applicable terms and conditions hereof and of the applicable organizational documents (which such evidence must accompany the aforementioned notice); (C) to the fullest extent permitted by applicable law and notwithstanding any duty otherwise existing at law or in equity, the Independent Directors or Independent Managers shall consider only the interests of the constituent equity owners of Mortgagor, Mortgagor or any SPE Entity (including Mortgagor’s or any SPE Entity’s respective creditors) in acting or otherwise voting on the matters provided for herein and in Mortgagor’s organizational documents (which such fiduciary duties to the constituent equity owners of Mortgagor, any SPE Entity and Mortgagor (including Mortgagor’s or any SPE Entity’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Mortgagor or any SPE Entity exclusive of (x) all other interests (including, without limitation, all other interests of the constituent equity owners of Mortgagor and any SPE Entity), (y) the interests of other Affiliates of the constituent equity owners of Mortgagor and any SPE Entity, any SPE Entity and Mortgagor and (z) the interests of any group of Affiliates of which the constituent equity owners of Mortgagor and any SPE Entity, any SPE Entity or Mortgagor is a part)); (D) other than as provided in subsection (C) above, the Independent Directors and Independent Managers shall not have any fiduciary duties to any constituent equity owners of Mortgagor and any SPE Entity, any directors of Mortgagor or any other Person; (E) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and (F) to the fullest extent permitted by applicable law, an Independent Director shall not be liable to Mortgagor, any constituent equity owners of Mortgagor and any SPE Entity or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director or Independent Manager acted in bad faith or engaged in willful misconduct;

(l)if such entity is (i) a limited liability company, has and will have articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has and will have a general partner which has and will have an operating agreement or by‑laws, as the case may be, or (iii) a corporation, has and will have a certificate of incorporation or articles of incorporation that, in each case, provide that such entity will not (and, in the case of an SPE Entity, will not permit Mortgagor to): (A) dissolve, merge, liquidate, consolidate; (B) sell all or substantially all of its (and, in the case of an SPE Entity, Mortgagor’s) assets, except as otherwise permitted herein; (C) engage in any other business activity, or amend its (and, in the case of an SPE Entity, Mortgagor’s) organizational documents with respect to the matters set forth in this paragraph without the consent of Mortgagee; or (D) without the unanimous vote of all of (i) its or, (ii) in the case of a limited partnership which has a general partner that is an SPE Entity, its general partner’s, and (iii) in the case of a limited liability company which has a managing member that is an SPE Entity, its managing member’s, directors or managers, as applicable, including the affirmative vote of both Independent Directors or Independent Managers of (x) its, or (y) in the case of a limited partnership which has a general partner that is an SPE Entity, its general partner’s, and (z) in the case of a limited liability company which has a managing member that is an SPE Entity, its managing member’s, board of directors or board of managers, as applicable, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;

(m)has paid and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, and has maintained, is maintaining and shall maintain adequate capital in light of its contemplated business operations;

(n)has taken and will take all reasonable actions to correct any known misunderstanding regarding the separate identity of such entity;

(o)has maintained and will maintain its bank accounts, books and records separate from any other Person and has filed and will file its own tax returns, except to the extent that it is a corporation or a limited liability company which files or will file consolidated tax returns with another corporation or a wholly‑owned subsidiary that files or will file its tax returns with its parent entity;

(p)has not commingled and will not commingle its funds or assets with those of any other Person;

(q)has maintained and will maintain its own financial statements showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however, that such entity’s assets may be included in a consolidated financial statement of an Affiliate;

(r)has paid and will pay its own liabilities and expenses, including the salaries of its own employees, if any, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations or has retained and will retain a property manager, as applicable;

(s)has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(t)has no Indebtedness that is still outstanding and will have no Indebtedness other than, in the case of Mortgagor, (i) the Loan and (ii)  unsecured Indebtedness in an amount not to exceed Twenty Million and No/100 Dollars ($20,000,000.00) in the aggregate (excluding amounts payable to tenants for tenant improvements, tenant allowances or similar payments and brokers or Manager for leasing commissions payable in each case pursuant to Leases executed in accordance with the terms hereof), incurred in the ordinary course of business relating to the ownership and operation of the Property (including trade payables) and the routine administration of Mortgagor, which are not more than sixty (60) days past the date incurred (unless Mortgagor is in good faith contesting same) and not evidenced by a note and (iii) Indebtedness incurred in the ordinary course of business in connection with the financing of Personal Property or fixtures or equipment at the Property, which financing may be secured by, and only by, a pledge of the Personal Property or such fixtures or equipment, provided that equipment/fixtures lenders under such financing(s) agree to give Mortgagee notice of any default thereunder and provide Mortgagee with a reasonable opportunity to cure such default; provided, however, in no event shall amounts incurred by Mortgagor pursuant to this clause (iii) plus the amount of Indebtedness incurred by Mortgagor under clause (ii) exceed Twenty Million and No/100 Dollars ($20,000,000.00), and if such Indebtedness under this clause (iii) is evidenced by a note, such Indebtedness is paid on the date payment is due under such note. No Indebtedness other than the Loan may be secured (subordinate or pari passu) by the Property, except as set forth in this clause (iii);

(u)has not and will not guarantee or become obligated for the debts of any other Person or hold out its credit or assets or pledge its assets as being available for the benefit or to satisfy the obligations of any other Person except as permitted pursuant to this Mortgage, specifically, the TRS Subsidiary shall be permitted to enter into a subsidiary guaranty and a pledge agreement for the benefit of Mortgagee;

(v)has not and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate, provided, however, if TRS Subsidiary is formed, Mortgagor may acquire and hold 100% of the interests in such TRS Subsidiary;

(w)has allocated and will allocate fairly and reasonably any overhead expenses for shared office space that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(x)has maintained and used and will maintain and use separate stationery, invoices and checks bearing its own name;

(y)has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of such Person and not as a division or part of any other Person, except for services rendered by Manager under the Management Agreement, so long as Manager holds itself out and will hold itself out as an agent of such Person;

(z)has not made any loan or advance to any Person (other than loans or advances to tenants that are no longer outstanding) or held evidence of indebtedness issued by any other Person (other than cash and investment‑grade securities) and will not make loans or advances to any Person or hold evidence of indebtedness issued by any other Person (other than cash and investment‑grade securities), it being agreed that references to loans or advances do not include tenant allowances;

(aa)    except for capital contributions and distributions, has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates, except in the ordinary course of business and on commercially reasonable terms;

(bb)    has not and will not have any obligation to, and will not, indemnify its partners, officers, directors or members, as the case may be, unless such indemnification obligation is and will be fully subordinated to the Debt and will not constitute a claim against such entity in the event its cash flow is insufficient to satisfy its obligations or is or will be to an Independent Director or Independent Manager or a Springing Member that is also an Independent Director or Independent Manager;

(cc)    has complied and will comply with all of the terms and provisions contained in its organizational documents, and the statements of facts contained in its organizational documents are true and correct and will remain true and correct;

(dd)    if such entity is a limited partnership, the limited partnership agreement requires and will require the remaining partners to continue the partnership as long as one (1) solvent general partner exists; and

(ee)    if such entity is a limited liability company with only one (1) member, its articles of organization, certificate of formation and/or operating agreement, as applicable, provides and will provide that a Springing Member automatically becomes a Member to continue the life of the limited liability company without dissolution in the event of a termination event;

(ff)    has not and will not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity, except the TRS Subsidiary and except in the case of an SPE Entity, the ownership interest in Mortgagor;

(gg)    has not had any of its obligations guaranteed by an affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan) or the Guaranty or the Unsecured Indemnity Agreement or any other guarantees that are expressly contemplated by the Loan Documents, and shall not have any of its obligations guaranteed by an affiliate in the future, except for the Guaranty or the Unsecured Indemnity Agreement, or any other guarantees under which the guaranteed obligations will not exceed, in the aggregate at any one time outstanding, Ten Million and No/100 Dollars ($10,000,000.00).

Section 2.11    CASH MANAGEMENT; LOCKBOX ACCOUNT. (a) On or prior to the date hereof, an account (the “Lockbox Account”) into which Mortgagor shall deposit, or cause to be deposited, all Rents and other revenue (subject to Section 2.11(i) hereof) from the Property has been established with Agent. Mortgagor agrees that, upon the occurrence and during the continuance of an Event of Default or the occurrence of a Lockbox Event until the occurrence of a cure of such Event of Default or a Lockbox Termination Event, as applicable, Mortgagor shall establish with Agent the Payment Reserve Account and the Tax and Insurance Account in accordance with the Lockbox Agreement. Mortgagor hereby grants to Mortgagee a first priority security interest in the Accounts and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Mortgagee a perfected first priority security interest in the Lockbox Account, including, without limitation, executing and filing UCC‑1 Financing Statements and continuations thereof. All costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Mortgagor. Mortgagor will not in any way alter or modify the Lockbox Agreement without Mortgagee’s consent and will notify Mortgagee of the Lockbox Account number.

(b)Mortgagor shall, or shall cause Manager to, deliver written instructions to all tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account. Without limitation of the foregoing, Mortgagor shall notify and advise each tenant of the Property under each lease with respect to the Property (whether such lease is presently effective or executed after the date hereof) to send directly to the Lockbox Account all payments of Rent. Mortgagor shall so notify and advise such tenants pursuant to an instruction letter in the form of Exhibit “E” attached hereto (a “Tenant Direction Letter”) to the extent Mortgagor has not previously so instructed the tenants.

(c)Commencing with the first billing statement delivered after the date hereof and for each subsequent statement delivered, Mortgagor and Manager shall instruct all Persons that maintain open accounts with Mortgagor or Manager or with whom Mortgagor or Manager does business on an “accounts receivable” basis with respect to the Property to deliver all payments due under such accounts to the Lockbox Account. Neither Mortgagor nor Manager shall direct, any such Person to make payments due under such accounts in any other manner.

(d)If, notwithstanding the provisions of this Section 2.11, Mortgagor or Manager receives any Rents or other income from the Property then (i) such amounts shall be deemed to be Collateral and shall be held in trust for the benefit, and as the property, of Mortgagee, (ii) Mortgagor or Manager shall, except as described in Section 2.11(i) hereof, deposit such amounts in the Lockbox Account within one (1) Business Day of receipt, and (iii) Mortgagor and Manager shall exercise reasonable efforts to cause the applicable tenant to thereafter remit its Rents to the Lockbox Account.

(e)Without the prior written consent of Mortgagee, neither Mortgagor nor Manager shall terminate, amend, revoke or modify any Tenant Direction Letter to pay any amount in any manner other than as provided in the related Tenant Direction Letter.

(f)Mortgagor shall make such additional deposits into the Lockbox Account as may be required by the Loan Documents.

(g)Agent is authorized to accept electronic payments, including, without limitation, wire transfers and automated clearinghouse payments. The receipt of such payments will be subject to applicable laws, rules and regulations which may include, without limitation, requiring a reversal of an initial credit or a return of such payment.

(h)Except for the Kiosk Account, Mortgagor warrants, represents and covenants that (i) there are no other accounts maintained by Mortgagor, Manager or any other Person into which Rents or other revenues from the ownership and operation of the Property are deposited and (ii) so long as the Note shall be outstanding, neither Mortgagor, Manager, nor any other Person shall open any other such account for the deposit of Rents or other revenues from the Property except for accounts opened by a TRS Subsidiary in accordance with this Mortgage.

(i)Mortgagor and Manager shall be permitted to maintain a bank account (the “Kiosk Account”) into which Rents from Tenants pursuant to License Agreements and other miscellaneous revenue from sources other than Tenants, may be deposited. Except as hereinafter set forth, no withdrawals are permitted from the Kiosk Account. At any time that there exists no Event of Default or a Lockbox Event, Mortgagor or Manager shall be permitted to transfer funds in the Kiosk Account to an account controlled by the Mortgagor (the “Borrower Account”); provided that on any Business Day on which the amount of available funds on deposit in the Kiosk Account exceeds Two Hundred Thousand and No/100 Dollars ($200,000.00), Mortgagor or Manager be required to transfer the funds in the Kiosk Account to the Borrower Account. Upon the occurrence of and during the continuance of an Event of Default or a Lockbox Event until a Lockbox Termination Event, at any time that the available funds in the Kiosk Account exceed One Hundred Thousand and No/100 Dollars ($100,000.00), Mortgagor and Manager shall cause all funds in the Kiosk Account to be transferred, by wire transfer or the automated clearing house system, to the Lockbox Account. Notwithstanding the foregoing, Mortgagor and Manager shall not be obligated to transfer any funds from the Kiosk Account to the Lockbox Account until the occurrence of and during the continuance of an Event of Default or the occurrence of a Lockbox Event until a Lockbox Termination Event.

(j)Upon payment and performance in full of the Obligations and upon Mortgagor’s written request, Mortgagee shall execute and deliver to Mortgagor a signed letter (in the form of Exhibit “F” attached hereto directing tenants to pay the Rents directly to Mortgagor or as otherwise directed by Mortgagor). Mortgagor shall be obligated to deliver such letters to each Tenant.

Section 2.12    DISBURSEMENTS FROM THE LOCKBOX ACCOUNT.

(a)Any amounts on deposit in the Lockbox Account shall be automatically transferred at the end of each Business Day to an account of Mortgagor; provided, however, that upon the occurrence and during the continuance of an Event of Default or the occurrence of a Lockbox Event until the occurrence of a Lockbox Termination Event, if any, Mortgagee shall instruct Agent to suspend such transfer to Mortgagor’s account and all funds in the Lockbox Account shall be disbursed in accordance with the terms and conditions of the this Section 2.12. Except as set forth in the Lockbox Agreement, Mortgagor shall have no rights to make withdrawals therefrom or receive the proceeds thereof.

(b)During a Lockbox Event, Mortgagee shall instruct Agent that all funds in the Lockbox Account shall be applied, on each Business Day, in the following order of priority:

(i)First, funds sufficient to pay the required monthly deposits for Impositions and Premiums, as described in Section 2.04(a) of this Mortgage, shall be deposited in the Tax and Insurance Account;

(ii)Second, funds sufficient to pay the next Debt Service payment due and payable under the Loan Documents shall be deposited in the Payment Reserve Account;

(iii)Third, funds sufficient to pay any interest accruing at the Default Rate and late payment charges, if any, and other amounts (without duplication of amounts under the clause (ii) above) then due to Mortgagee under the Loan Documents shall be deposited in the Payment Reserve Account; and

(iv)Lastly, provided no Event of Default has occurred and remains uncured, all amounts remaining in the Lockbox Account after deposits for items in clauses (i) through (iii) shall be deposited into the Borrower Account.

(c)Upon the occurrence and during the continuance of an Event of Default, Mortgagee shall promptly notify Agent in writing of such Event of Default and, notwithstanding anything to the contrary in this Agreement, without notice from Agent or Mortgagee, (i) Mortgagor shall have no further right in respect of (including, without limitation, the right to instruct Mortgagee or Agent to transfer from) the Accounts, (ii) Mortgagee may provide notice to the Lockbox Bank to distribute all amounts in the Accounts to Lender and (iii) Mortgagee may apply any funds in the Accounts to any Obligations in such order of priority as Mortgagee may determine.

(d)During the continuance of a Lockbox Event, Lender shall (i) withdraw amounts on deposit in the Tax and Insurance Account to pay Impositions and Premiums when due and (ii) withdraw amounts from the Payment Reserve Account (A) to pay Debt Service on the date such payment is due and payable, and (B) to make the payments more particularly described in Section 2.12(b)(iii), if applicable.

(e)Upon the occurrence of a Lockbox Event or Lockbox Termination Event, Mortgagee shall provide Agent with entitlement orders and/or disbursement instructions, as applicable, in accordance with the Lockbox Agreement. Mortgagee shall simultaneously forward a copy of any entitlement orders and disbursement instructions to Mortgagor.

Section 2.13    Qualified Manager. The Property shall at all times be managed by a Qualified Manager. Mortgagee acknowledges that the Management Agreement has been approved. Any subsequent agreement for the management and operation of the Property shall also be subject to Mortgagee’s approval (other than amendments to the Management Agreement that do not increase the base management fee above 5% of the gross revenues of the Property or increase other fees or commissions payable to Manager, unless Mortgagor reasonably determines that the same would result in greater cost savings to Mortgagor than increases in such fees and or commissions or cause the Management Agreement to contain commercially unreasonable terms). Mortgagor shall provide copies of any amendments to the Management Agreement to Mortgagee promptly after execution thereof.

Section 2.14    SURVIVAL OF REPRESENTATIONS. Mortgagor agrees that all of the representations and warranties of Mortgagor set forth in Section 2.01 and elsewhere in this Mortgage, the other Loan Documents and the Unsecured Indemnity Agreement shall be deemed given and made as of the Execution Date and the date of the funding of the Loan and survive for so long as any amount remains owing to Mortgagee under this Mortgage, any of the other Loan Documents, or the Unsecured Indemnity Agreement by Mortgagor. All representations, warranties, covenants and agreements made in this Mortgage, the other Loan Documents, and the Unsecured Indemnity Agreement by Mortgagor shall be deemed to have been relied upon by Mortgagee notwithstanding any investigation heretofore or hereafter made by Mortgagee or on its behalf.

ARTICLE III

INSURANCE

Section 3.01    REQUIRED INSURANCE AND TERMS OF INSURANCE POLICIES.

(a)During the term of this Mortgage, Mortgagor at its sole cost and expense must provide insurance policies, subject to the terms of Section 3.01(a)(xiv) below, and certificates of insurance for types of insurance described below all of which must be satisfactory to Mortgagee as to form of policy, amounts, deductibles, sublimits, types of coverage, exclusions and the companies underwriting these coverages. In no event shall such policies be terminated or otherwise allowed to lapse. Mortgagor shall be responsible for its own deductibles. Mortgagor shall also pay for any insurance, or any increase of policy limits, not described in this Mortgage which Mortgagor requires for its own protection or for compliance with government statutes. Mortgagor’s insurance shall be primary and without contribution from any insurance procured by Mortgagee, including, without limitation, any insurance obtained by Mortgagee pursuant to Section 3.01(d)(v) hereof. Evidence of insurance shall be delivered to Mortgagee in accordance with the following requirements:

(i)Property insurance on the Improvements (excluding the Improvements leased pursuant to the Major Leases, if the tenants thereunder are required to maintain, and have not failed to maintain, all risk insurance with respect to such Improvements as stated in this Section 3.01) and the Personal Property insuring against any peril now or hereafter included within the classification “All Risk” or “Special Perils,” including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” (as hereinafter defined) of the Improvements and Personal Property (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property, containing no margin clause unless approved by Mortgagee and waiving all co-insurance provisions; (C) except as set forth in subsections (viii) and (xi) below providing for no deductible in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) for all such insurance coverage (each, as applicable, the “Required Deductible”) or such higher deductibles if Mortgagor provides Mortgagee a Letter of Credit in an amount equal to the difference between the actual deductible and the Required Deductible, which Letter of Credit may be drawn upon by Mortgagee upon the occurrence of a Casualty to pay such amounts that would have been paid by the issuer of the Policies (hereinafter defined) if the Required Deductible had been maintained; and (D) containing an “Ordinance or Law Coverage,” “Operation of Building Laws, Demolition Costs and Increased Cost of Construction” or “Enforcement” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, then in the amount of 100% of the Full Replacement Cost. The Full Replacement Cost shall be determined from time to time by an appraiser or contractor designated and paid by Mortgagor and approved by Mortgagee or, at Mortgagor’s election, by an engineer or appraiser in the regular employ of the insurer. The “Full Replacement Cost” for purposes of this Article III shall mean the estimated total cost of construction required to replace the Improvements with a substitute of like utility, and using modern materials and current standards, design and layout. For purposes of calculating Full Replacement Cost direct (hard) costs shall include, without limitation, labor, materials, supervision and contractor’s profit and overhead and indirect (soft) costs shall include, without limitation, fees for architect’s plans and specifications, construction financing costs, permits, sales taxes, insurance and other costs included in the Marshall Valuation Service published by Marshall & Swifts;

(ii)Commercial General Liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the form with a combined single limit of not less than the amount set forth in the Defined Terms of One Million per occurrence and No/100 Dollars ($1,000,000.00) and Two Million and No/100 Dollars ($2,000,000.00) in the aggregate for any policy year, plus umbrella liability coverage in an amount not less than Fifty Million and No/100 Dollars ($50,000,000.00) per occurrence; (B) to continue at not less than this limit until required to be changed by Mortgagee in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all contracts; and (5)

contractual liability covering the indemnities contained in this Mortgage to the extent the same is available;

(iii)Business Income insurance in an amount sufficient to prevent Mortgagor from becoming a co-insurer within the terms of the applicable policies, and sufficient to recover twenty-four (24) months “Business Income” (as hereinafter defined) or actual loss sustained with no time limitation and with an Extended Period of Indemnity of 12 months following Restoration. The amount of such insurance shall be increased from time to time during the term of this Mortgage as and when new leases and renewal leases are entered into and rents payable increase or the annual estimate of gross income from occupancy the Property increases to reflect such rental increases. “Business Income” shall mean the sum of (i) the total anticipated gross income from occupancy of the Property, (ii) the amount of all charges (such as, but not limited to, operating expenses, insurance premiums and taxes) which are the obligation of tenants or occupants to Mortgagor, (iii) the fair market rental value of any portion of the Property which is occupied by Mortgagor, and (iv) any other amounts payable to Mortgagor or to any affiliate of Mortgagor pursuant to leases.

(iv)If Mortgagee determines at any time that any part of the Property is located in an area identified on a Flood Hazard Boundary Map or Flood Insurance Rate Map issued by the Federal Emergency Management Agency as having special flood hazards and flood insurance has been made available (e.g. other than Zones B, C or X), Mortgagor will maintain a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount not less than the lesser of (i) “Full Replacement Cost” or (ii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as amended. In addition, if Mortgagee determines at any time that any part of the Property is located in Flood Zone A or V, Difference in Conditions (DIC) insurance and/or excess insurance from and against all losses, damages, costs, expenses, claims and liabilities related to or arising from acts of flood, of such types, in such amounts, with such deductibles, issued by such companies, and on such forms of insurance policies as required by Mortgagee (provided, however, deductibles that arise from a named storm shall be 5% of the insurable value);

(v)At all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form (described in Section 3.01(a) above) does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called “Builder’s All-Risk” completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 3.01(a)(i) above including, without limitation, for demolition and increased cost of construction or renovation, (3) including Occupancy endorsement (4) with an agreed amount endorsement (in an amount reasonably required by Mortgagee including an Occupancy endorsement) waiving co-insurance provisions and (5) Worker’s Compensation Insurance covering all persons engaged in the construction, renovation or alteration in an amount at least equal to the minimum required by statutory limits of the State;

(vi)Workers’ Compensation insurance, subject to the statutory limits of the State, and employer’s liability insurance with a limit of at least One Million and No/100 Dollars ($1,000,000.00) per accident and per disease per employee, and One Million and No/100 Dollars ($1,000,000.00) for disease in the aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operations (if applicable);

(vii)Boiler & Machinery, or Equipment Breakdown Coverage, insurance covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the Improvements, in an amount equal to one hundred percent (100%) of the full replacement cost of all equipment installed in, on or at the Improvements. These policies shall insure against physical damage to and loss of occupancy and use of the Improvements arising out of an accident or breakdown;

(viii)insurance from and against all losses, damages, costs, expenses, claims and liabilities related to or arising from acts of terrorism, of such types, in such amounts, with such deductibles, issued by such companies, and on such forms of insurance policies as required by Mortgagee. Notwithstanding the foregoing, in the event that the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2007, or other similar government legislation, is no longer in effect, Mortgagor shall only be required to maintain such coverage as may be obtained at a cost equal to two (2) times the amount of the premium for the All-Risk Property and Liability coverage provided in Section 3.01(a)(i), (ii) and (iii) above for the then-current insurance period;

(ix)Business Automobile Insurance with a combined single limit of not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence for bodily injury and property damage arising out of the use of owned, non-owned, hired and/or leased automotive equipment when such equipment is operated by Mortgagor, Mortgagor’s employees or Mortgagor’s agents in connection with the Property;

(x)if the Property is or becomes a legal “non-conforming” use, ordinance or law coverage and insurance coverage to compensate for the cost of demolition or rebuilding of the undamaged portion of the Property along with any reduced value and the increased cost of construction in amounts as requested by Mortgagee;

(xi)windstorm coverage (including coverage for Named Storms) in an amount equal to the Full Replacement Cost (plus an amount equal to the business income insurance and Extended Period of Indemnity contemplated in Section 3.01(a)(iii)) and on terms consistent with the commercial property insurance policy required under Section 3.01(a)(i) above; provided, however, that the Required Deductible for windstorm shall not exceed the greater of (i) Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) or (ii) five percent (5%) of the insurable values;

(xii)Such other insurance (i) as may from time to time be required by Mortgagee to replace coverage against any hazard, which as of the date hereof is insured against under any of the insurance policies described in Sections 3.01(a)(i) through (xi), and (ii) as may from time to time be reasonably required by Mortgagee against other insurable hazards, including, but not limited to, vandalism, earthquake, environmental, sinkhole and mine subsidence; and

(xiii)upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as Mortgagee from time to time may reasonably request against such other insurable hazards; provided however that Mortgagor shall only be required to maintain such coverage for any such insurable hazard which may be obtained at a cost equal to two (2) times the amount of the premium for the All-Risk Property coverage in Section 3.01(a) above for the then-current insurance period.

(xiv)The policies described in this Section 3.01 (other than those strictly limited to liability protection) shall designate Mortgagee as Mortgagee (under New York Standard Mortgagee Clause or equivalent) and Loss Payee. Mortgagor shall deliver to Mortgagee on or before the date on which any Premiums become delinquent, evidence satisfactory to Mortgagee that such Premiums have been paid. Mortgagor shall provide, without limitation, certificates of insurance evidencing the insurance policies required pursuant to this Section 3.01 prior to each renewal. Mortgagee will accept certificates of insurance in lieu of policies for the insurance required pursuant to Section 3.01(a) above, provided that Mortgagee will not be required to accept certificates which do not confer rights on Mortgagee as certificate holder. If certificates are not satisfactory to Mortgagee in its sole discretion, redacted copies of the insurance policies (which redacted policies shall include the Mortgagee loss payee endorsements, declaration pages, evidence of required 30 day cancellation notice to Mortgagee and information for blanket policies as required under Section 3.01(b) below) or other evidence of insurance satisfactory to Mortgagee in its sole discretion must be provided. Additionally, if Mortgagee accepts an insurance binder as evidence of insurance, a redacted insurance policy (which redacted policy shall include the Mortgagee loss payee endorsements, declaration pages, evidence of required 30 day cancellation notice to Mortgagee and information for blanket policies as required under Section 3.01(b) below) or certificate satisfactory to Mortgagee must be submitted to Mortgagee at least ten (10) days prior to the expiration date of the binder. In addition, if Mortgagee is named in any claim or suit with respect to any insurance coverage or any insurance policy in which Mortgagee has accepted a certificate in lieu of the insurance policy, Mortgagor will deliver a copy of the applicable redacted insurance policy within five (5) Business Days of Mortgagee’s request (which redacted policy shall include the Mortgagee loss payee endorsements, declaration pages, evidence of required 30 day cancellation notice to Mortgagee and information for blanket policies as required under Section 3.01(b) below).

(b)Any blanket insurance policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate policy insuring only the Property in compliance with the provisions of Section 3.01(a), and such policy shall be acceptable to Mortgagee. Upon request, Mortgagor shall provide a 3rd Party Hazard Analysis report completed by a recognized risk modeling company (e.g. RMS, EQE, AIR), approved by Mortgagee or necessary underwriting information, including but not limited to a schedule of locations, property types and replacement cost of all properties covered by the blanket policy.

(c)The policies of insurance referenced in Sections 3.01(a)(i), (iii), (iv), (v), (vii), (viii), (x) and (xi) shall identify Mortgagee under the New York standard mortgagee clause noncontributory endorsement or equivalent. Mortgagee shall also be named as Loss Payee under such policies; the policies of insurance referenced in Sections 3.01(a)(ii), (viii) and (ix) shall name Mortgagee as a named additional insured and the policies of insurance in Section 3.01(xii) shall name Mortgagee in such form and manner as Mortgagee shall require.

(d)All policies of insurance provided for in this Section 3.01 shall contain clauses or endorsements to the effect that:

(i)no act or negligence by Mortgagor, or anyone acting for Mortgagor, or any tenant or other occupant, or failure to comply with the provisions of any policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Mortgagee is concerned;

(ii)All of the policies referred to in this Section 3.01 shall provide that the policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ written notice to Mortgagee and any other party named therein as an additional insured; provided, however, in the event that Mortgagor is informed that the insurance coverage required to be maintained pursuant to Section 3.01(a) above is cancelled, or will be cancelled, Mortgagor shall immediately notify Mortgagee of such cancellation after Mortgagor receives such notice;

(iii)the issuers thereof shall give written notice to Mortgagee if the policy has not been renewed fifteen (15) days prior to its expiration; and

(iv)Mortgagee shall not be liable for any Premiums thereon or subject to any assessments thereunder.

(v)If at any time Mortgagee is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Mortgagee shall have the right, upon prior notice to Mortgagor, to take such action as Mortgagee deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Mortgagee in its sole discretion deems appropriate. All premiums incurred by Mortgagee in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Mortgagor to Mortgagee upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate (as defined in the Note).

(e)All the insurance companies must be authorized to do business in New York State and the State and be approved by Mortgagee. The insurance companies must have a general policy rating of A.M. Best “Excellent” or better and a financial class of X or better by A.M. Best. So called “Cut-through” endorsements shall not be permitted. If there are any Securities (as defined in Section 12.01) issued with respect to this Loan which have been assigned a rating by a Rating Agency, the insurance company shall have a claims paying ability rating by such Rating Agency equal to or greater than the rating of the highest class of the Securities. Mortgagor shall deliver evidence satisfactory to Mortgagee of payment of premiums due under the insurance policies. Notwithstanding the foregoing, in the event the policies are issued by FM Global Insurance Company (“FM Global”) and FM Global has an S&P Rating of “BBBpi” FM Global will be deemed an acceptable insurance carrier provided FM Global maintains (i) a minimum claims paying ability of “A” or better by Fitch and (ii) a rating of at least “A:X” by A.M. Best.

(f)All binders, policies, endorsements, certificates, and cancellation notices are to be sent to the Mortgagee’s Address for Insurance Notification as set forth in the Defined Terms until changed by notice from Mortgagee.

Section 3.02    ADJUSTMENT OF CLAIMS. Mortgagor hereby authorizes and empowers Mortgagee to join Mortgagor in settling, adjusting or compromising any claim in excess of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) for damage to, or loss or destruction of, all or a portion of the Property, regardless of whether there are Insurance Proceeds available or whether any such Insurance Proceeds are sufficient in amount to fully compensate for such damage, loss or destruction. Mortgagor shall not settle, adjust or compromise any claim in excess of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) without Mortgagee’s consent, which consent shall not be unreasonably withheld or delayed.

Section 3.03    ASSIGNMENT TO MORTGAGEE. In the event of the foreclosure of this Mortgage or other transfer of the title to the Property in extinguishment of the Secured Indebtedness, all right, title and interest of Mortgagor in and to any insurance policy, or premiums or payments in satisfaction of claims or any other rights under these insurance policies and any other insurance policies covering the Property shall pass to the transferee of the Property.

ARTICLE IV

BOOKS, RECORDS AND ACCOUNTS

Section 4.01    BOOKS AND RECORDS. Mortgagor shall keep adequate books and records of account in accordance with generally accepted accounting principles (“GAAP”), consistently applied and furnish to Mortgagee:

(a)on request of Mortgagee, quarterly certified rent rolls signed and dated by Mortgagor, detailing the names of all tenants of the Improvements, the portion of Improvements occupied by each tenant, the base rent and any other charges payable under each Lease (as defined in Section 5.02 hereof), the term of each Lease, including the expiration date, and any other information as is reasonably required by Mortgagee and available from Mortgagor’s operating systems, within forty-five (45) days after the end of each fiscal quarter;

(b)on request of Mortgagee, at the end of each fiscal quarter of Mortgagor, a monthly operating statement of the Property and year to date operating statements detailing the total revenues received, total expenses incurred, total cost of all capital improvements, total debt service and total cash flow, to be prepared and certified by Mortgagor primarily in accordance with GAAP (with an explanation of any known divergence from GAAP), and if available, any quarterly operating statement prepared by an independent certified public accountant, within thirty to sixty (30‑60) days after the close of each fiscal quarter of Mortgagor;

(c)annually, within ninety (90) days following the end of each Fiscal Year of Mortgagor, (x) a complete copy of each of Mortgagor’s and Liable Party’s annual financial statements audited by a Big Four accounting firm, or other independent certified public accountant reasonably acceptable to Mortgagee in accordance with GAAP (or such other accounting basis reasonably acceptable to Mortgagee) covering the Property for such Fiscal Year and containing statements of profit and loss for Mortgagor and Liable Party (as applicable) and the Property, (y) a balance sheet for Mortgagor and Liable Party (as applicable), together with a certified rent roll signed and dated by Mortgagor containing the information set forth in subparagraph (a) above and a certified schedule of security deposits held for each tenant, including the name and identification number of the account in which the security deposit is held and the name and address of the financial institution in which the deposit is held and (z) a certified statement regarding ownership pursuant to Section 10.03 hereof. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, to the extent consistent with GAAP, amounts representing annual income, gross revenue, and operating expenses. Mortgagor’s and Liable Party’s respective annual financial statements shall be accompanied by (i) a certificate executed by an authorized signatory of TRG or such other party as may be approved by Mortgagee stating that each such annual financial statement presents fairly the financial condition and the results of operations of Mortgagor and the Property being reported upon and has been prepared in accordance with GAAP, and (ii) an opinion of a Big Four accounting firm or other independent certified public accountant reasonably acceptable to Mortgagee, and to the extent such opinion is qualified, a detailed explanation as to such qualification. Together with Mortgagor’s and Liable Party’s respective annual financial statements, Mortgagor shall furnish to

Mortgagee an Officer’s Certificate certifying as of the date thereof whether there exists an event or circumstance which constitutes a material Default or Event of Default under the Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement, executed and delivered by, or applicable to, Mortgagor or Liable Party (as applicable), and if such material Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same;

(d)an annual operating budget for the Property including cash flow projections for the upcoming year and all proposed capital replacements and improvements at least fifteen (15) days prior to the start of each calendar year;

(e)within thirty (30) days after Mortgagee’s request, a rent roll and other supporting information related to tenant reimbursements as is reasonably required by Mortgagee and available from Mortgagor’s operating systems;

(f)upon reasonable request of Mortgagee, a certified schedule of License Agreements detailing the names of all licensees and any other information as is reasonably required by Mortgagee and available from Mortgagor’s operating systems;

(g)quarterly sales reports for all tenants required to report sales under their Leases, to the extent such tenants actually report such sales to Mortgagor which reports shall be delivered by Mortgagor to Mortgagee within forty-five (45) days after the close of each fiscal quarter;

(h)annual sales reports for all tenants required to provide sales reports under their Leases, to the extent such tenants actually deliver such reports to Mortgagor which reports shall be delivered by Mortgagor to Mortgagee within forty-five (45) days after the close of each fiscal quarter; and

(i)a copy of any appraisal of the Property which is hereafter initiated by Mortgagor shall be delivered by Mortgagor to Mortgagee within thirty (30) days after the final version of the same has been delivered to Mortgagor.

Section 4.02    ADDITIONAL MATTERS. (a) Mortgagor shall furnish Mortgagee with such other additional financial or management information (including, without limitation, State and Federal tax returns and schedules of License Agreements) as may, from time to time, be reasonably required by Mortgagee.

(b)Upon reasonable prior notice, Mortgagor shall furnish Mortgagee and its agents convenient facilities at Mortgagor’s main offices for the examination and audit of any such books and records.

ARTICLE V

LEASES AND OTHER AGREEMENTS AFFECTING THE PROPERTY

Section 5.01    MORTGAGOR’S ADDITIONAL REPRESENTATIONS AND WARRANTIES. Supplementing Sections 2.01(y) and (z) hereof, Mortgagor represents and warrants to Mortgagee as follows:

(a)Mortgagor has delivered to Mortgagee true, correct and complete copies of all Leases, including amendments (collectively, “Existing Leases”) and all guaranties and amendments of guaranties given in connection with the Existing Leases (the “Guaranties”).

(b)No oral or written modification, amendment, or supplement has occurred with respect to any of the Existing Leases or Guaranties or the REA, except as set forth in writing in the copies delivered to Mortgagee.

(c)Mortgagor is not in material default of any obligations to be performed by Mortgagor under the Existing Leases and, to the best knowledge of Mortgagor, as of September 9, 2015, there are no material defaults by any tenants or any guarantors under the Existing Leases or the Guaranties (as applicable), or conditions that, with the passage of time or the giving of notice, or both, would constitute material defaults thereunder, except as disclosed on the certified schedule of material tenant defaults delivered in connection with the closing of the Loan on the Execution Date.

(d)To the best knowledge of Mortgagor, none of the tenants now occupying ten percent (10%) or more of the Property or having a current lease affecting ten percent (10%) or more of the Property nor any tenant under any Major Lease is the subject of any bankruptcy, reorganization or insolvency proceeding or any other debtor‑creditor proceeding.

(e)Intentionally omitted.

(f)Mortgagor has deposited all security deposits delivered in connection with the Existing Leases in accordance with applicable law.

(g)To the best knowledge of Mortgagor, as of September 9, 2015, no tenant under any Existing Lease has asserted in writing any defense, set‑off or counterclaim with respect to its tenancy or its obligations under its lease, and to the best of Mortgagor’s knowledge, no such defense, set‑off or counterclaim exists, except to the extent, if any, disclosed in any tenant estoppel letter delivered to Mortgagee in connection with the closing of the Loan on or prior to the Execution Date or on the certified schedule of material tenant defaults delivered in connection with the closing of the Loan on the Execution Date.

(h)As of September 9, 2015, there are no material unfulfilled landlord obligations due to tenants for tenant improvements, moving expenses or rental concessions or other matters, and all material credits required to be paid or contributed by Mortgagor under the Existing Leases have been paid or contributed in full, except as disclosed on the certified schedule of material unfulfilled landlord obligations and material credits under Existing Leases delivered in connection with the closing of the Loan on the Execution Date.

Section 5.02    ASSIGNMENT OF LEASES. In order to further secure payment of the Secured Indebtedness and the performance of Mortgagor’s obligations under the Loan Documents, Mortgagor absolutely, presently and unconditionally grants and assigns to Mortgagee all of Mortgagor’s right, title, interest and estate in, to and under (a) all of the Existing Leases and Guaranties affecting the Property and (b) all of the future Leases and guaranties affecting the Property and (c) the Rents and Profits. Mortgagor acknowledges that it is permitted to collect the Rents and Profits pursuant to a revocable license unless and until an Event of Default occurs provided, however, if the Event of Default is cured by Mortgagor, the license to receive the Rents and Profits shall be reinstated.

Section 5.03    PERFORMANCE OF OBLIGATIONS. (a) Mortgagor shall perform in all material respects all obligations under any and all Leases and the REA.

(b)All future Leases and amendments, modifications, extensions and renewals of Leases shall be submitted by Mortgagor to Mortgagee upon request, but no more frequently than quarterly, within ten (10) days of Mortgagee’s request to Mortgagor. Copies of Leases and related documents may be provided to Mortgagee in Adobe Portable Document Format (PDF) or other electronic format acceptable to Mortgagee. Mortgagor shall not, without the express written consent of Mortgagee, (i) enter into or extend any Lease unless the Lease complies with the Leasing Guidelines which are attached to this Mortgage as Exhibit ”B”, or (ii) cancel or terminate any Leases (except in the case of a default) unless Mortgagor has entered into new Leases covering all of the premises of the Leases being terminated or surrendered or unless such cancellation or termination otherwise complies with the Leasing Guidelines, or (iii) modify or amend any Leases in any material way or reduce the rent or additional rent or unless such modification or amendment or reduction in rent or additional rent otherwise complies with the Leasing Guidelines, or (iv) accept payment of advance rents or security deposits in an amount in excess of one month’s rent, or (v) grant any options to purchase the Property or portion thereof, or (vi) prior to a Securitization, cancel, terminate, or modify or amend in any material way the REA, which consent shall not be unreasonably withheld or delayed with respect to amendments or modifications to the REA, or after a Securitization, modify or amend the REA, if such modification or amendment would have a material adverse effect on the value (including, without limitation, the net operating income) of the Property, taken as a whole, or the use or operation of the Property or the ability of Mortgagor to pay its obligations in respect of the Loan. Mortgagee shall execute any modifications to the REA for which Mortgagee’s consent is obtained or Mortgagee’s consent is not required in order to subordinate the lien of the Mortgage to the REA as so amended.

Section 5.04    SUBORDINATE LEASES AND NON‑DISTURBANCE AGREEMENTS. (a) All future Leases shall be subordinate to the lien of the Mortgage and shall provide the Mortgagee may elect to make the Lease superior to the Mortgage and to require the tenant to attorn to Mortgagee. Upon request by Mortgagor, Mortgagee shall grant non-disturbance under any Lease that Mortgagor is entitled to enter into hereunder, (x) prior to a Securitization, on Mortgagee’s standard form of subordination, non-disturbance and attornment agreement with such changes as Mortgagee shall approve in its judgment, reasonably exercised or (y) after a Securitization, on a form reasonably acceptable to Mortgagee (which form shall, among other things, require the applicable tenant to attorn to Mortgagee or Mortgagee’s nominee or other third party purchaser of the Property following a foreclosure of the Mortgage or delivery of a deed in lieu of foreclosure) to those tenants under Leases which require the delivery of non-disturbance agreements. Any such non-disturbance granted by Mortgagee shall not be deemed effective until Mortgagee receives an executed copy of the related Lease. Notwithstanding the foregoing, prior to a Securitization, Mortgagee shall have approval rights, not to be unreasonably withheld or delayed, with respect to any Lease, including, without limitation, Leases which otherwise comply with the Leasing Guidelines, in the event Mortgagee is asked to provide a non‑disturbance agreement in connection with such Lease.

(b)With respect to Leases submitted from and after the Execution Date Mortgagor shall pay on demand, a processing fee of $1,500.00 per Lease and Mortgagor shall pay, or, on demand, reimburse Mortgagee for the payment of any reasonable costs or expenses (including reasonable attorneys’ fees and disbursements of Mortgagee’s outside counsel) incurred or expended in connection with or incidental to (i) the review and approval of any Lease requiring a non‑disturbance agreement, and (ii) the preparation and negotiation of a non-disturbance agreement in connection with any Lease.

Section 5.05    LEASING COMMISSIONS. Mortgagor covenants and agrees that all contracts and agreements relating to the Property requiring the payment of leasing commissions, management fees or other similar compensation shall (a) provide (whether in the agreement itself or a separate subordination agreement) that the obligation will not be enforceable against Mortgagee, except for management fees due for any period that Mortgagee is in possession of the Property, and (b) be subordinate to the lien of this Mortgage. Mortgagee will be provided evidence of Mortgagor’s compliance with this Section upon request.

ARTICLE VI

ENVIRONMENTAL HAZARDS

Section 6.01    REPRESENTATIONS AND WARRANTIES. Mortgagor hereby represents, warrants, covenants and agrees to and with Mortgagee that, except as otherwise disclosed in the Environmental Report, (a) neither Mortgagor nor, to Mortgagor’s actual knowledge, any tenant, subtenant or occupant of the Property, has at any time placed, suffered or knowingly permitted, nor at any time will Mortgagor place, suffer or knowingly permit the presence of any toxic waste or other Hazardous Materials (as defined in Section 6.05 hereof) at, on, under, within or about the Property in violation of applicable Environmental Laws except as expressly approved by Mortgagee in writing, (b) neither Mortgagor nor any portion of the Property is subject to any existing, or to Mortgagor’s actual knowledge threatened, investigation by any governmental authority under any Requirements of Environmental Laws (as defined in Section 6.06 hereof), (c) Mortgagor has not and is not required by any Requirements of Environmental Laws to obtain any permits or licenses to use any portion of the Improvements, fixtures, or equipment on the Property which have not been obtained, (d) all operations or activities upon the Property to the best of Mortgagor’s knowledge, and any use or occupancy of the Property by Mortgagor or any tenant are currently and shall in the future be in compliance with all Requirements of Environmental Laws, (e) Mortgagor will use all commercially reasonable efforts to assure (i) that any tenant, subtenant or occupant of the Property shall in the future be in compliance with all Requirements of Environmental Laws and (ii) that no tenant, subtenant or occupant places, suffers or permits any toxic waste or other Hazardous Materials at, on, under, within or about the Property in violation of applicable Environmental Laws, and (f) Mortgagor will comply with all of the requirements and recommendations set forth in any environmental site assessment performed with respect to the Property prior to the Execution Date as a condition of the Loan and will obtain and forward to Mortgagee revised environmental site assessments, if reasonably requested by Mortgagee.

Section 6.02    REMEDIAL WORK. In the event any investigation or monitoring of site conditions or any clean‑up, containment, restoration, removal or other remedial work (collectively, the “Remedial Work”) is reasonably necessary under any Requirements of Environmental Laws (defined below), Mortgagor shall within thirty (30) days after written demand by Mortgagee (or such shorter period of time as may be required under Requirements of Environmental Laws) perform or cause to be performed the Remedial Work in compliance with the applicable law, regulation, order or agreement. All Remedial Work shall be performed by one or more contractors, selected by Mortgagor and approved in advance in writing by Mortgagee, which approval shall not be unreasonably withheld or delayed, and, if mandated by Requirements of Environmental Laws, under the supervision of a Licensed Site Remediation Professional (“LSRP”), selected by Mortgagor and approved in advance in writing by Mortgagee, which approval shall not be unreasonably withheld or delayed. All costs and expenses of Remedial Work shall be paid by Mortgagor including, without limitation, the charges of the contractor(s) and/or the LSRP, and Mortgagee’s reasonable attorneys’, architects’ and/or consultants’ fees and costs incurred in connection with monitoring or review of the Remedial Work. In the event Mortgagor shall fail to timely commence, or cause to be commenced, or fail to diligently prosecute to completion, the Remedial Work, Mortgagee may, but shall not be required to, upon thirty (30) days’ prior written notice to Mortgagor, cause such Remedial Work to be performed, subject to the provisions of Sections 11.05 and 11.06 hereof.

Section 6.03    ENVIRONMENTAL SITE ASSESSMENT. Mortgagee shall have the right, if evidence exists, in its reasonable judgment, that there may be a violation of applicable Environmental Laws, to undertake, at the expense of Mortgagor, an environmental site assessment on the Property, including any sampling or testing that Mortgagee may determine, in its reasonable discretion, is necessary or desirable to ascertain the environmental condition of the Property and the compliance of the Property with Requirements of Environmental Laws. Mortgagor shall cooperate fully with Mortgagee and its consultants performing such assessments, samples and tests.

Section 6.04    UNSECURED OBLIGATIONS. No amounts which may become owing by Mortgagor to Mortgagee under this Article VI or under any other provision of this Mortgage as a result of a breach of or violation of this Article VI shall be secured by this Mortgage. The obligations of Mortgagee under this Article VI shall nevertheless continue in full force and effect and any breach of this Article VI shall constitute an Event of Default subject to the notice and cure periods provided in this Mortgage. The lien of this Mortgage shall not secure (a) any obligations evidenced by or arising under the Unsecured Indemnity Agreement (“Unsecured Obligations”), or (b) any other obligations to the extent that they are the same or have the same effect as any of the Unsecured Obligations. The Unsecured Obligations shall continue in full force, and any breach or default of any such obligations shall constitute a breach or default under this Mortgage but the proceeds of any foreclosure sale shall not be applied against Unsecured Obligations. Nothing in this Section shall in any way limit or otherwise affect the right of Mortgagee to obtain a judgment in accordance with applicable law for any deficiency in recovery of all obligations that are secured by this Mortgage following foreclosure, notwithstanding that the deficiency judgment may result from diminution in the value of the Property by reason of any event or occurrence pertaining to Hazardous Materials or any Requirements of Environmental Laws.

Section 6.05    HAZARDOUS MATERIALS. “Hazardous Materials” shall include without limitation:

(a)Those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 as amended, 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and in the regulations promulgated pursuant to said laws;

(b)Those substances defined as “hazardous wastes” or “hazardous substance” in the New Jersey Spill Compensation and Control Act, the New Jersey Industrial Site Recovery Act or the New Jersey Solid Waste Management Act of N.J.S.A. 13:1E-1 et seq. and in the regulations promulgated pursuant to such laws;

(c)Those chemicals known to cause cancer or reproductive toxicity, as published pursuant to the New Jersey Spill Compensation and Control Act, the New Jersey Industrial Site Recovery Act or the New Jersey Solid Waste Management Act of N.J.S.A. 13:1E-1 et seq.;

(d)Those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

(e)Any material, waste or substance which is (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. §1251 et seq., (33 U.S.C. §1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. § 1317); (v) a chemical substance or mixture regulated under the Toxic Substances Control Act of 1976, 15 U.S.C. § 2601 et seq., (vi) flammable explosives; or (vii) radioactive materials; and

(f)Such other substances, materials and wastes which are or become regulated as hazardous or toxic under applicable local, state or federal law, or the United States government, or which are classified as hazardous or toxic under federal, state, or local laws or regulations during the Period in which Mortgagor owns the Property.

Section 6.06    REQUIREMENTS OF ENVIRONMENTAL LAWS. “Requirements of Environmental Laws” means all requirements related to the Property imposed by any law, rule, order, or regulation of any federal, state, or local executive, legislative, judicial, regulatory, or administrative agency, which relate to (a) exposure to Hazardous Materials; (b) pollution or protection of the air, surface water, ground water, land; (c) solid, gaseous, or liquid waste generation, treatment, storage, disposal, or transportation; or (d) regulation of the manufacture, processing, distribution and commerce, use, or storage of Hazardous Materials.

ARTICLE VII

CASUALTY, CONDEMNATION AND RESTORATION

Section 7.01    MORTGAGOR’S REPRESENTATIONS. Supplementing Section 2.01(x), Mortgagor represents and warrants that except as expressly approved by Mortgagee in writing, no casualty or damage to, or destruction in whole or in part of, the Property by fire or other casualty (a “Casualty”) that would cost more than Fifty Thousand and No/100 Dollars ($50,000.00) to restore or replace has occurred which has not been fully restored or replaced.

Section 7.02    CASUALTY. If the Property shall be subject to a Casualty, Mortgagor shall promptly commence and diligently prosecute the completion of the repair and restoration of the Property substantially to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Mortgagee (a “Restoration”) and otherwise in accordance with Section 7.04 hereof. Mortgagor shall give prompt notice of any such damage in excess of One Million and No/100 Dollars ($1,000,000.00) to Mortgagee. Mortgagor shall pay all costs of such Restoration which are not covered by insurance. Upon prior written notice to Mortgagor, Mortgagee may, but shall not be obligated to, make proof of loss if not made promptly by Mortgagor.

Section 7.03    CONDEMNATION. Mortgagor shall promptly give Mortgagee notice of the actual or threatened (upon receipt by Mortgagor of written notice of such threat) commencement of any proceeding for the Condemnation of the Property and shall deliver to Mortgagee copies of any and all papers served in connection with such proceedings. Mortgagee may participate in any such proceedings, and Mortgagor shall from time to time deliver to Mortgagee all instruments requested by it to permit such participation. Mortgagor shall, at its expense, diligently prosecute any such proceedings, and shall consult with Mortgagee, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi‑public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Mortgagor shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Mortgage and the Debt shall not be reduced until any Award shall have been actually received and applied by Mortgagee, after the deduction of expenses of collection, to the reduction or discharge of the Debt pursuant to the terms and conditions of this Mortgage. Mortgagee shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Mortgagor shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 7.04 hereof. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Mortgagee of the Award, Mortgagee shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 7.04    REQUIREMENTS FOR RESTORATION. The following provisions shall apply in connection with the Restoration of the Property:

(a)If the Net Proceeds (hereinafter defined) shall be less than Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) and the costs of completing the Restoration shall be less than Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00), the Net Proceeds will be disbursed by Mortgagee to Mortgagor upon receipt, provided that all of the conditions set forth in Section 7.04(b)(i)(G) and (H) are met and Mortgagor delivers to Mortgagee a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Mortgage.

(b)If the Net Proceeds are equal to or greater than Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) or the costs of completing the Restoration are equal to or greater than Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) Mortgagee shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.04. The term “Net Proceeds” for purposes of this Section 7.04 shall mean: (i) the net amount of all insurance proceeds received by Mortgagee pursuant to Section 3.01(a)(i), (iv), (vi), (ix), (x) and (xi) hereof as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)The Net Proceeds shall be made available to Mortgagor for Restoration, provided that each of the following conditions are met:

(A)no Event of Default shall have occurred and be continuing;

(B)(1) In the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken and not more than ten percent (10%) of the total floor area of the Improvements is taken or rendered unusable as a result of such Condemnation;

(C)Leases requiring payment of Rent, in the aggregate, in a percentage amount equal to or greater than the Gross Rent Percentage of the total gross rents from operations of the Property under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be;

(D)Mortgagor shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E)Mortgagee shall be reasonably satisfied that any operating deficits, including all Debt Service, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 3.01(a)(iii) or 3.01(a)(x), if applicable or (3) by other funds of Mortgagor;

(F)Mortgagee shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (1) the earliest date required for such completion under the terms of any Leases, (2) such time as may be required under applicable zoning law, ordinance, rule or regulation in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or Condemnation or to as nearly as possible the condition it was in immediately prior to such Casualty or Condemnation, as applicable, (3) the expiration of the insurance coverage referred to in Section 3.01(a)(iii) or 3.01(a)(x) or (4) the date which is not later than six (6) months prior to the Maturity Date (as defined in the Note);

(G)the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable zoning laws, ordinances, rules and regulations;

(H)the Restoration shall be done and completed by Mortgagor in an expeditious and diligent fashion and in compliance with all applicable governmental laws, rules and regulations (including, without limitation, all applicable environmental laws);

(I)such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements;

(J)Mortgagor shall deliver, or cause to be delivered, to Mortgagee a signed detailed budget approved in writing by Mortgagor’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Mortgagee in Mortgagee’s reasonable discretion; and

(K)the Net Proceeds together with (1) any cash or cash equivalent deposited by Mortgagor with Mortgagee, or (2) any Letter of Credit are sufficient in Mortgagee’s reasonable discretion to cover the cost of the Restoration.

(ii)The Net Proceeds shall be held by Mortgagee in an interest‑bearing account and, until disbursed in accordance with the provisions of this Section 7.04(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Mortgagee to Mortgagor from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Mortgagee that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Mortgagee and discharged of record or in the alternative fully insured to the satisfaction of Mortgagee by the title company or companies issuing the Title Insurance Policy.

(iii)All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Mortgagee, which acceptance shall not be unreasonably withheld or delayed, and by an independent consulting engineer selected by Mortgagee

(the “Casualty Consultant”). Mortgagee shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Mortgagee, which acceptance shall not be unreasonably withheld or delayed, and the Casualty Consultant. All reasonable costs and expenses incurred by Mortgagee in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Mortgagor.

(iv)In no event shall Mortgagee be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 7.04(b), be less than the amount actually held back by Mortgagor from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Mortgagee that the Restoration has been completed in accordance with the provisions of this Section 7.04(b) and that all approvals necessary for the re‑occupancy and use of the Property have been obtained from all appropriate governmental and quasi‑governmental authorities, and Mortgagee receives evidence satisfactory to Mortgagee that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Mortgagee will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Mortgagee that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Mortgagee or by the title company or companies issuing the Title Insurance Policy, and Mortgagee receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Mortgagee, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)Mortgagee shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Mortgagee in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Mortgagor shall deposit the deficiency (the “Net Proceeds Deficiency”) with Mortgagee before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Mortgagee shall be held by Mortgagee and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 7.04(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

(vii)The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Mortgagee after the Casualty Consultant certifies to Mortgagee that the Restoration has been completed in accordance with the provisions of this Section 7.04(b), and the receipt by Mortgagee of evidence reasonably satisfactory to Mortgagee that all costs incurred in connection with the Restoration have been paid in full, shall be (a) if the Net Proceeds are Insurance Proceeds, remitted by Mortgagee to Mortgagor, provided no Event of Default shall have occurred and shall be continuing under the Note, this Mortgage, any of the other Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement, or (b) if the Net Proceeds are Condemnation Proceeds, be applied by Mortgagee, subject to Section 7.04(c), toward the payment of the Debt (without any Prepayment Fee) whether or not then due and payable in such order, priority and proportions as Mortgagee in its sole discretion shall deem proper.

(c)All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Mortgagor as excess Net Proceeds pursuant to Section 7.04(b)(vii), may be retained and applied by Mortgagee toward the payment of the Debt (without any Prepayment Fee) whether or not then due and payable in such order, priority and proportions as Mortgagee in its sole discretion shall deem proper (including, in the event of severance of the Note and other Loan Documents into separate notes, mortgages and other security documents as provided in this Mortgage or in any of the other Loan Documents), or, at the discretion of Mortgagee, the same may be paid, either in whole or in part, to Mortgagor for such purposes as Mortgagee shall designate, in its discretion.

(d)In the event of foreclosure of the Mortgage with respect to the Property, or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Mortgagor in and to the insurance policies that are not blanket policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Mortgagee or other transferee in the event of such other transfer of title.

(e)Notwithstanding anything contained herein to the contrary, (i) the provisions of the REA and the Major Leases with respect to insurance proceeds for the Restoration shall control in the event of any conflict between the provisions of the REA and/or the Major Leases and the provisions of this Mortgage, or any of the Loan Documents, and (ii) Mortgagee hereby agrees to apply the proceeds of insurance to the Restoration to the extent required by, and in accordance with, the REA and/or the Major Leases.

ARTICLE VIII

ADDITIONAL REPRESENTATIONS OF MORTGAGOR

Section 8.01    INTENTIONALLY OMITTED.

Section 8.02    Non-Relationship; OFAC; FIRPTA. Mortgagor represents that on the date hereof and shall use commercially reasonably efforts to furnish Mortgagee on request evidence that: (a) no partner, member or stockholder having a direct interest in Mortgagor or any party that holds a direct or indirect controlling (as defined below) interest in Mortgagor is an officer or director of Metropolitan Life Insurance Company (“MetLife”) or is a son, daughter, mother, father or spouse of an officer or director of MetLife; (b) neither Mortgagor nor any partner, member or stockholder having a direct interest in Mortgagor is a “foreign person” in accordance with those codes and regulations relating to FIRPTA (Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended); (c) neither Mortgagor nor Liable Party, nor any party that holds (x) a direct or indirect controlling interest in Mortgagor or the Liable Party, nor (y) a twenty-five percent (25%) or greater ownership interest in Mortgagor or the Liable Party, is or will be a person or entity appearing on a US Treasury Office of Foreign Assets Control (“OFAC”) list, with respect to which entering into transactions with such a person or entity would violate OFAC or any other law (notwithstanding the foregoing, neither the Mortgagor nor the Liable Party shall be required to make the representations set forth in this subsection (c) with respect to entities or shareholders, partners or members of entities regulated by the SEC, FINRA or the Federal Reserve); (d) neither Mortgagor nor any direct partner, member or stockholder of Mortgagor or any party that holds a direct or indirect controlling interest in Mortgagor has been convicted of, or been indicted for a felony criminal offense; (e) neither Mortgagor nor any direct partner, member or stockholder of Mortgagor or any party that holds a direct or indirect controlling interest in Mortgagor is in default under any mortgage, deed of trust, note, loan or credit agreement; and (f) neither Mortgagor nor any direct partner, member or stockholder of Mortgagor or any party that holds a direct or indirect controlling interest in Mortgagor is involved in any litigation, arbitration, or other proceeding or governmental investigation pending which if determined adversely would materially adversely affect Mortgagor’s ability to perform in accordance with the Loan Documents. For purposes of this provision, “control” of any person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of ownership interest, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Section 8.03    NO ADVERSE CHANGE. Supplementing Section 2.01(ee) hereof, Mortgagor represents and warrants that:

(a)There has been no material adverse change from the conditions shown in the application (including the rental income of the Property) submitted for the Loan by Mortgagor (“Application”) or in the materials submitted by Mortgagor in support of the Application or (B) the financial condition of Mortgagor or Liable Party, respectively as the case may be (together with the other members of Mortgagor, collectively, “Mortgagor’s Constituents”).

(b)Mortgagor has delivered to Mortgagee true and correct copies of all Mortgagor’s organizational documents and except as expressly approved by Mortgagee in writing, there have been no changes in Mortgagor’s Constituents since the date that the Application was executed by Mortgagor.

(c)None of Mortgagor, any of Mortgagor’s Constituents, or any SPE Entity is involved in any bankruptcy, reorganization, insolvency, dissolution or liquidation proceeding, and to the best knowledge of Mortgagor, no such proceeding is contemplated or threatened.

ARTICLE IX

EXCULPATION AND LIABILITY

Section 9.01    LIABILITY OF MORTGAGOR. Upon the occurrence of an Event of Default, except as provided in this Section 9.01, Mortgagee will look solely to the Property and the security under the Loan Documents for the repayment of the Loan and will not enforce a deficiency or other judgment, order or claim against Mortgagor or any of Mortgagor’s Constituents or any partner, director, officer, trustee, shareholder, member, employee or principal of any such partner, nor any of their successors and assigns except as set forth in this Section 9.01. However, nothing contained in this Section 9.01 shall limit the rights of Mortgagee to proceed against Mortgagor and/or Liable Party, (i) to enforce any leases entered into by Mortgagor or its affiliates as tenant, guarantees, or other agreements entered into by Mortgagor in a capacity other than as borrower or any policies of insurance; (ii) to recover damages for fraud or intentional material misrepresentation; (iii) to recover any Net Proceeds which have not been applied in accordance with the terms of the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement, by Mortgagor or which, under the terms of the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement, should have been paid to Mortgagee; (iv) to recover any tenant security deposits, tenant letters of credit or other deposits or fees paid to Mortgagor that are part of the collateral for the Loan or prepaid rents for a period of more than thirty (30) days which have not been delivered to Mortgagee upon foreclosure; (v) to recover Rents and Profits received by Mortgagor after the first day of the month in which an Event of Default occurs and prior to the earlier of (1) the date such Event of Default is cured by Mortgagor or expressly waived in writing by Mortgagee or (2) the date Mortgagee (or any other third party purchaser at a foreclosure sale) acquires title to the Property, which have not been applied to the Loan or in accordance with the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement, to operating and maintenance expenses of the Property; (vi) to recover damages, costs and expenses arising from, or in connection with the provisions of this Mortgage pertaining to Hazardous Materials or the Unsecured Indemnity Agreement; (vii) to recover damages arising from Mortgagor’s willful failure to comply with the provisions of this Mortgage pertaining to ERISA; (viii) to recover damages arising from Mortgagor’s failure to obtain Mortgagee’s prior written consent to any subordinate mortgage financing encumbering the Property; and/or (ix) to recover damages arising from breach in any material respect of any of the representations and warranties contained in Section 2.10(c), (d) and (e) or those contained in the definition of “Special Purpose Entity” which are backward-looking representations, to the extent such breach results in a consolidation of Mortgagor with any of its Affiliates in a bankruptcy or other insolvency proceeding. Notwithstanding anything to the contrary contained herein, in no event shall any direct or indirect partner in Mortgagor have any personal liability hereunder, except in its capacity as Liable Party, but in no event shall the direct or indirect partners of Liable Party have any personal liability hereunder.

The limitation of liability set forth in this Section 9.01 shall not apply and the Loan will be a recourse loan in the event that (A) Mortgagor commences a voluntary bankruptcy or (B) Mortgagor, its affiliates or any of its partners, members or other constituent entities owning direct or indirect controlling interest in Mortgagor, directly or indirectly participate in a collusive involuntary bankruptcy or collusive insolvency proceeding with respect to Mortgagor.
ARTICLE X

CHANGE IN OWNERSHIP, CONVEYANCE OF PROPERTY

Section 10.01    CONVEYANCE OF PROPERTY, CHANGE IN OWNERSHIP AND COMPOSITION. (a) Except as otherwise permitted by the provisions of this Section 10.01 or except to the extent permitted elsewhere in the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement, Mortgagor will not (i) permit or suffer (by operation of law or otherwise) any sale, assignment, conveyance, transfer and/or other disposition of legal or equitable interest in all or any part of the Property, (ii) permit or suffer (by operation of law or otherwise) any sale, assignment, conveyance, transfer or other disposition of any direct or indirect ownership interests in Mortgagor (including, without limitation, any sale, assignment, conveyance, transfer or other disposition of (in each case, by operation of law or otherwise) any direct or indirect ownership interest in any SPE Entity), (iii) permit or suffer (by operation of law or otherwise) any mortgage, lien and/or other encumbrance of all or any part of the Property, (iv) permit or suffer (by operation of law or otherwise) any pledge, hypothecation, creation of a security interest in and/or other encumbrance of any direct or indirect ownership interest in Mortgagor (including, without limitation, any pledge, hypothecation, creation of a security interest in and/or other encumbrance of (in each case, by operation of law or otherwise) any direct or indirect ownership interest in any SPE Entity), (v) file a declaration of condominium with respect to the Property cause, or (vi) permit (A) any change in the organizational form of Mortgagor, any SPE Entity or any TRS Subsidiary or (B) any merger, reorganization, dissolution of Mortgagor or the general partners or members of Mortgagor (by operation of law or otherwise), including, without limitation, any conversion of the Mortgagor or any member or general partner of the Mortgagor to a limited partnership, a limited liability partnership or a limited liability company (any of the foregoing, a “Transfer”).

(b)Notwithstanding paragraph (a) above, a sale or conveyance by Mortgagor of the Property (not including a mortgage, lien, and/or other encumbrance) is permitted at any time and from time to time during the term of the Loan, provided that each of the following conditions have been satisfied:

(i)(A) prior to a Securitization, Mortgagor has obtained the prior consent of Mortgagee, which consent shall not be unreasonably withheld with respect to a sale or conveyance by Mortgagor of the Property to (I) a Sponsor Affiliate or (II) any Person described in clauses (a) through (f) of the definition of Permitted Owner (except clause (f), which Mortgagee may approve or disapprove in its sole discretion, subject to the terms of such provision), and (B) after a Securitization, the Rating Agencies shall have confirmed that such sale or conveyance to such transferee shall not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Securities; provided, however, this clause (i)(B) shall not apply to any sale or conveyance by Mortgagor of the Property to a Sponsor Affiliate provided that the remaining conditions in this Section 10.01 are satisfied;

(ii)the transferee is a Person described in clauses (a) through (f) of the definition of Permitted Owner satisfying the requirements of subsection (b)(i) of this Section 10.01 (hereinafter referred to as a “Qualifying Permitted Owner”) or a Sponsor Affiliate satisfying the requirements of subsection (b)(i) of this Section 10.01 (hereinafter referred to as a “Qualifying Sponsor Affiliate”) or a Person controlled by a Qualifying Permitted Owner or Qualifying Sponsor Affiliate, as applicable, and wholly‑owned, directly or indirectly, by a Qualifying Permitted Owner or Qualifying Sponsor Affiliate, as applicable;

(iii)the transferee shall have executed and delivered to Mortgagee an assumption agreement, in form and substance reasonably acceptable to Mortgagee, evidencing its agreement to abide and be bound by the terms of the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement (as applicable), and containing representations with respect to the transferee substantially equivalent to those relating to Mortgagor itself (and not the Property) contained in Articles II and VIII hereof;

(iv)the transferee shall execute and deliver such U.C.C. financing statements as may be reasonably requested by Mortgagee;

(v)after giving effect to the proposed transaction, the Property, Mortgagor and each SPE Entity shall be owned, directly or indirectly, by either (A) a Qualifying Permitted Owner or (B) a Qualifying Sponsor Affiliate;

(vi)no Event of Default shall have occurred and be continuing;

(vii)after giving effect to the proposed sale or conveyance, the Property is owned by a Person which is a Special Purpose Entity;

(viii)Mortgagee shall have received (A) a new corporate and enforceability opinion with regard to any assumption documents and (B) a replacement or modified Non‑Consolidation Opinion or an Additional Non‑Consolidation Opinion which may be relied upon by Mortgagee, the Rating Agencies and their respective counsel, successors and/or assigns, with respect to the sale or conveyance, which opinions described in clauses (A) and (B) above shall be, prior to a Securitization, reasonably acceptable to Mortgagee and, after a Securitization, acceptable to the Rating Agencies as evidenced by the confirmation described in clause (xii) below;

(ix)if TRG is no longer a direct or indirect equityholder of Mortgagor, then Mortgagee shall release TRG of its liabilities and obligations under the Guaranty and the Unsecured Indemnity Agreement to the extent that such liabilities are assumed, pursuant to an assumption agreement reasonably satisfactory to Mortgagee, by a Person who shall demonstrate to Mortgagee a creditworthiness and financial ability satisfactory to Mortgagee in its reasonable discretion (it being agreed that a Person which is a Special Purpose Entity shall not be satisfactory to Mortgagee);

(x)the transferee shall have delivered to Mortgagee all documents reasonably requested by it relating to the existence of such transferee (and, if applicable, any SPE Entity) and the due authorization of such transferee (and, if applicable, any SPE Entity) to assume the Loan (or in the case of any SPE Entity, to cause such transferee to assume the Loan) and to execute and deliver the documents described in this Section 10.01(b), each in form and substance reasonably satisfactory to Mortgagee, including a certified copy of the applicable resolutions from all appropriate persons, certified copies of the organizational documents of such transferee (and, if applicable, any SPE Entity), together with all amendments thereto, and certificates of good standing or existence for such transferee (and, if applicable, any SPE Entity) issued as of a recent date by its state of organization and each other state where such entity, by the nature of its business, is required to qualify or register;

(xi)the Title Insurance Policy shall have been properly endorsed to reflect the transfer of the Property to the transferee;

(xii)(A) prior to a Securitization, the legal structure of the transferee and any SPE Entity (but not the respective owners thereof), the form of the documentation of assumption, and the legal opinions delivered in connection with the assumption shall be in form and substance reasonably satisfactory to Mortgagee, or (B) after a Securitization, Mortgagee shall have received a written confirmation from each of the Rating Agencies to the effect that such sale or conveyance shall not result in a downgrade, withdrawal or qualification of the then‑current ratings assigned or to be assigned to the related Securities;

(xiii)Mortgagor shall give written notice to Mortgagee of the proposed sale or conveyance not later than thirty (30) days prior thereto, which notice shall set forth (A) the name of the proposed transferee, the identity of the owners of the direct and/or indirect interests of the proposed transferee to the extent necessary for Mortgagee to confirm that the transferee is a Permitted Owner or a Sponsor Affiliate and (B) the date the sale or conveyance is expected to be effective; and

(xiv)Mortgagor shall pay to Mortgagee a transfer fee with respect to each transfer under this Section 10.01(b) equal to one‑eighth of one percent (0.125%) of the outstanding principal balance of the Loan at the time of such proposed sale or conveyance unless, after giving effect to such transfer, TRG controls the proposed transferee and owns, directly or indirectly, at least fifty percent (50%) of the ownership interests in the transferee.

(c)A sale, assignment, conveyance, transfer and/or other disposition (but not a pledge, hypothecation, creation of a security interest in, and/or other encumbrance) of direct and/or indirect ownership interests in Mortgagor shall be permitted if the following conditions are satisfied:

(i)after giving effect to such transfer each of Mortgagor and each SPE Entity shall be controlled, and at least fifty percent (50%) owned directly or indirectly, by (A) TRG, (B) a Qualifying Sponsor Affiliate and/or (C) a Qualifying Permitted Owner (as used in this Section 10.01, “control” shall mean the responsibility, either alone or with another, to make or veto all material decisions with respect to the operation, management, financing and disposition of the Property, which will not be negated by the fact that the responsibility for day‑to‑day operating, management and leasing functions may be handled by a property manager pursuant to an agreement in writing entered into in accordance with the terms of the Loan Documents);

(ii)prior to any transfer of the direct and/or indirect ownership interests in Mortgagor and/or any SPE Entity, as a result of which (and after giving effect to such transfer) more than forty‑nine percent (49%) of the direct and/or indirect ownership interests in Mortgagor and/or any SPE Entity have been transferred to a Person not owning at least forty‑nine percent (49%) of the direct or indirect ownership interests in Mortgagor or such SPE Entity on the Execution Date, Mortgagor shall have caused counsel to render an Additional Non‑Consolidation Opinion which may be relied upon by Mortgagee, the Rating Agencies and their respective counsel, successors and assigns with respect to the proposed transactions, which opinion shall be prior to a Securitization, reasonably acceptable to Mortgagee and, after a Securitization, acceptable to the Rating Agencies;

(iii)immediately prior to such transfer or sale no Event of Default has occurred and is continuing;

(iv)after giving effect to the proposed sale or conveyance, the Property continues to be owned by a Person that is a Special Purpose Entity;

(v)Mortgagor shall give or cause to be given written notice to Mortgagee of the proposed transfer or sale not later than thirty (30) days prior thereto, which notice shall set forth (A) the name of the proposed transferee or the Person to which the interests in Mortgagor and any SPE Entity are to be transferred or sold, including the relationship required by clause (i) above of this subsection (c), and (B) set forth the date the transfer or sale is expected to be effective; and

(vi)Mortgagor shall pay to Mortgagee a transfer fee with respect to each transfer under this Section 10.01(c) equal to one‑eighth of one percent (0.125%) of the outstanding principal balance of the Loan at the time of such proposed sale or conveyance if, after giving effect to such transfer, more than fifty percent (50%) of the direct and/or indirect interests in Mortgagor are owned by a Person and its Affiliates not owning, collectively, directly or indirectly at least fifty percent (50%) of the ownership interests in Mortgagor immediately prior to such transfer.

The foregoing transfer restrictions will in no event restrict sales, conveyances, transfers, pledges, security interests, hypothecations or other encumbrances (but not pledges of or grants of security interests in direct interests in Mortgagor or sales, conveyances or transfers of the direct interests of the SPE Entity in Mortgagor) of direct and/or indirect ownership interests in (x) TRG, (y) any Person described in clauses (a) through (f) of the definition of Permitted Owner satisfying the requirements of Section 10.01(b)(i), or (z) in any other Person which owns direct and/or indirect interests in Mortgagor so long as following any such transfer referred to in this clause (z), (1) at least fifty percent (50%) of the ownership interests in each of Mortgagor and each SPE Entity are owned, directly or indirectly, by TRG, a Qualifying Sponsor Affiliate or a Qualifying Permitted Owner, (2) each of Mortgagor and each SPE Entity shall be controlled by TRG, a Qualifying Sponsor Affiliate or a Qualifying Permitted Owner and (3) prior to any transfer of the direct and/or indirect ownership interests described in this paragraph or which have occurred pursuant to the other provisions of this Section 10.01, which together result in more than forty‑nine percent (49%) of the direct and/or indirect ownership interests in Mortgagor and/or an SPE Entity having been transferred to any Person not owning such interest on the Execution Date, Mortgagor shall deliver to Mortgagee an Additional Non‑Consolidation Opinion which may be relied upon by Mortgagee, the Rating Agencies and their respective successors and assigns, with respect to the proposed transfer, which opinion shall be, prior to a Securitization, reasonably acceptable to Mortgagee and, after a Securitization, acceptable to the Rating Agencies; provided, however, that notwithstanding anything to the contrary contained herein, (1) pledges, security interests, hypothecations or other encumbrances of direct or indirect ownership interests in Mortgagor and/or in any SPE Entity shall be prohibited hereunder, unless, if such pledges, security interests, hypothecations or other encumbrances were to be foreclosed, TRG, a Qualifying Sponsor Affiliate or a Qualifying Permitted Owner would still control each of Mortgagor and each SPE Entity and would own, directly or indirectly, at least fifty percent (50%) of the ownership interests in each of Mortgagor and each SPE Entity and (2) as long as (A) TRG is a Liable Party and/or (B) TRG owns, directly or indirectly, a fifty percent (50%) interest in Mortgagor and controls Mortgagor and/or (C) TRG owns directly or indirectly, at least a fifty percent (50%) in a Qualifying Sponsor Affiliate and controls a Qualifying Sponsor Affiliate, then in any such case Taubman Centers, Inc., a Delaware corporation, shall remain as the managing general partner of TRG.

(d)With respect to any sale, assignment, conveyance, transfer and/or other disposition of legal or equitable interests in all or any part of the Property or in all or any direct and/or indirect ownership interest in Mortgagor or any SPE Entity which requires Mortgagee prior written consent hereunder, Mortgagor shall reimburse Mortgagee on demand for all reasonable expenses incurred by Mortgagee in connection with sale, assignment, conveyance, transfer and/or other disposition. Mortgagee shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Loan immediately due and payable upon any violation of this Section 10.01.

(e)Notwithstanding anything to the contrary contained herein, in no event shall any Transfer be permissible or permitted under the Mortgage unless after giving effect to the Transfer, Mortgagor can make the representations set forth in Section 8.02 hereof and Section 2.01(i) hereof.

(f)If, during any calendar quarter, a Transfer permitted under Section 10.01(c) occurs, and if the same results in (i) a change in control of Mortgagor, any SPE Entity or any Liable Party or (ii) the transferee owning twenty-five percent (25%) or more of the direct or indirect ownership interests in Mortgagor or Liable Party, then Mortgagor shall deliver to Mortgagee concurrently with its quarterly reporting for such quarter an updated organizational chart reflecting such change (certified by Mortgagor as true and correct), together with a summary describing any such change, and Mortgagor or transferee, upon request of Mortgagee, shall furnish to Mortgagee such additional information as Mortgagee requests in order to conduct due diligence, satisfactory to Mortgagee, with respect to compliance with sanctions programs administered by the U.S. Office of Foreign Assets Control; provided, however, that Mortgagor shall not be required pursuant to this clause (f) to provide organizational documents or other information with respect to any direct or indirect owner of Mortgagor or Liable Party that is regulated by the SEC, FINRA or the Federal Reserve.

Section 10.02 INTENTIONALLY OMITTED.

Section 10.03 STATEMENTS REGARDING OWNERSHIP. Mortgagor agrees to submit or cause to be submitted to Mortgagee twenty (20) days after any written request by Mortgagee (provided that such request shall not be more frequently than annually unless in connection with a Transfer), a certified statement of Mortgagor signed by an authorized (a) individual who is Mortgagor or one of the individuals comprising Mortgagor, (b) member of Mortgagor, (c) partner of Mortgagor or (d) officer of Mortgagor, as the case may be, stating whether (i) except for (A) Leases made pursuant to the Leasing Guidelines, (B) License Agreements permitted or not prohibited under the terms of the Loan Documents, and (C) Transfers otherwise expressly permitted under the terms of the Loan Documents without Mortgagee’s consent or where Mortgagee’s consent was previously given, any part of the Property, or any interest in the Property, has been conveyed, transferred, assigned, encumbered, or sold, and if so, to whom; or (ii) except as expressly permitted under the terms of the Loan Documents without Mortgagee’s consent or where Mortgagee’s consent was previously given, any conveyance, transfer, pledge or encumbrance of any direct or indirect interest in Mortgagor has been made and if so, to whom.

ARTICLE XI

DEFAULTS AND REMEDIES

Section 11.01 EVENTS OF DEFAULT. Any of the following shall be deemed to be a material breach of Mortgagor’s covenants in this Mortgage and shall constitute an “Event of Default”:

(a)The failure of Mortgagor to pay any installment of principal, interest or principal and interest within seven (7) days of the due date of such payment;

(b)The failure of Mortgagor to perform or observe any other term, provision, covenant, condition or agreement under any Loan Document or the Unsecured Indemnity Agreement for a period of more than thirty (30) days after receipt of notice of such failure, provided, however, that if such default is curable but cannot reasonably be cured within such thirty (30) day period and Mortgagor shall have commenced to cure such default within such thirty (30) day period and shall thereafter diligently and expeditiously proceed to cure the same, such thirty (30) day period shall be extended for so long as it shall require Mortgagor in the exercise of due diligence to cure such default, but no such extension shall be for a period in excess of one hundred twenty (120) days;

(c)The filing by Mortgagor or Liable Party of a voluntary petition or application for relief in bankruptcy, the filing against Mortgagor of an involuntary petition or application for relief in bankruptcy which is not dismissed within ninety (90) days, or Mortgagor’s or Liable Party’s adjudication as a bankrupt or insolvent, or the filing by Mortgagor or Liable Party of any petition, application for relief or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency or other relief for debtors, or Mortgagor’s seeking or consenting to or acquiescing in the appointment of any trustee, custodian, conservator, receiver or liquidator of Mortgagor or of all or any substantial part of the Property or of any or all of the Rents and Profits, or the making of any general assignment for the benefit of creditors, or the admission in writing of its inability to pay its debts generally as they become due;

(d)If any warranty, representation, certification, financial statement or other information made or furnished at any time pursuant to the terms of the Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement, by Mortgagor or Liable Party shall be materially false or misleading provided, however, that if such false or misleading warranty, representation or certification shall have been made or furnished unintentionally, Mortgagor shall have a period of thirty (30) days after receipt of notice from Mortgagee to cure such default;

(e)If for a period of thirty (30) days after receipt of notice from Mortgagee, Mortgagor shall suffer or permit the Property, or any part of the Property, to be used in a manner that might (1) impair Mortgagor’s title to the Property, (2) create rights of adverse use or possession, or (3) constitute an implied dedication of any part of the Property;

(f)If Liable Party shall default under the Guaranty executed by Liable Party in favor of Mortgagee and such default remains uncured for a period of thirty (30) days after notice to Liable Party of such default;

(g)If the net worth, as hereinafter defined, of Liable Party shall fail to equal or exceed Five Hundred Million Dollars ($500,000,000) (the “Net Worth Amount”);

(h)Mortgagor fails to furnish to Mortgagee the financial statements, rent rolls and budgets required under Article IV within thirty (30) days after notice from Mortgagee; or

(i)if, except as permitted pursuant to Article X hereof or except to the extent expressly permitted elsewhere in the Loan Documents, Mortgagor (a) permits or suffers (by operation of law or otherwise) any sale, assignment, conveyance, transfer or other disposition of legal or equitable interest in the Property or any part thereof, (b) permits or suffers (by operation of law or otherwise) any sale, assignment, conveyance, transfer or other disposition of any direct or indirect interest in Mortgagor and/or in any SPE Entity, (c) permits or suffers (by operation of law or otherwise) any mortgage lien or other voluntary encumbrance on the Property or any part thereof, (d) permits or suffers (by operation of law or otherwise) any pledge, hypothecation, creation of a security interest in or other encumbrance of any direct or indirect interests in Mortgagor and/or any SPE Entity or (e) files a declaration of condominium with respect to the Property, provided, however, for the purpose of this subparagraph (i), the leasing of space at the Property shall not be deemed a conveyance or disposition of a legal or equitable interest in the Property.

“Net Worth” as used in subparagraph (g) of this Section 11.01, shall mean the excess of: (1) the sum of (i) the value of all operating shopping centers which are wholly owned by Liable Party and Liable Party’s percentage interest of the value of all operating shopping centers which are partially owned by Liable Party, calculated by capitalizing annual net operating income at an annual rate equal to seven and one-half percent (7.5%), (ii) the cost basis of all shopping centers of Liable Party under development, and (iii) cash or cash equivalents over (2) the sum of (x) all outstanding indebtedness of shopping centers which are wholly owned by Liable Party, (y) Liable Party’s share of outstanding indebtedness of shopping centers which are partially owned by Liable Party, and (z) any direct indebtedness of Liable Party.
Notwithstanding the foregoing, if Liable Party’s Net Worth as determined above shall fall below the Net Worth Amount, it shall not be a default hereunder or under any of the other Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement if Liable Party’s Net Worth exceeds such amount when determined by either of the following methods:
1.    Calculate Liable Party’s Net Worth by multiplying (A) the average closing price for a share of the common stock of Taubman Centers, Inc., on the New York Stock Exchange for the ten (10) days prior to the date of calculation and (B) the number of outstanding shares of common stock of Taubman Centers, Inc., on the date of calculation and then dividing by (C) the percentage of partnership units of Liable Party owned by Taubman Centers, Inc., on the date of the calculation; or

2.    Determine the Net Worth of Liable Party according to the definition of Net Worth above, except that the value of all operating centers shall be determined by appraisals conducted by an appraiser reasonably satisfactory to Mortgagee.
Section 11.02 REMEDIES UPON DEFAULT. Upon the happening of an Event of Default the Secured Indebtedness shall, at the option of Mortgagee, become immediately due and payable, without further notice or demand, and Mortgagee may undertake any one or more of the following remedies:

(a)Foreclosure. Institute a foreclosure action in accordance with the law of the State, or take any other action as may be allowed, at law or in equity, for the enforcement of the Loan Documents and realization on the Property or any other security afforded by the Loan Documents. In the case of a judicial proceeding, Mortgagee may proceed to final judgment and execution for the amount of the Secured Indebtedness (including, without limitation, any applicable prepayment or yield maintenance premiums or fees) owed as of the date of the judgment, together with all costs of suit, reasonable attorneys’ fees and interest on the judgment at the maximum rate permitted by law from the date of the judgment until paid. If Mortgagee is the purchaser at the foreclosure sale of the Property, the foreclosure sale price shall be applied against the total amount due Mortgagee; and/or

(b)Power of Sale. To the extent permitted by applicable law, institute a non‑judicial foreclosure proceeding in compliance with applicable law in effect on the date foreclosure is commenced for Mortgagee to sell the Property either as a whole or in separate parcels as Mortgagee may determine at public sale or sales to the highest bidder for cash, in order to pay the Secured Indebtedness. If the Property is sold as separate parcels, Mortgagee may direct the order in which the parcels are sold. Mortgagee shall deliver to the purchaser a Mortgagee’s deed or deeds without covenant or warranty, express or implied. Mortgagee may postpone the sale of all or any portion of the Property by public announcement at the time and place of sale, and from time to time may further postpone the sale by public announcement in accordance with applicable law;

(c)Entry. Enter into possession of the Property, lease the Improvements, collect all Rents and Profits and, after deducting all costs of collection and administration expenses, apply the remaining Rents and Profits in such order and amounts as Mortgagee, in Mortgagee’s sole discretion, may elect to the payment of Impositions, operating costs, costs of maintenance, restoration and repairs, Premiums and other charges, including, but not limited to, costs of leasing the Property and fees and costs of counsel and receivers, and in reduction of the Secured Indebtedness;

(d)Receivership. Have a receiver appointed to enter into possession of the Property, lease the Property, collect the Rents and Profits and apply them as the appropriate court may direct. Mortgagee shall be entitled to the appointment of a receiver without the necessity of proving either the inadequacy of the security or the insolvency of Mortgagor or any Liable Parties. Mortgagor and Liable Parties shall be deemed to have consented to the appointment of the receiver. The collection or receipt of any of the Rents and Profits by Mortgagee or any receiver shall not affect or cure any Event of Default; and/or

(e)Other. Take such action and exercise its rights and remedies, procedural and substantive, as may be allowable now or in the future by statutory or case law, or in equity.

Section 11.03 APPLICATION OF PROCEEDS OF SALE. In the event of a sale of the Property pursuant to Section 11.02 of this Mortgage, to the extent permitted by law, Mortgagee shall determine in its sole discretion the order in which the proceeds from the sale shall be applied to the payment of the Secured Indebtedness, including without limitation, the expenses of the sale and of all proceedings in connection with the sale, including reasonable attorneys’ fees and expenses; Impositions, Premiums, liens, and other charges and expenses; the outstanding principal balance of the Secured Indebtedness; any accrued interest; any Prepayment Fee; and any other amounts owed under any of the Loan Documents.

Section 11.04 WAIVER OF JURY TRIAL. To the fullest extent permitted by law, Mortgagor and Mortgagee HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY in any action, proceeding and/or hearing on any matter whatsoever arising out of, or in any way connected with, the Note, this Mortgage, any of the Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement, or the enforcement of any remedy under any law, statute, or regulation. Neither party will seek to consolidate any such action in which a jury has been waived, with any other action in which a jury trial cannot or has not been waived. Each party has received the advice of counsel with respect to this waiver.

Section 11.05 MORTGAGEE’S RIGHT TO PERFORM MORTGAGOR’S OBLIGATIONS. Mortgagor agrees that, if Mortgagor fails to perform any act or to pay any money which Mortgagor is required to perform or pay under the Loan Documents or the Unsecured Indemnity Agreement, Mortgagee may, after the occurrence of an Event of Default, make the payment or perform the act at the cost and expense of Mortgagor and in Mortgagor’s name or in its own name. Any money paid by Mortgagee under this Section 11.05 shall be reimbursed to Mortgagee in accordance with Section 11.06.

Section 11.06 MORTGAGEE REIMBURSEMENT. All payments made, or funds expended or advanced by Mortgagee pursuant to the provisions of any Loan Document shall (a) become a part of the Secured Indebtedness, (b) bear interest at the Interest Rate (as defined in the Note) from the date such payments are made or funds expended or advanced, (c) become due and payable by Mortgagor within ten (10) days after demand by Mortgagee, and (d) bear interest at the Default Rate (as defined in the Note) from ten (10) days after written notice of such non‑payment. Mortgagor shall reimburse Mortgagee within ten (10) days after receipt of written demand for such amounts.

Section 11.07 FEES AND EXPENSES. Mortgagor shall pay or, within ten (10) days after demand, reimburse Mortgagee for the payment of, all recording and filing fees, abstract fees, title insurance premiums and fees, U.C.C. search fees, escrow fees, reasonable attorneys’ fees, and disbursements and such other fees and expenses as may be reasonably incurred by Mortgagor or Mortgagee in connection with the granting, administration, closing and consummation (including, without limitation, the preparation, negotiation, delivery and execution of this Mortgage, the Note, any of the other Loan Documents, the Guaranty and the Unsecured Indemnity Agreement) of the transactions contemplated hereunder or under the other Loan Documents, the Guaranty and the Unsecured Indemnity Agreement. If Mortgagee becomes a party (by intervention or otherwise) to any action or proceeding affecting, directly or indirectly, Mortgagor, the Property or the title thereto or Mortgagee’s interest under this Mortgage, or employs an attorney to collect any of the Secured Indebtedness or to enforce performance of the obligations, covenants and agreements of the Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement, Mortgagor shall reimburse Mortgagee in accordance with Section 11.06 for all expenses, costs, charges and reasonable legal fees incurred by Mortgagee (including, without limitation, the fees and expenses of experts and consultants), whether or not suit is commenced.

Section 11.08 WAIVER OF CONSEQUENTIAL DAMAGES. Mortgagor covenants and agrees that in no event shall Mortgagee be liable for consequential damages, and to the fullest extent permitted by law, Mortgagor expressly waives all existing and future claims that it may have against Mortgagee for consequential damages, except with respect to claims arising from the gross negligence or willful misconduct of Mortgagee.

Section 11.09 ATTORNEY‑IN‑FACT. Mortgagor hereby irrevocably appoints and constitutes Mortgagee as Mortgagor’s true and lawful attorney‑in‑fact, coupled with an interest and with full power of substitution, for the purpose of, after the occurrence of an Event of Default, taking any of the actions described herein and all acts incidental thereto including, without limitation, the right to collect and receive the Rents and Profits and to preserve any rights of Mortgagor whatsoever in respect of any part of the Property. The exercise by Mortgagee of any of its options or rights pursuant to this Mortgage shall not be considered a waiver by Mortgagee of any default or Event of Default by Mortgagor under the Note or this Mortgage or any of the other Loan Documents or the Unsecured Indemnity Agreement.

ARTICLE XII

MORTGAGOR AGREEMENTS AND FURTHER ASSURANCES

Section 12.01 PARTICIPATION AND SALE OF LOAN. (a) Mortgagee may sell, transfer or assign its entire interest or one or more interests (including, without limitation, participation interests) in the Loan and the Loan Documents, the Unsecured Indemnity Agreement and the Guaranty, at any time and from time to time, including, without limitation, its rights and obligations as servicer of the Loan and may issue mortgage pass‑through certificates or other securities evidencing a beneficial interest in one or more rated or unrated public offering(s) or private placement(s), including depositing the Loan with a trust or trusts that may issue Securities. MetLife shall be the initial servicer. In no event shall Mortgagor be responsible for payment of any servicer’s fees. Mortgagee may forward (on a confidential basis, except as required by law) to each investor in such Securities and/or to each purchaser, transferee, assignee, servicer, or participant of the Loan, (each, an “Investor”), any prospective Investor or any Rating Agency rating or assigning value to such Securities, all documents and information which Mortgagee now has or may hereafter acquire relating to the Secured Indebtedness and to Mortgagor, any SPE Entity, or any Liable Parties and the Property, whether furnished by Mortgagor, Liable Party or otherwise, as Mortgagee determines necessary or desirable. Mortgagee shall not sell, transfer or assign an interest in the Loan to any Investor unless and until such Investor shall have delivered to Mortgagor such evidence as Mortgagor may reasonably request to evidence such Investor exemption from the withholding of any tax imposed by an applicable jurisdiction in connection with the payment of interest and other sums due to it under the Loan, the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement. If Mortgagee or any Investor holding a direct interest in the Loan with respect to such Investor’s interest in the Loan issues mortgage pass‑through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement, including depositing the Loan with a trust that may issue Securities, Mortgagee or such Investor, as applicable, shall send notice to Mortgagor and to each other Investor holding a direct interest in the Loan.

(b)In addition, Mortgagor acknowledges that Mortgagee may release or disclose to potential purchasers or transferees of the Loan or any portion thereof, or potential participants in the Loan (on a confidential basis except as required by law), originals or copies of the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement, title information, engineering reports, financial statements, operating statements, appraisals, leases, rent rolls, and all other materials, documents and information in Mortgagee’s possession or which Mortgagee is entitled to receive under the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement with respect to the Loan, Mortgagor, Liable Party or the Property. Mortgagor and Liable Party shall provide estoppel certificates in a form reasonably satisfactory to Mortgagee and reasonably requested updates of prior information previously delivered to Mortgagee with respect to the Loan to such Investor, such prospective Investors and/or such Rating Agency (in form and substance to their reasonable satisfaction) as may reasonably be required by Mortgagee provided that such documents do not cause Mortgagor or Liable Party to incur any liability, potential liability, or any cost or expense. Mortgagor shall execute such non‑material amendments to the Loan Documents and the Unsecured Indemnity

Agreement as may be reasonably requested by Mortgagee or the Rating Agencies to effect the securitization or assignment; provided however, that Mortgagor shall not be required to modify or amend any Loan Documents if such modification or amendment would (i) change the interest rate, the stated maturity or the amortization of principal set forth in the Note, or (ii) modify or amend any other material economic term of the Loan; provided, further, however, that neither securitization nor anything else contained in this Section 12.01 shall diminish Mortgagor’s or Liable Party’s rights or increase its obligations under the Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement, or require Mortgagor to make any additional representations or warranties or incur any additional liabilities. All costs of securitization and other transactions permitted under this Section 12.01 shall be paid by Mortgagee, including reasonable out‑of‑pocket expenses of Mortgagor.

(c)Mortgagee shall have the right, at any time and from time to time, to split or divide any one or more Note(s) into two or more promissory notes, each of which shall be secured by this Mortgage. To that end, Mortgagor shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered by the then owner of the Property, to Mortgagee and/or its designee or designees substitute notes in such principal amounts aggregating not more than the then unpaid amount of the Secured Indebtedness and containing the same terms and provisions as those contained in the Notes, and such other documents and instruments as may be required by Mortgagee, provided, however, that nothing contained in this paragraph (c) shall diminish Mortgagor’s or Liable Party’s rights or increase its obligations under the Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement, or require Mortgagor to make any additional representations or warranties or incur any additional liabilities.

Section 12.02 REPLACEMENT OF NOTE. Upon notice to Mortgagor of the loss, theft, destruction or mutilation of any Note, Mortgagor will execute and deliver, in lieu of the applicable original Note, a replacement note, identical in form and substance to the applicable Note and dated as of the Execution Date. Upon the execution and delivery of the replacement note, all references in any of the Loan Documents, the Guaranty and/or the Unsecured Indemnity Agreement to the applicable Note shall refer to the replacement note and all references in any of the Loan Documents, the Guaranty and/or the Unsecured Indemnity Agreement to the applicable Note shall include the replacement note.

Section 12.03 MORTGAGOR’S ESTOPPEL. Within ten (10) days after a request by Mortgagee, Mortgagor shall furnish an acknowledged written statement in form satisfactory to Mortgagee (a) setting forth the amount of the Secured Indebtedness, (b) stating either that no known offsets or defenses exist against the Secured Indebtedness, or if any offsets or defenses are alleged to exist, their nature and extent, and (c) stating whether any known default then exists under the Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement, or any known event has occurred and is continuing, which, with the lapse of time, the giving of notice, or both, would constitute such a default.

Section 12.04 FURTHER ASSURANCES. Mortgagor shall, without expense to Mortgagee, execute, acknowledge and deliver all further acts, deeds, conveyances, mortgages, deeds of trust, assignments, security agreements, and financing statements as Mortgagee shall from time to time reasonably require, to assure, convey, assign, transfer and confirm unto Mortgagee the Property and rights conveyed or assigned by this Mortgage or for carrying out the intention of the terms of this Mortgage or any of the other Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement, or for filing, refiling, registering, reregistering, recording or rerecording this Mortgage. If Mortgagor fails to comply with the terms of this Section, Mortgagee may, after the occurrence of an Event of Default, at Mortgagor’s expense, perform Mortgagor’s obligations for and in the name of Mortgagor, and Mortgagor hereby irrevocably appoints Mortgagee as its attorney‑in‑fact to do so. The appointment of Mortgagee as attorney‑in‑fact is coupled with an interest.

Section 12.05 SUBROGATION. Mortgagee shall be subrogated to the lien of any and all encumbrances against the Property paid out of the proceeds of the Loan and to all of the rights of the recipient of such payment.

Section 12.06 LOAN SERVICING. MetLife shall be the initial servicer of the Loan. At the option of Mortgagee, the Loan or any portion thereof may be serviced by (a) a Servicer together with, at the discretion of the Servicer, a third party sub-servicer for routine, administrative or ministerial servicing matters or (b) following a Securitization of the Loan, a third party servicer/trustee, including a master servicer and/or a special servicer selected by Mortgagee, provided that if no Event of Default shall exist, any third party servicer shall be subject to the approval of Mortgagor, which approval shall not be unreasonably withheld, conditioned and/or delayed. Mortgagee shall be responsible for any set‑up fees or any other initial costs relating to or arising under any third party servicing agreement and for payment of the monthly servicing fee due to the third party servicer under any servicing agreement. Notwithstanding anything to the contrary herein, or in the Note, any of the other Loan Documents, the Guaranty or the Unsecured Indemnity Agreement, and regardless of the number of Investors that may hold a portion of the Loan, (a) Mortgagor shall only be required to remit Debt Service payments under the Note and the other Loan Documents, and under the Guaranty and the Unsecured Indemnity Agreement to the Servicer (or sub-servicer, as applicable), (b) Mortgagor shall only be required to submit requests for consents or approvals to the Servicer (it being understood that the Servicer may require the consent or approval of other Persons pursuant to intercreditor or other arrangements), and (c) no one Investor shall exercise any of its rights and/or remedies (if any) pursuant to the Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement independently from all other Investors.

ARTICLE XIII

SECURITY AGREEMENT

Section 13.01 SECURITY AGREEMENT. THIS MORTGAGE CREATES A LIEN ON THE PROPERTY. IN ADDITION, TO THE EXTENT THE PROPERTY IS PERSONAL PROPERTY OR FIXTURES UNDER APPLICABLE LAW, THIS MORTGAGE CONSTITUTES A SECURITY AGREEMENT UNDER THE NEW JERSEY UNIFORM COMMERCIAL CODE (THE “U.C.C.”) AND ANY OTHER APPLICABLE LAW AND IS FILED AS A FIXTURE FILING. UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, MORTGAGEE MAY, AT ITS OPTION, PURSUE ANY AND ALL RIGHTS AND REMEDIES AVAILABLE TO A SECURED PARTY WITH RESPECT TO ANY PORTION OF THE PROPERTY, AND/OR MORTGAGEE MAY, AT ITS OPTION, PROCEED AS TO ALL OR ANY PART OF THE PROPERTY IN ACCORDANCE WITH MORTGAGEE’S RIGHTS AND REMEDIES WITH RESPECT TO THE LIEN CREATED BY THIS MORTGAGE. THIS FINANCING STATEMENT SHALL REMAIN IN EFFECT AS A FIXTURE FILING UNTIL THIS MORTGAGE IS RELEASED OR SATISFIED OF RECORD.

Section 13.02 REPRESENTATIONS AND WARRANTIES. Mortgagor represents, warrants and covenants as follows:

(a)Mortgagor owns the Personal Property free from any lien, security interest, encumbrance or adverse claim, except as otherwise permitted hereunder or expressly approved by Mortgagee in writing. Mortgagor will notify Mortgagee of, and will protect, defend and indemnify Mortgagee against, all claims and demands of all persons at any time claiming any rights or interest in the Personal Property.

(b)The Personal Property has not been used and shall not be used or bought for personal, family, or household purposes, but shall be bought and used solely for the purpose of carrying on Mortgagor’s business.

(c)Mortgagor will not remove the Personal Property without the prior written consent of Mortgagee, not to be unreasonably withheld or delayed, except in the ordinary course of Mortgagor’s business. Any items removed which are reasonably necessary for the operation of the Property shall be promptly replaced by Mortgagor with other Personal Property of value equal to or greater than the value of the replaced Personal Property.

Section 13.03 CHARACTERIZATION OF PROPERTY. The grant of a security interest to Mortgagee in this Mortgage shall not be construed to limit or impair the lien of this Mortgage or the rights of Mortgagee with respect to any property which is real property or which the parties have agreed to treat as real property. To the fullest extent permitted by law, everything used in connection with the production of Rents and Profits is, and at all times and for all purposes and in all proceedings, both legal and equitable, shall be regarded as real property, irrespective of whether or not the same is physically attached to the Land and/or Improvements.

Section 13.04 PROTECTION AGAINST PURCHASE MONEY SECURITY INTERESTS. It is understood and agreed that in order to protect Mortgagee from the effect of U.C.C. Section 9‑313, as amended from time to time and as enacted in the State, in the event that Mortgagor intends to purchase any goods which may become fixtures attached to the Property, or any part of the Property, and such goods will be subject to a purchase money security interest held by a seller or any other party:

(a)Except as permitted under clause (t) of the definition of “Special Purpose Entity” in Section 2.10 hereof, before executing any security agreement or other document evidencing or perfecting the security interest, Mortgagor shall obtain the prior written approval of Mortgagee. All requests for such written approval shall be in writing and contain the following information: (i) a description of the fixtures (ii) the address at which the fixtures will be located; and (iii) the name and address of the proposed holder and proposed amount of the security interest.

(b)Mortgagor shall pay all sums and perform all obligations secured by the security agreement. A default by Mortgagor under the security agreement shall constitute a default under this Mortgage. If Mortgagor fails to make any payment on an obligation secured by a purchase money security interest in the Personal Property or any fixtures, Mortgagee, at its option, may pay the secured amount and Mortgagee shall be subrogated to the rights of the holder of the purchase money security interest.

(c)Except for the financing permitted under clause (t) of the definition of “Special Purpose Entity” in Section 2.10 hereof, Mortgagee shall have the right to acquire by assignment from the holder of the security interest for the Personal Property or fixtures, all contract rights, accounts receivable, negotiable or non‑negotiable instruments, or other evidence of indebtedness and to enforce the security interest as assignee.

(d)The provisions of subparagraphs (b) and (c) of this Section 13.04 shall not apply if the goods which may become fixtures are of at least equivalent value and quality as the Personal Property being replaced and if the rights of the party holding the security interest are expressly subordinated to the lien and security interest of this Mortgage in a manner satisfactory to Mortgagee.

ARTICLE XIV

MISCELLANEOUS COVENANTS

Section 14.01 NO WAIVER. No single or partial exercise by Mortgagee, or delay or omission in the exercise by Mortgagee, of any right or remedy under the Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement shall preclude, waive or limit the exercise of any other right or remedy. Mortgagee shall at all times have the right to proceed against any portion of, or interest in, the Property without waiving any other rights or remedies with respect to any other portion of the Property. No right or remedy under any of the Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement is intended to be exclusive of any other right or remedy but shall be cumulative and may be exercised concurrently with or independently from any other right and remedy under any of the Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement (as applicable) or under applicable law.

Section 14.02 NOTICES. All notices, demands and requests given or required to be given by, pursuant to, or relating to, this Mortgage shall be in writing. All notices shall be deemed to have been properly given if mailed by United States registered or certified mail, with return receipt requested, postage prepaid, or by United States Express Mail or other comparable overnight courier service to the parties at the addresses set forth in the Defined Terms (or at such other addresses as shall be given in writing by any party to the others) and shall be deemed complete upon receipt or refusal to accept delivery as indicated in the return receipt or in the receipt of such United States Express Mail or courier service.

Section 14.03 HEIRS AND ASSIGNS; TERMINOLOGY. (a) This Mortgage applies to Mortgagee and Mortgagor, and their heirs, legatees, devisees, administrators, executors, successors and assigns. The term “Mortgagor” shall include both the original Mortgagor and any subsequent owner or owners of any of the Property.

(b)In this Mortgage, whenever the context so requires, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural.

Section 14.04 SEVERABILITY. If any provision of this Mortgage should be held unenforceable or void, then that provision shall be separated from the remaining provisions and shall not affect the validity of this Mortgage except that if the unenforceable or void provision relates to the payment of any monetary sum, then, Mortgagee may, at its option, declare the Secured Indebtedness immediately due and payable.

Section 14.05 APPLICABLE LAW. This Mortgage shall be construed and enforced in accordance with the laws of the State.

Section 14.06 CAPTIONS. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit, or describe the scope or intent of any provisions of this Mortgage.

Section 14.07 TIME OF THE ESSENCE. Time shall be of the essence with respect to all of Mortgagor’s obligations under this Mortgage, the other Loan Documents, and the Unsecured Indemnity Agreement.

Section 14.08 NO MERGER. In the event that Mortgagee should become the owner of the Property, there shall be no merger of the estate created by this Mortgage with the fee estate in the Property.

Section 14.09 NO MODIFICATIONS. This Mortgage may not be changed, amended or modified, except in a writing expressly intended for such purpose and executed by Mortgagor and Mortgagee.

Section 14.10 ENTIRE AGREEMENT. This Mortgage, the Note, the other Loan Documents, the Guaranty, and the Unsecured Indemnity Agreement constitute the entire agreement between Mortgagor and Mortgagee with respect to the subject matter hereof and all understandings, oral representations and agreements heretofore or simultaneously had among the parties are merged in, and are contained in, such documents and instruments.

Section 14.11 COUNTERPARTS. This Mortgage may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Signature and acknowledgment pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature and acknowledgment pages are physically attached to the same instrument.

Section 14.12 NO THIRD PARTY BENEFICIARIES. Nothing contained herein is intended or shall be deemed to create or confer any rights upon any third person not a party hereto, whether as a third‑party beneficiary or otherwise, except as expressly provided herein.

ARTICLE XV

SPECIAL NEW JERSEY PROVISIONS

Section 15.01 INCONSISTENCIES. In the event of any inconsistencies between the terms and conditions of this Article XV and any other terms of this Mortgage the terms and conditions of this Article XV shall control and be binding.

Section 15.02 WARRANTY OF TITLE. The words “and grant a security interest in” are hereby inserted in Section 2.03 immediately after the words “convey or encumber” and immediately prior to the words “the Property”.

Section 15.03 NEW JERSEY SPILL ACT AND ISRA. The following is hereby added as Section 6.07:

A.    Mortgagor represents and warrants, based upon an environmental assessment of the Property and information that Mortgagor knows or should have reasonably known, that: (a) no portion of the Property has ever been used by Mortgagor or any former owner, occupant or operator to generate, manufacture, refine, produce, treat, store, handle, dispose of, transfer, process or transport Hazardous Materials in violation of applicable Environmental Laws, whether or not any of those parties has received notice or advice from any governmental agency or other source with respect thereto; (b) no portion of the Property is now nor at any time that Mortgagor has owned the Property, nor at any time prior to Mortgagor acquiring title to the Property has ever been, used as a “Major Facility,” as that term is defined in the Spill Compensation and Control Act, N.J.S.A. 58:10‑23.11 et seq. (said Spill Compensation and Control Act together with any amendments or revisions thereof and any regulations promulgated pursuant thereto being hereinafter collectively called the “Spill Act”), and that Mortgagor has not used, and does not intend to use, any portion of the Property for that purpose; (c) at any time that Mortgagor has owned the Property and at any time prior to Mortgagor acquiring title to the Property, Hazardous Materials have not been transported from the Property to another location which is not in compliance with all Environmental Laws; (d) there are no environmental permits required for current or anticipated uses of the Property that have not been obtained; (e) no lien has attached to the Property under the Spill Act or any other Environmental Laws that have not been removed; and (f) Mortgagor has not in the past, and does not now own, operate or control any “Major Facility” (as such term is defined in the Spill Act) or any hazardous or solid waste disposal facility.
B.    If a lien is filed against the Property pursuant to the Spill Act or any other Environmental Laws, Mortgagor shall within thirty (30) days either: (i) pay the claim and remove the lien from the Property, or (ii) furnish (a) a bond reasonably satisfactory to Mortgagee and the title insurance company which issued the Title Insurance Policy in the amount of the claim out of which the lien arises, (b) a cash deposit in the amount of the claim out of which the lien arises, or (c) other security reasonably satisfactory to Mortgagee in an amount sufficient to discharge the claim out of which the lien arises. In addition to the foregoing, Mortgagor hereby agrees to defend, indemnify and to save Mortgagee harmless from and against all loss, damage, liability and expense (including attorney’s fees and expenses) which Mortgagee may sustain by reason of any lien filed against the Property pursuant to the Spill Act or any other environmental federal, state or local laws, ordinances, rules or regulations. Mortgagor shall be personally liable to Mortgagee for the foregoing notwithstanding any exculpatory provisions contained in the Mortgage, the Note, the other Loan Documents, the Guaranty or the Unsecured Indemnity Agreement.
C.    All references herein to executives, departments, funds, statutes, and acts of the State are not intended to be exclusive and shall be deemed to apply to any successors, replacements or amendments thereof and any additional environmental statutes, rules, regulations, organizations and persons of a similar nature, whether of the State or the United States of America.
D.    Upon Mortgagee’s request, and in all events no later than sixty (60) days prior to “closing, terminating or transferring operations” (as such term is defined in the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K‑6 et seq., and the regulations promulgated pursuant thereto (said New Jersey Industrial Site Recovery Act together with any amendments or revisions thereof and any regulations promulgated pursuant thereto hereinafter collectively called “ISRA”)) by Mortgagor, Mortgagor, at its sole cost and expense, shall, to the extent permitted by law, provide Mortgagee a certified true copy of the following, as applicable:
(i)    an attorney’s opinion letter addressed to Mortgagee in a form reasonably satisfactory to Mortgagee’s counsel, stating that ISRA does not then apply to: (x) Mortgagor, (y) the use of and occupancy of the Property and (z) the closing, terminating or transferring of operations of all or any portion of the Property; or
(ii)    the New Jersey Department of Environmental Protection has issued an authorization letter to the owner or operator pursuant to N.J.A.C. 7:26B-1.8(a); or
(iii)    the LSRP has submitted to the New Jersey Department of Environmental Protection (“DEP”) a Remedial Action Workplan for the industrial establishment, along with the Remedial Action Workplan and Certification Forms (collectively, the “LSRP-certified Remedial Action Workplan”); or
(iv)    the LSRP has issued a Response Action Outcome for the industrial establishment pursuant to N.J.A.C. 7:26C-6; or
(v)    a De Minimis Quantity Exemption (as such term is defined in ISRA) issued by DEP to Mortgagor; or

(vi)    the submission of a Remediation Certificate accompanied by a Remediation Funding Source form(s) prepared in accordance with N.J.A.C. 7:26C-5 (collectively, the “Remediation Funding Package”), permitting the sale or transfer of ownership or operations prior to completion of all ISRA compliance requirements.
Nothing in this subsection D shall be construed as limiting Mortgagor’s obligation to otherwise comply with ISRA.
E.    If Mortgagor complies with subsection D by:
(i)    obtaining an LSRP-certified Remedial Action Workplan or Remediation Funding Package, Mortgagor shall (x) promptly implement and prosecute to completion or cause to be so implemented and prosecuted the LSRP-certified Remedial Action Workplan or the requirements of the Remediation Funding Package, as the case may be, in accordance with the schedules contained therein or as may be otherwise ordered or directed by DEP or such other agency or body as shall then have jurisdiction over the LSRP-certified Remedial Action Workplan or the Remediation Funding Package. Mortgagor expressly understands and acknowledges that Mortgagor’s compliance with the provisions of subsections D and E may require Mortgagor to expend funds or do acts after the expiration or termination of the term of one or more space leases (“Space Leases”) between Mortgagor and one or more tenants. Mortgagor shall expend such funds and do such acts and shall not be excused therefrom even though the term of the Space Lease shall have previously expired or been terminated and notwithstanding any provisions in any such Space Lease or in ISRA placing the burden of compliance on a tenant, and (y) provide an affidavit dated not more than ten (10) days nor less than five (5) days prior to the closing, terminating or transferring of operations that it is in full compliance with and has not received any notice that it has violated the terms of the LSRP-certified Remedial Action Workplan or the Remediation Funding Package, as the case may be, including without limitation, the terms regarding the establishment and maintenance of a remediation funding source, such affidavit to be provided to Mortgagee within two (2) days after its execution;
(ii)    providing an attorney’s opinion letter. Mortgagor shall reiterate, in affidavit form, dated not more than ten (10) days nor less than five (5) days prior to the closing, terminating or transferring of operations, that the facts upon which the attorney’s letter are based are and remain true as of that date, such affidavit to be provided to Mortgagee within two (2) days after its execution.
F.    The obligations and liabilities of Mortgagor under Section 15.03 of this Mortgage shall survive any entry of a judgment of foreclosure or the delivery of a deed in lieu of foreclosure of the Mortgage for a period of five (5) years.
Section 15.04 COPY OF MORTGAGE. Mortgagor represents and warrants that it has received a true copy of this Mortgage without charge.

Section 15.05 REAL PROPERTY GRANT. The words “bargains, sells, transfers, conveys,” are hereby inserted in Section 1.01 immediately after the words “mortgages, grants,” and immediately prior to the words “assigns and warrants”.

Section 15.06 NO CREDIT FOR TAXES PAID. The following is hereby added as Section 2.04(c): No owner of the Property shall be entitled to any credit against the Debt by reason of the payment of any Imposition.

ARTICLE XVI

TRS SUBSIDIARY PROVISIONS

Section 16.01 Taxable REIT SUBSIDIARY. Notwithstanding the prohibitions in Article 10 hereof Mortgagee will consent to Mortgagor forming a taxable REIT subsidiary (the “TRS Subsidiary”) which will operate a “TRS Subsidiary Business” at the Property and own all related TRS Subsidiary Revenues (defined below), provided that Mortgagor satisfies the TRS Conditions Precedent and (b) TRS Subsidiary Revenues for any calendar year shall not exceed ten percent (10%) of the gross income from occupancy of the Property in any calendar year.

(a)A “TRS Subsidiary Business” means the operation of any business in which a real estate investment trust is not permitted to engage in without the potential for adverse tax consequences, to the extent that such business (i) is related to and conducted at the Property, and (ii) does not result in a material adverse change in the financial condition of the Mortgagor or to the Property.

(b)The “TRS Conditions Precedent” mean that prior to or at the time the TRS Subsidiary is formed as a subsidiary of Mortgagor, Mortgagor must satisfy the following conditions precedent, each in form and substance satisfactory to Mortgagee in its reasonable discretion:

(i)Mortgagor and its general partner will continue to be an SPE Entity until the Loan is paid in full;

(ii)The Mortgagor will cause the TRS Subsidiary to be an SPE Entity and wholly-owned by Mortgagor until the Loan is paid in full;

(iii)Mortgagor shall have furnished to Mortgagee certificates of insurance evidencing that insurance coverages are in effect with respect to the TRS Subsidiary, in accordance with the insurance requirements set forth in Article 3 hereof, for which premiums have been paid with endorsements reasonably satisfactory to Mortgagee;

(iv)Mortgagor shall have furnished to Mortgagee proof reasonably satisfactory to Mortgagee of the authority, formation, organization and good standing of the TRS Subsidiary in the state of organization and each state in which the TRS Subsidiary is qualified to do business in order to discharge its obligations under the Loan Documents;

(v)Mortgagor shall have furnished to Mortgagee opinions from counsel (which, as to due authorization, may be given by in-house counsel to The Taubman Company) for the TRS Subsidiary, Mortgagor and Liable Party covering due formation, existence and good standing, execution and delivery, authorization, enforceability of the TRS Subsidiary Loan Documents and any documents executed in connection therewith and the filing of any UCC-1 financing statements;

(vi)The TRS Subsidiary shall guaranty the Mortgagor’s obligations under the Loan Documents and pledge its assets and income to secure the Secured Indebtedness in a manner reasonably satisfactory to Mortgagee and any other documents reasonably required by Mortgagee (the “TRS Subsidiary Loan Documents”) following review of the organizational and other documentation with respect to the TRS Subsidiary;

(vii)Mortgagor shall have furnished Mortgagee current searches of all Uniform Commercial Code Financing Statements filed with the Secretary of State in the jurisdiction in which the TRS Subsidiary is organized demonstrating the absence of security interests in the assets of the TRS Subsidiary; and

(viii)Mortgagor shall pay any reasonable expenses incurred by Mortgagee in connection with the formation of the TRS Subsidiary and the documentation contemplated herein.

Section 16.02 TRS DOCUMENTS. The TRS Subsidiary Loan Documents shall include an agreement in favor of Mortgagee pursuant to which the TRS Subsidiary will (i) guarantee payment of all obligations of Mortgagor under the Loan Documents and the Unsecured Indemnity Agreement to pay the Secured Indebtedness payable to Mortgagee with respect to the Loan and to perform and observe all of the terms, covenants and provisions of each of the Loan Documents and the Unsecured Indemnity Agreement, including the payment of interest that, but for the commencement of a case under the Bankruptcy Code, would accrue on such Secured Indebtedness (the “TRS Guaranteed Obligations”); (ii) grant to Mortgagee a first priority security interest in (a) any and all income, receivables, receipts, revenues, cash, profits, charges for services rendered, and other consideration of whatever form or nature received or paid to or for the account of or benefit of the TRS Subsidiary from any and all sources in connection with the operation of the TRS Subsidiary Business, whether constituting accounts, general intangibles, money or otherwise (the “TRS Subsidiary Revenues”), and (b) all property of any kind, including without limitation, all equipment and trade fixtures owned by the TRS (the “TRS Assets”), and all proceeds thereof as collateral security for the TRS Guaranteed Obligations and the TRS Subsidiary’s guaranty thereof; (iii) agree to distribute to the Borrower Account, no less frequently than monthly, all TRS Subsidiary Profits, which will become the property of Mortgagor and will become part of the Property; provided however, that upon the occurrence of and during the continuance of an Event of Default or a Lockbox Event until a Lockbox Termination Event, at such time that the TRS Subsidiary Profits accumulate to the extent that they exceed $100,000.00, Mortgagor and Manager shall cause all TRS Subsidiary Profits to be transferred (less and except reasonable reserves for anticipated operating expenses of the TRS Subsidiary, not to exceed $25,000.00), by wire transfer or the automated clearing house system, to the Lockbox Account; (iv) agree to subordinate any indebtedness of Mortgagor to the TRS Subsidiary then or later existing, together with any interest thereon, to the TRS Guaranteed Obligations. For purposes hereof, “TRS Subsidiary Profits” shall mean, for any period, TRS Subsidiary Revenues for such period minus all actual operating, renting, administrative, management, legal and other expenses of the TRS Subsidiary during such period.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Mortgagor and Mortgagee have executed this Mortgage, or have caused this Mortgage to be executed by their respective duly authorized representative(s) as of the Execution Date.
MORTGAGOR:
SHORT HILLS ASSOCIATES, L.L.C.,
a Delaware limited liability company

By: /s/ Simon J. Leopold
Name: Simon J. Leopold
Title: Authorized Signatory

[Signature Pages Follow]

ACKNOWLEDGMENT
STATE OF Michigan     )
)    ss.:
COUNTY OF Oakland     )
I CERTIFY that on August 31, 2015, Simon J. Leopold personally appeared before me and that this person acknowledged under oath, to my satisfaction, that:

(a)	this person is the Authorized Signatory of Short Hills Associates, L.L.C., the limited liability company named in the attached document;

(b)	this person executed and delivered the attached document as the voluntary act and deed of the limited liability company; and

(c)	this person was authorized by the members of the limited liability company to execute and deliver the attached document on behalf of the limited liability company.

Sworn to and subscribed before me
on this 31st day of August, 2015.

                             TERESA L DREER
                             Notary Public - Michigan
/s/ Teresa L Dreer                     Oakland County
Notary Public                         My Commission Expires May 15, 2018
Acting in the County of Oakland

MORTGAGEE:
METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation
By:     /s/ Michael Hofheinz
Name: Michael Hofheinz
Title: Director

[Signature Pages Follow]

ACKNOWLEDGMENT
STATE OF New Jersey     )
)    ss.:
COUNTY OF Morris     )
I certify that on September 2nd, 2015, Michael Hofheinz personally came before me and that this person acknowledged under oath, to my satisfaction, that:

(a)	this person is the Director of Metropolitan Life Insurance Company, a New York corporation, the corporation named in the attached document;

(b)	this person executed and delivered the attached document as the voluntary act and deed of the corporation;

(c)	this person knows the proper seal of the corporation which was affixed to this document; and

(d)	this person was authorized by the board of directors of the corporation to execute and deliver the attached document on behalf of the corporation.

Sworn to and subscribed before me
on this     2nd day of September, 2015.

/s/ Patricia Tatro
Notary Public

PATRICIA TATRO
NOTARY PUBLIC
STATE OF NEW JERSEY
My Commission Expires August 13, 2017

MORTGAGEE:
NEW YORK LIFE INSURANCE COMPANY

By:     /s/ Laura Cardno
Name: LAURA CARDNO
Title: CORPORATE VICE PRESIDENT

[Signature Page Follows]

ACKNOWLEDGMENT
STATE OF NY         )
)    ss.:
COUNTY OF NY          )
I certify that on Aug. 24, 2015, LAURA CARDNO personally came before me and that this person acknowledged under oath, to my satisfaction, that:

(a)	this person is the CORPORATE VICE PRESIDENT of New York Life Insurance Company, a ____________ corporation, the corporation named in the attached document;

(b)	this person executed and delivered the attached document as the voluntary act and deed of the corporation;

(c)	this person knows the proper seal of the corporation which was affixed to this document; and

(d)	this person was authorized by the board of directors of the corporation to execute and deliver the attached document on behalf of the corporation.

Sworn to and subscribed before me
on this 24 day of Aug., 2015.

                         KATHLEEN R. BROWN
                         Notary Public State of New York
/s/ Kathleen R. Brown             New York County
Notary Public                     Lic. #01BR5070610
Comm. Exp. December 23, 2018

MORTGAGEE:
PACIFIC LIFE INSURANCE COMPANY
By:     /s/ John M. Waldeck
Name: JOHN M. WALDECK
Title: Vice President

By:     /s/ Debra Cunningham
Name: Debra Cunningham
Title: Assistant Secretary

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of the document.

ACKNOWLEDGMENT
STATE OF CALIFORNIA    )

COUNTY OF ORANGE    )
On AUGUST 21, 2015, before me, MORGAN ACHZIGER, a Notary Public, personally appeared JOHN M. WALDECK, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my name and official seal.

Signature /s/ Morgan Achziger

MORGAN ACHZIGER
Commission # 1954054
Notary Public - California
Orange County
My Comm. Expires Sep 26, 2015

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of the document.

ACKNOWLEDGMENT
STATE OF CALIFORNIA    )

COUNTY OF ORANGE    )
On AUGUST 21, 2015, before me, MORGAN ACHZIGER, a Notary Public, personally appeared DEBRA CUNNINGHAM, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my name and official seal.

Signature /s/ Morgan Achziger

MORGAN ACHZIGER
Commission # 1954054
Notary Public - California
Orange County
My Comm. Expires Sep 26, 2015

EXHIBIT “A”
PROPERTY DESCRIPTION
Premises situated in the Township of Millburn, Essex County, New Jersey
BEGINNING at a point in the Northwesterly sideline of Canoe Brook Road where the same is intersected by the Westerly line of lands of Commonwealth Water Company, and from said point of BEGINNING running, thence;

1.	Along said Northwesterly sideline of Canoe Brook Road South 75 degrees, 56 minutes, and 35 seconds West, 691.87 feet to a, point, thence;

2.	Still along the same Southwesterly on a curve to the “left having a radius of 427.00 feet for a distance of 408.04 feet to a point, thence;

3.	Along the Westerly sideline of Canoe Brook Road south 21 degrees, 11 minutes, and 30 seconds West 214.49 feet to a point, thence;

4.
Still along said sideline and merging into the Northerly right-of-way line of New Jersey Route 24 Freeway, Southwesterly on a curve to the right having a radius of 40.00 feet for a distance of 56.80 feet to a point, thence;

5.	Along said right-of-way line North 77 degrees, 27 minutes, and 21 seconds West 93.92 feet to a point, thence;

6.	Still along the same Northwesterly on a curve to the right having a radius of 3,990.00 feet for a distance of 253.27 feet to a point thence;

7.	Still along same North 73 degrees, 49 minutes, and 08 seconds West 181.36 feet to a point, thence;

8.	Still along same Northwesterly on a curve to the right having a radius of 1,699.50 feet for a distance of 213.43 feet to a point, thence;

9.	Still along same Northwesterly on a curve to the right having a radius of 890.00 feet for a distance of 220.31 feet to a point, thence;

10.	Still along same Northwesterly on a curve to the right having a radius of 140.00 feet for a distance of 117.10 feet to a point, thence;

11.	Along the Easterly right-of-way line of New Jersey Route 24 Freeway Northerly on a curve to the right having a radius of 415.00 feet for a distance of 114.97 feet to a point, thence;

12.	Still along same North 21 degrees, 11 minutes, and 48 seconds East 278.28 feet to a point. thence;

13.	Still along same North 20 degrees, 54 minutes, and 18 seconds East 227.94 feet to a point, thence;

14.	Still along same North 48 degrees, 14 minutes, and 05 seconds West 51.23 feet to a point, thence;

15.	Still along same Northeasterly on a curve to the right having a radius of 995.00 feet for a distance of 57.00 feet to a point, thence;

16.	Still along same South 56 degrees, 02 minutes, and 29 seconds East 44.28 feet to a point, thence;

17.
Still along same Northeasterly on a-curve to the right having a radius of 619.00 feet for a distance of 288.48 feet to a point on the Southeasterly right-of-way line of John F. Kennedy Parkway, thence; the. following six courses along the Southeasterly and southerly right-of-way line of John F. Kennedy Parkway, thence;

18.	North 65 degrees, 16 minutes, and 03 seconds East 331.49 feet to a point, thence;

19.	Easterly on a curve to the right having a radius of 901.00 feet for a distance of 745.54 feet to a point, hence;

20.	South 67 degrees, 49 minutes, and 47 seconds East 221.61 feet to a point, thence;

21.	Easterly on a curve to the right having a radius of 38.00 feet for a distance of 14.48 feet a point, thence;

22.	South 68 degrees, 55 minutes, and 17 seconds East 179.59 feet to a point, thence;

23.	Easterly on a curve to the left having a radius of 950.68 feet for a distance of 304.48 feet to the Westerly lands of Mack Properties Co. #3, thence;

24.	Along said lands South 8 degrees, 42 minutes, and 00 seconds West 189.40 feet to a point in same, thence;

25.	Still along the westerly line of Mack Properties Co. #3 and the Commonwealth Water Company south 10 degrees, 41 minutes, and 00 seconds West 364.16 feet to the point or place of BEGINNING.
BEING ALSO KNOWN AS:
LOT 1, BLOCK 5303, ON THE OFFICIAL TAX MAP OF THE TOWNSHIP OF MILLBURN IN THE COUNTY OF ESSEX.
PARCEL II:
Together with those rights and easements constituting rights in real property created, defined and limited by that certain Construction Operation and Reciprocal Easement Agreement dated June 11, 1993 by and among Short Hills Associates, The Neiman Marcus Group, Inc., Nordstrom, Inc. and Saks & Company, recorded June 14, 1993 in Deed Book 5263, page 817, in the Essex County Register’s Office, New Jersey.

EXHIBIT “B”
LEASING GUIDELINES
Mortgagor may, at all times, lease the Property in its discretion reasonably exercised in a manner consistent with its past practice and then current market conditions existing in the New York‑New Jersey‑Connecticut metropolitan area. Each Lease and License Agreement entered into after the Execution Date (including the renewal or extension on or after the Execution Date of any Lease entered into prior to the Execution Date if the rent payable during such renewal or extension, or a formula or other method to compute such rent, is not provided for in such Lease (such a renewal or extension a “Renewal Lease”)) either (a) (i) shall provide for payment of rent and all other material amounts payable thereunder at rates at least equal to the fair market rental value comparable to existing local market rates and terms (taking into account the type and quality of the tenant as of the date such Lease is executed by Mortgagor), contain then prevailing practices with respect to tenant concessions, tenant expense pass‑throughs, common area maintenance charges, and incentives in comparable shopping centers in the New York‑New Jersey‑Connecticut metropolitan area, and (ii) is an arms‑length transaction with a bona fide, independent third party tenant, or (b) shall not impair the value of the Property taken as a whole and is an arms‑length transaction with a bona fide third party tenant, or (c) shall be consented to by Mortgagee. Mortgagor may, without the consent of Mortgagee, amend, modify or waive the provision of any Lease or terminate, reduce rents under or shorten the term of any Lease or License Agreement provided that such action (taking into account, in the case of a termination, reduction in rent or shortening of term, the planned alternative use of the affected space) does not impair the value of the Property taken as a whole.
Notwithstanding the foregoing, if the Debt Yield with respect to the Loan falls below 6.75% (the “Minimum Debt Yield”), all Leases thereafter entered into by Mortgage that (i) cover over five thousand (5,000) square feet, or (ii) have lease terms longer than ten (10) years, or (iii) are not substantially on the standard form of lease approved by Mortgagee, must be approved by Mortgagee, such approval not to be unreasonably withheld or delayed. Notwithstanding the foregoing, after the Debt Yield falls below the Minimum Debt Yield, if the Debt Yield shall thereafter rise to or above the Minimum Debt Yield and remain at or above the Minimum Debt Yield for six (6) consecutive months, the original leasing guidelines set forth above shall again become operative.
Mortgagee shall respond to a request for Mortgagor’s approval of a Lease within fifteen (15) Business Days, with respect to any Major Lease, and ten (10) Business Days, with respect to any other tenants, and shall either (a) approve the draft, or (b) provide written comments or objections to the draft. Provided that Mortgagor prominently captions its request for approval in the following manner: “METLIFE'S FAILURE TO RESPOND TO THIS REQUEST FOR APPROVAL OF THIS LEASE WITHIN FIFTEEN(15)/TEN (10) [AS APPLICABLE] BUSINESS DAYS SHALL RESULT IN METLIFE'S APPROVAL OF THIS LEASE BEING DEEMED AUTOMATICALLY GIVEN”, in the event that Mortgagee fails to so respond to such request for approval not later than the tenth (10th)/fifteenth (15th) (as applicable) Business Day after Mortgagee’s receipt of a Mortgagor’s request and the foregoing information, Mortgagee shall be deemed to have given such approval.

EXHIBIT “C”
SCHEMATIC DIAGRAM OF ORGANIZATIONAL STRUCTURE
[see attached]

ORGANIZATIONAL CHART FOR
THE MALL AT SHORT HILLS

ORGANIZATIONAL CHART
OF
THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP1

As of August 31, 2015

1 As of August 31, 2015, Taubman Ventures Group LLC, a Michigan limited liability company (EIN: 38-3080730), owned a 26.0% beneficial interest in TRG and was the only holder (directly or indirectly) of OP Units in TRG greater than 25%.

EXHIBIT “D”
INTENTIONALLY OMITTED

EXHIBIT “E”
FORM OF TENANT DIRECTION LETTER

SHORT HILLS ASSOCIATES, L.L.C.
200 East Long Lake Road
Bloomfield Hills, Michigan 48304
____________________ __, 2015

[Tenant under Leases]
[Tenant Address]

Re:	Lease dated ____________________ between _____________________, as Landlord, and ________________________, as Tenant, concerning premises known as The Mall at Short Hills, Millburn, New Jersey
Ladies and Gentlemen:
This letter shall constitute notice to you that the undersigned has granted a security interest in the captioned lease and all rents, additional rent and all other monetary obligations to landlord thereunder (collectively, “Rent”) in favor of Metropolitan Life Insurance Company, a New York corporation, New York Life Insurance Company, a New York mutual insurance company, and Pacific Life Insurance Company, a Nebraska corporation, as lender (collectively, “Lender”), to secure certain of the undersigned’s obligations to Lender. The undersigned hereby irrevocably instructs and authorizes you to disregard any and all previous notices sent to you which directed you to send Rent to a particular address and hereafter to deliver all Rent to the following address:
Comerica Bank
Department 53501
Short Hills Associates LLC
P.O. Box 6700
Detroit, Michigan 48267-0535

The instructions set forth herein are irrevocable and are not subject to modification in any manner, except that Lender, or any successor lender so identified by Lender, may by written notice to you rescind the instructions contained herein.
Sincerely,
SHORT HILLS ASSOCIATES, L.L.C., a Delaware limited liability company

By:	________________________________
Name: Simon J. Leopold
Title: Authorized Signatory

EXHIBIT “F”

FORM OF TERMINATION LETTER

[LENDER’S LETTERHEAD]

To All Tenants of The Short Hills Mall

Re:	Lease between you, as Tenant and Short Hills Associates, L.L.C., as Landlord, concerning your leased premises at The Short Hills, Mall in Short Hills, New Jersey

Ladies and Gentlemen:

This letter shall constitute notice to you that Metropolitan Life Insurance Company, a New York corporation, New York Life Insurance Company, a New York mutual insurance company, and Pacific Life Insurance Company, a Nebraska corporation, collectively as lender, under a certain Assignment of Leases and Rents dated as of September 15, 2015, no longer has any interest in your lease or any rents due to Landlord thereunder. You are hereby instructed to send all rents due as directed by your Landlord or its successors and assigns.

Very truly yours,

LENDER:

METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation	PACIFIC LIFE INSURANCE COMPANY

By: _________________________________	By: _________________________________
Name:	Name:
Title:	Title:

NEW YORK LIFE INSURANCE COMPANY

By: _________________________________
Name:
Title: